As filed with the Securities and Exchange Commission on June 19, 2002

                                                      Registration No. 333-87352

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           MONMOUTH COMMUNITY BANCORP
                 (Name of small business issuer in its charter)

     New Jersey                       6711                       22-3757709
(State or jurisdiction      (Primary Standard                 (I.R.S. Employer
of incorporation or         Industrial Classification        Identification No.)
organization)               Code Number)

                                627 Second Avenue
                          Long Branch, New Jersey 07740
                                 (732) 571-1300
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and place of business)

                                James S. Vaccaro
                      Chairman and Chief Executive Officer
                           Monmouth Community Bancorp
                                627 Second Avenue
                          Long Branch, New Jersey 07740
                                 (732) 571-1300
            (Name, including zip code, address and telephone number,
                   including area code, of agent for service)

                        Copies of all communications to:

                              Paul T. Colella, Esq.
                        Giordano, Halleran & Ciesla, P.C.
                        125 Half Mile Road, P.O. Box 190
                          Middletown, New Jersey 07748
                                 (732) 741-3900

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                               Calculation of Registration Fee


-------------------------- ----------------- ---------------- ----------------- ---------------
                                                                  Proposed
                                                Proposed          Maximum
 Title of each Class of                          Maximum         Aggregate        Amount of
    Securities to be         Amount to be    Offering Price    Offering Price    Registration
       Registered             Registered      Per Share (1)         (1)              Fee
-------------------------- ----------------- ---------------- ----------------- ---------------
 Common Stock, $0.01 par      1,173,415      $       13.61    $  15,970,178     $      1,469
     value per share
-------------------------- ----------------- ---------------- ----------------- ---------------

                              1,023,415 (2)           ---              ---               ---
         Rights
-------------------------- ----------------- ---------------- ----------------- ---------------
                                             $       13.61    $  15,970,178     $      1,469
          Total
-------------------------- ----------------- ---------------- ----------------- ---------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) Pursuant to Rule 457(g), no separate registration fee for the rights is required.



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This Preliminary Prospectus is not an offer to sell nor does it seek an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.


                   Subject to Completion, Dated June 19, 2002


PROSPECTUS
                           MONMOUTH COMMUNITY BANCORP
                        1,173,415 Shares of Common Stock
                    1,023,415 Rights to Purchase Common Stock


     Monmouth Community Bancorp, a bank holding company which owns Monmouth Community Bank, National Association, a national bank headquartered in Long Branch, New Jersey, is offering to its existing shareholders as of June ___, 2002, the right to purchase one share of holding company common stock for each share they own. The rights expire on August 31, 2002. Following the offering of shares of common stock to our existing shareholders, we will offer 150,000 shares of common stock to the public, plus the amount of shares not purchased by shareholders receiving rights. A total of 1,173,415 shares of our common stock will be offered for sale. The offering will end on October 31, 2002, unless extended by us, at our sole discretion. (Continued on next page.)

     Our common stock currently trades on the NASDAQ OTC Bulletin Board under the symbol MMTH.

     Investment in the shares of common stock offered involves certain significant risks. See "Risk Factors" on page ____ for certain information that should be considered before purchasing any of the offered shares.




Title of Each Class of Securities                                        Offering    Proceeds to
                                         Amount to      Underwriting     Price Per     Holding
                                          be Sold      Commissions(1)      Unit       Company(2)
                                          -------      --------------      ----       ----------
Common Stock............................ 1,173,415          None         $________     $_______
Rights..................................    N/A             None            N/A           N/A


(1) The shares of common stock being offered hereby will be offered and sold by the officers and directors of the holding company and Monmouth Community Bank. No commissions or other compensation will be paid to the officers and directors of the holding company or Monmouth Community Bank in connection with the offering.

(2) Before deduction of approximately $125,000 in estimated expenses to be incurred by the holding company in connection with the offering, which includes approximately $100,000 for legal and accounting fees and related expenses and approximately $25,000 for printing, postage and related costs.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     These securities are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.


                  The date of this Prospectus is June __, 2002.

     The offering price of the shares of common stock being offered by us is $________ per share. Since the commencement of trading in our common stock, there has been limited trading activity in the shares and the trading volume has been low. Taking into account this limited trading activity and low trading volume, our board of directors has determined that the offering price should be based on an average of the posted bid and asked prices of each of the NASDAQ OTC Bulletin Board listed market makers in our common stock (excluding those market makers that have not traded our common stock in 2002) for the twenty (20) trading days immediately prior to June ___, 2002, the date the offering commenced. On June ___, 2002, the average of the posted bid and asked prices of each of the NASDAQ OTC Bulletin Board listed market makers in our common stock (excluding those market makers that have not traded our common stock in 2002) was $________.

     No minimum number of shares of our common stock must be sold in order to complete the offering. Unless, at our sole discretion, we permit a smaller purchase, each subscriber must purchase a minimum of 100 shares; provided, however, that any shareholder owning less than 100 shares on June ___, 2002, may purchase less than 100 shares, but not less then the number of shares owned on such date. Shareholders who choose not to exercise their rights to purchase additional shares of common stock will continue to own the same number of shares they currently own, but will likely own a smaller percentage of the total number of outstanding shares of our common stock after completion of the offering.

     Each member of our board of directors has expressed an interest to maintain his current ownership position with the holding company through the purchase of shares in the offering. However, the level of participation of each director is dependent upon, among other things, the liquidity available to him at the time of the offering. While individual participation has not been specifically quantified, it is anticipated that our directors will invest approximately $1,000,000 into the holding company through the purchase of shares being offered by us in the offering.

                                TABLE OF CONTENTS

                                                                       PAGE

PROSPECTUS SUMMARY.......................................................4

RISK FACTORS.............................................................9


SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.......................17


USE OF PROCEEDS.........................................................18

MARKET FOR COMMON STOCK.................................................19

DETERMINATION OF OFFERING PRICE.........................................20

DIVIDENDS...............................................................20

SELECTED FINANCIAL DATA.................................................21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS...................................23

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF
  MANAGEMENT............................................................42

DESCRIPTION OF BUSINESS AND SERVICES....................................45

GOVERNMENT REGULATION...................................................51

MANAGEMENT..............................................................57

RELATED PARTY TRANSACTIONS..............................................66

DESCRIPTION OF COMMON STOCK.............................................67

PLAN OF DISTRIBUTION....................................................69

LEGAL MATTERS...........................................................71

EXPERTS.................................................................71

ADDITIONAL INFORMATION..................................................71



     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements.

Our Business


     We are a single-bank holding company headquartered in Long Branch, New Jersey. Our wholly-owned subsidiary, Monmouth Community Bank, provides a full range of banking services to individual and business customers located primarily in coastal Monmouth County, New Jersey. Monmouth Community Bank has four full service branches located in Long Branch, Spring Lake Heights, Little Silver and Neptune City, New Jersey. Monmouth Community Bank is a national association chartered by the Office of the Comptroller of the Currency, and its deposits are insured by the Federal Deposit Insurance Corporation. As such, it is subject to supervision and regulation by these agencies. In addition, as the parent corporation of Monmouth Community Bank, the holding company is subject to supervision and regulation as a bank holding company by the Board of Governors of the Federal Reserve System. See "Description of Business and Services" and "Government Regulation."


     Our principal office is located at 627 Second Avenue, Long Branch, New Jersey 07740, and our telephone number there is (732) 571-1300.

Our History and Plans for the Near Future


     Monmouth Community Bank began operating on July 28, 1998. Monmouth Community Bancorp was incorporated in New Jersey in 1999, and became the holding company of Monmouth Community Bank on August 31, 2000. In 2001, Monmouth Community Bank converted from a state-chartered bank to a national association chartered by the Office of the Comptroller of the Currency. Since the inception of Monmouth Community Bank, our total assets have grown to $130.4 million and our deposits have grown to $121.3 million as of March 31, 2002. Our net income for the quarter ended March 31, 2002 was $103 thousand, and our net income for the year ended December 31, 2001 was $537 thousand. For a more detailed discussion of the results of our operations, please review the section of this prospectus captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     In the future, we plan to enhance profitability and shareholder value by increasing our market share in the greater Monmouth County and surrounding areas through the establishment of additional branch locations and by continuing to provide a high level of personal service to small to medium sized businesses and professional firms as well as individuals at our existing branch locations and at future locations.

     In furtherance of our plan to increase our market share, we have recently applied to the Office of the Comptroller of the Currency for the establishment of two new full service bank branches. On May 7, 2002, an application was filed for the establishment of a branch to be located at 61 Main Avenue, Ocean Grove, New Jersey. An application for another full service branch, to be located at 3636 Highway 33, Neptune, New Jersey, was filed on June 6, 2002. Although we believe that both prospective branches will allow us to increase our market share in Monmouth County, New Jersey by allowing us to better service our existing customers and develop relationships with new retail and commercial customers, no assurance can be given by us that the Office of the Comptroller of the Currency will approve our applications.


Our Management Experience


     The holding company and Monmouth Community Bank were organized by a group of business persons residing and doing business in and around Monmouth County, New Jersey. Many of the original organizers of Monmouth Community Bank serve as directors.

     The Chief Executive Officer and the President of the holding company and Monmouth Community Bank have over 55 years of combined experience in the banking industry. For the names of and biographical information about our Chief Executive Officer, President and other officers and directors, see "Management."


Purposes of the Offering


     The holding company will use the proceeds from the sale of the shares of common stock in the offering to support its plans for growth and expansion. We hope to use the funds to open new branches and diversify the financial products and services offered by Monmouth Community Bank. See "Use of Proceeds."



Summary of Offering to Existing Shareholders Pursuant to Rights




Securities Offered..............................    1,023,415 rights to purchase shares of common
                                                    stock.

Exercise Price..................................    $___________ per right.

Holders of Rights...............................    Each shareholder of record of the holding
                                                    company as of June ______, 2002, the date the
                                                    offering commenced, have been granted a right
                                                    to purchase one new share of the holding
                                                    company's common stock for each share held.

Assignability...................................    Rights may not be assigned or transferred.

Minimum Number of Rights Exercisable                100 rights, unless waived by the holding
by a Shareholder................................    company; provided, however, that any
                                                    shareholder owning less than 100 shares on
                                                    June ___, 2002, may purchase less than 100
                                                    shares, but not less than the number of
                                                    shares owned on such date.
Percentage of Common Stock Offered Hereby that is
Subject to Rights...............................    87% of the shares offered hereby are subject
                                                    to rights.  If all 1,023,415 rights are
                                                    exercised, 150,000 shares will remain
                                                    available for sale during the remainder of
                                                    the offering.


Use of Proceeds.................................    If all 1,023,415 rights are exercised, the
                                                    holding company will receive gross proceeds
                                                    of $____________, which will be used to fund
                                                    continuing growth and expansion.  The
                                                    proceeds also will be used to pay
                                                    professional fees and other expenses incurred
                                                    in connection with the offering.  See "Use of
                                                    Proceeds."

Risk of Investment..............................    The exercise of rights and the purchase of
                                                    shares of the holding company's common stock
                                                    involves certain significant risks.  See
                                                    "Risk Factors."

Plan of Distribution............................    The holding company has granted to its
                                                    shareholders as of June ___, 2002, rights to
                                                    purchase an aggregate of 1,023,415 shares of
                                                    common stock.  Shareholders may exercise
                                                    their rights, in whole or in part, on or
                                                    before August 31, 2002.  Unless waived by the
                                                    holding company, the minimum number of rights
                                                    which may be exercised by a shareholder is
                                                    100; provided, however, that any shareholder
                                                    owning less than 100 shares on June ___,
                                                    2002, may purchase less than 100 shares, but
                                                    not less than the number of shares owned on
                                                    such date. Funds received by the holding
                                                    company from the exercise of rights and
                                                    purchase of common stock will be immediately
                                                    available to the holding company.  See "Plan
                                                    of Distribution."

Expiration of Rights............................    Shareholders may exercise rights until 5:00
                                                    p.m. on August 31, 2002.  The holding
                                                    company, in its sole discretion, may extend
                                                    the period during which rights may be
                                                    exercised.  Shareholders exercising rights to
                                                    purchase shares will be issued stock
                                                    certificates representing the shares
                                                    purchased as soon as practicable following
                                                    the expiration of the rights.  See "Plan of
                                                    Distribution."
Summary of the Offering to the Public

Securities Offered..............................    150,000 shares of common stock, plus the
                                                    number of shares not purchased by
                                                    shareholders pursuant to rights.

Offering Price..................................    $_____ per share.


Shares of Common Stock
Outstanding Prior to the Offering to the Public.    1,023,415 shares.

Shares of Common Stock to be
Outstanding After the Offering..................    If all 1,173,415 shares are sold, there will
                                                    be 2,196,830 shares of common stock
                                                    outstanding at the end of the offering.

Minimum Subscription............................    100 shares, unless waived by the holding
                                                    company.

Use of Proceeds.................................    If the holding company sells all of the
                                                    offered shares, the combined gross proceeds
                                                    from the exercise of rights and sale of
                                                    common stock to the public will be
                                                    $__________, which will be used to fund
                                                    continuing growth and expansion.  The
                                                    proceeds also will be used to pay
                                                    professional fees and other expenses incurred
                                                    by the holding company in connection with the
                                                    offering.  See "Use of Proceeds."

Risk of Investment..............................    The purchase of the offered shares involves
                                                    certain significant risks.  See "Risk
                                                    Factors."

Plan of Distribution............................    The holding company plans to offer the shares
                                                    through its officers and directors, to
                                                    shareholders, persons and businesses in the
                                                    State of New Jersey and such other states as
                                                    determined by our board of directors and
                                                    management.  Unless the holding company, in
                                                    its sole discretion, permits a smaller
                                                    purchase, each subscriber must purchase a
                                                    minimum of 100 shares.  The holding company
                                                    may accept or reject all or part of any
                                                    subscription, in its discretion.  Funds
                                                    received by the holding company from a
                                                    subscriber will be immediately available to
                                                    the holding company upon its acceptance of
                                                    the subscription.  If the holding company
                                                    elects not to accept a subscription, all
                                                    funds received by the holding company from
                                                    the subscriber will be returned to the
                                                    subscriber, without interest.  See "Plan of
                                                    Distribution."

Offering Termination Date.......................    The offering will terminate at 5:00 p.m. on
                                                    October 31, 2002, unless extended by the
                                                    holding company in its sole discretion.
                                                    Subscribers purchasing shares of common stock
                                                    will be issued stock certificates

                                       7

                                                    representing the shares as soon as
                                                    practicable after acceptance of their
                                                    subscriptions by the holding company.  See
                                                    "Plan of Distribution."

                                  RISK FACTORS

Investing in Monmouth Community Bancorp is risky. You should invest only if you determine that you are able to tolerate a loss of your investment. In your determination, you should carefully consider the following factors:



We are a relatively new company         With our limited operating history, we face the types of
with a limited operating history.       business risks common to all new business enterprises,
                                        and the particular risks associated with newer bank
                                        holding companies.  Our success will depend on whether
                                        Monmouth Community Bank's income from interest on loans,
                                        fees and investment securities exceeds interest paid on
                                        deposits and other sources of funds, plus general
                                        operating expenses including the provision for loan
                                        losses.  Factors that may influence income are discussed
                                        below.  Any losses experienced by Monmouth Community Bank
                                        could affect its ability to lend money, which could
                                        impair the growth and profitability of the holding
                                        company.

We compete for deposits and loan        New Jersey is a competitive banking environment.
customers with larger financial         Monmouth Community Bank competes for deposits and for
institutions whose customer bases       borrowers with larger and more established in-state and
are broader and whose lending           out-of-state financial institutions, including large
limits are higher.  We also             financial service companies and other entities, in
compete with similar banks focused      addition to traditional banking institutions such as
on the same markets and customers.      savings and loan associations, savings banks, commercial
                                        banks and credit unions.  Because of their greater
                                        capitalization and other resources, these older and
                                        larger institutions may have competitive advantages
                                        resulting from their ability to offer more convenient
                                        facilities and higher lending limits.

                                        Monmouth Community Bank also has community bank
                                        competitors with similar goals and business territories,
                                        which have recently opened or plan to open within or near
                                        our target markets.

                                        We compete by offering personal, local service and
                                        extended hours of operation, but we may also compete by
                                        offering lower interest rates and paying more to attract
                                        deposits.  Because we operate in a highly-competitive
                                        market, it is likely that the cost of competing for
                                        market share is greater for us than it would be for a
                                        small bank in a less competitive market.  The cost of our
                                        competitive efforts may impact profitability, and we can
                                        offer no assurance that any of our competitive efforts
                                        will be successful.  See "Description of Business and
                                        Services - Competition."

Use by other banks of advanced          Larger and more established banks may have greater access
banking technologies creates more       to advanced technologies than community banks like
competition.                            Monmouth Community Bank, and access to more funding for
                                        technological research, development and introduction of
                                        new technologies.  These technologies include internet
                                        banking, telephone banking and automated teller machine
                                        (ATM) technologies.  While Monmouth Community Bank offers
                                        access to each of these technologies to its customers,
                                        additional capital investment will be required.  Even if
                                        we enhance our access to existing technologies, emerging
                                        technologies and innovations in existing technologies
                                        make the continuing need to improve a constant
                                        challenge.  Capital expenditures for enhanced
                                        technologies may not represent long-term investments, as
                                        these technologies quickly become obsolete.  Such
                                        expenditures also may reduce our profitability.

Competition for deposits may            Deposits represent a source of funds for loans made by
impact our profitability.               banks, and competition for deposits could result in fewer
                                        funds available to make loans and to generate other
                                        interest-earning opportunities.  Other banks may compete
                                        more effectively for deposits by offering more convenient
                                        depositary locations and by keeping branches open for
                                        longer hours.  We can pay higher rates of interest to
                                        attract deposits, but this reduces Monmouth Community
                                        Bank's net interest margin.  We also can pay more for
                                        advertising and other incentives to attract deposits.
                                        However, any of these efforts could lower our profit
                                        margins, and we can offer no assurance that they will
                                        succeed.

Interest rate fluctuations beyond       Our profitability depends in large part on the difference
our control influence our               between the interest Monmouth Community Bank pays on
profitability.                          funds available to it, and the interest Monmouth
                                        Community Bank earns on funds it makes available to
                                        others.  The price of funds may depend on many factors
                                        beyond our control, including Federal economic, fiscal
                                        and monetary policies, and general economic conditions.
                                        These factors may be influenced by national and
                                        international economic and political trends and events,
                                        including inflation, recession, unemployment and
                                        international conflicts.  Any of these events could
                                        trigger an increase in interest rates, which will
                                        increase our cost of funds.

                                        Fluctuations in interest rates paid by Monmouth Community
                                        Bank for funds it needs could affect our operating
                                        performance and condition, by affecting the margin or
                                        "spread" between what Monmouth Community Bank pays for
                                        funds and what it earns by charging interest to lend
                                        funds.  If our cost of obtaining funds increases without
                                        a corresponding increase in the interest rate we charge
                                        on loans and earn on investments, our profit margins
                                        could decrease.  We undertake measures to minimize our
                                        interest-rate risk, but it cannot be completely
                                        eliminated.

Our small market area increases         Our current primary market is coastal Monmouth County,
the potential impact of regional        New Jersey.  Our branches serve only a portion of this
economic and other conditions.          market.  Potential problems directly affecting our
                                        region, including regional disasters such as floods, or
                                        economic problems such as office or plant closings and
                                        layoffs, could hinder our growth and hurt our
                                        performance, because we may not have branches in
                                        unaffected areas to offset localized problems.  This
                                        could result in losses or make us less profitable.

Our newer relationships with            To compete with larger lending institutions, we attempt
smaller customers, and our smaller      to attract customers seeking new banking relationships.
overall customer base size, could       Customers that are not larger businesses or high
result in larger loan loss              net-worth individuals may have less capacity to repay
experience.                             loans during economic down-turns or other adverse
                                        events.  This fact exposes Monmouth Community Bank to the
                                        risk of non-payment or late payment of loans and could
                                        result in collection expenses and loan losses.  Our
                                        experienced lenders and underwriters take into account
                                        these considerations, and our strict credit policies,
                                        loan approval process and loan monitoring offers
                                        additional safeguards.  While many of the loans that we
                                        approve may be new to our institution, the relationships
                                        are known to our staff and have been actively managed by
                                        our lenders during their tenure at other financial
                                        institutions.  However, until our loan portfolio matures,
                                        its quality will be difficult to measure, and even after
                                        it matures, we can offer no assurance that Monmouth
                                        Community Bank will not incur collection expenses and
                                        loan losses.

                                        Monmouth Community Bank participates in loans originated
                                        by other financial institutions.  Monmouth Community Bank
                                        reviews the credit risk associated with its participation
                                        in such loans under the same credit policies that it
                                        applies to loans it initiates.  The application of these
                                        policies may reduce, but does not eliminate, the risk of
                                        loan losses.


Regulations and regulatory              Monmouth Community Bank is subject to extensive
developments may impact our             governmental supervision, regulation and control.  Future
performance.                            legislation and government policy could adversely affect
                                        lending trends and practices, deposit volume, the
                                        operations of Monmouth Community Bank and the banking
                                        industry as a whole.  Prospective investors should be
                                        aware that the statutes and regulations governing
                                        financial institutions have been substantially modified
                                        during recent years, and likely will continue to be the
                                        subject of future modification.  Changes in the
                                        regulations that govern our operations may increase our
                                        costs of compliance, and may give rise to industry-wide
                                        changes which could result in other cost increases for
                                        Monmouth Community Bank.

                                        For example, many of the recent regulatory changes have
                                        increased competition between banks and nonbanks, which
                                        now may offer similar products and services.  They have
                                        also increased merger activity between banks and
                                        nonbanks, and elevated customer awareness of differences
                                        among competitors in products, services and fees.  These
                                        changes may result in increased competitive efforts by
                                        Monmouth Community Bank, resulting in increased costs to
                                        Monmouth Community Bank.  See "Government Regulation -
                                        Recent Legislation and Other Matters."



Regulatory imposition of lending        Under Federal law, Monmouth Community Bank is subject to
limits makes competition with           lending limits, generally defined as a percentage of
larger banks difficult.                 Monmouth Community Bank's unimpaired capital and
                                        surplus.  Accordingly, the size of the loans which
                                        Monmouth Community Bank is permitted to offer to
                                        potential customers may be less than the size of loans
                                        which Monmouth Community Bank's competitors with larger
                                        capital resources are able to offer.  Larger, more
                                        established borrowers may maintain banking relationships
                                        and credit facilities at financial institutions with
                                        greater lending capacities.  To satisfy a customer's
                                        demand for a loan above Monmouth Community Bank's lending
                                        limit, Monmouth Community Bank may participate loans
                                        which are in excess of Monmouth Community Bank's legal
                                        lending limits to other lenders.  Monmouth Community
                                        Bank's lending limits will increase proportionately with
                                        Monmouth Community Bank's growth and the holding
                                        company's ability to raise additional capital funds;
                                        however, there can be no assurance that Monmouth
                                        Community Bank will be able to increase its lending
                                        limits or that Monmouth Community Bank will be successful
                                        in attracting or maintaining customers seeking larger
                                        loans.  In order to support such growth, the holding
                                        company will be required to attract additional capital,
                                        and there can be no assurance that the holding company
                                        will be able to generate or attract such capital on
                                        acceptable terms.  See "Government Regulation."

We compete with larger financial        Experienced and service-oriented personnel are important
institutions for personnel, and we      to success in the financial services industry.  Our
may have difficulties attracting        business is managed by a team of executives and officers
and retaining qualified                 with substantial experience and community contacts in our
employees.  Also, we are dependent      market area.  We are particularly dependent to a
on certain key employees.               significant degree upon the skill and experience of
                                        certain executive officers and skilled employees.  See
                                        "Management."  In addition, our current staff consists of
                                        well-trained, qualified employees.  We intend to continue
                                        to motivate our existing staff and to hire similarly
                                        qualified candidates; however, there can be no assurance
                                        that we will be successful in doing so.


Sales efforts in the offering are       Our directors and officers intend to sell the shares of
limited to the efforts of the           common stock being offered in the offering without the
holding company's directors and         assistance of a professional underwriter or selling
officers.                               agent.  None of the selling directors and officers
                                        regularly engages in the business of offering and selling
                                        securities.  The inexperience of the directors and
                                        officers in the sale of securities could limit the amount
                                        of shares sold in the offering.  If less shares are sold,
                                        the amount of capital available to the holding company
                                        may not be sufficient to fully implement the holding
                                        company's strategic growth and expansion plan discussed
                                        in the "Use of Proceeds" section of this prospectus.
                                        However, the directors and officers believe that they
                                        will maximize the net proceeds to the holding company if
                                        they sell the shares directly without the services of a
                                        professional underwriter or selling agent.  See "Plan of
                                        Distribution."

The offering price of the shares        Our board of directors  has  determined  that the offering
may not reflect the current value       price of the  shares  being  offered by us should be based
of the holding company's common         on an average  of the posted bid and asked  prices of each
stock.                                  of the NASDAQ OTC Bulletin  Board listed  market makers in our common stock  (excluding those market makers that have not traded our common  stock in 2002) for the twenty  (20)
                                        trading days immediately  prior to the date upon which the offering  commences.  In other words,  the offering  price was  determined by (i) adding  together the amounts of all of the bid and asked prices for shares of our  outstanding common  stock made  during the twenty  (20)  trading  days prior to the  commencement  of the  offering  through  the market  makers in our  common  stock  that were  active in trading our common stock in 2002,  and (ii)  dividing such total  amount by the number of offers to purchase and sell shares of our common stock.  However,  because there is no active trading market for our stock,  and because  trading of our stock on the  NASDAQ  OTC  Bulletin  Board has been sporadic,  no  assurance  can be given  that the  offering price of $________  per share  reflects the current  value of one share of the holding  company's  common stock.  See
                                        "Determination of Offering Price."



The limited public market for the       The holding company's common stock currently trades on
holding company's shares may make       the NASDAQ OTC Bulletin Board under the symbol MMTH.  The
them less liquid than stock that        NASDAQ OTC Bulletin Board is generally considered to be a
is more heavily traded.                 less active and efficient market than the NASDAQ National
                                        Market System or SmallCap Market or any national
                                        exchange, and will not provide investors with the
                                        liquidity the NASDAQ National Market System or SmallCap
                                        Market or a national exchange would offer.  This means
                                        that shareholders may not have an opportunity to sell
                                        shares of the holding company's common stock at the times
                                        and in the quantities that they may prefer.  Therefore,
                                        only those persons who can afford to hold their holding
                                        company shares for an extended period and who do not have
                                        a need for liquidity of their investment should purchase
                                        our common stock.

Failure to raise sufficient             The holding company hopes to expand by having Monmouth
capital could slow the holding          Community Bank open new branches and continue to
company's growth.                       diversify its offerings of financial products and
                                        services.  Without additional capital, we would not be
                                        able to fully implement our strategic growth and
                                        expansion plan.  Therefore, if we fail to raise
                                        sufficient capital in the offering, our growth and
                                        expansion could be slowed and product and services
                                        offerings limited.  See "Use of Proceeds."

Your investment may be diluted by       Our board of directors believes that the net proceeds of
future holding company stock            the offering will be sufficient to satisfy the holding
offerings.                              company's current expansion and capital requirements, and
                                        the board has no immediate plans to raise additional
                                        capital through stock offerings in the near future.  See
                                        "Use of Proceeds."  However, if we need additional
                                        capital in the future, we may offer additional stock,
                                        which could dilute the percentage ownership of and/or
                                        value of stock held by our shareholders at that time.  We
                                        may also grant stock options to directors, officers and
                                        employees, which also may dilute shareholder percentage
                                        ownership and value.



The percentage ownership interest       It is likely that the percentage ownership interest of
of the holding company                  shareholders who do not purchase shares through the
shareholders who do not                 exercise of rights will be diluted.  Even if a
participate in the offering may         shareholder elects to exercise all of the rights granted
become diluted.                         to him, her or it, the shareholder's percentage ownership
                                        may still suffer dilution if more than 1,023,415 shares
                                        are sold in the offering.  This means that the holding
                                        company shares that you owned prior to the offering will
                                        represent a smaller percentage ownership interest in the
                                        holding company after the offering is completed.

To preserve capital and facilitate      Because we follow a policy of retaining earnings to
growth, we do not anticipate            support growth, our board of directors expects that, in
paying cash dividends in the near       the near term, when the holding company can pay
future.                                 dividends, the dividends will continue to take the form
                                        of stock distributions and not cash dividends.  For this
                                        reason, people who need or desire cash dividend income
                                        should not presently invest in the holding company's
                                        shares.  See "Dividends" and "Description of Common
                                        Stock."  Also, as a practical matter, our regulators
                                        restrict dividend payments except if net income available
                                        to shareholders fully funds the proposed dividends, and
                                        the expected rate of earnings retention is consistent
                                        with capital needs, asset quality and overall financial
                                        condition.  See "Dividends."  For these reasons, we can
                                        give no assurance that the holding company will declare
                                        cash dividends in the future, or that the amount of
                                        dividends, if declared, would continue.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under the sections in this prospectus captioned "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Business and Services" and elsewhere in this prospectus constitute forward-looking statements. Those statements could be affected by known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, nether we, nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                 USE OF PROCEEDS


     The proceeds from the sale of the common stock offered hereby will support our projected growth and expansion. If all 1,173,415 shares of common stock being offered hereby are sold in the offering, the net proceeds to the holding company will be approximately $_________, after deducting estimated aggregate offering costs and expenses of approximately $125,000.

     The holding company anticipates growth through the opening of new branches as well as diversifying the financial products offered by Monmouth Community Bank. In order to ensure that its growth is properly measured, the holding company has developed a strategic growth and expansion plan with a focused set of goals and objectives segmented into one, three, and five-year timeframes. The strategic growth and expansion plan establishes product, branching and profitability strategies based upon multiple factors. Without additional capital, the holding company's growth and expansion would be slowed and its business limited. The offering is intended to raise the required capital to execute the strategic growth and expansion plan.

     If all 1,173,415 shares of common stock offered hereby are sold in the offering, the net proceeds would enable Monmouth Community Bank's balance sheet to grow incrementally by approximately $270,000,000, without adversely affecting Monmouth Community Bank's well-capitalized tier 1 capital ratio. Proceeds from the offering will also be used to open new branches and to increase Monmouth Community Bank's legal lending limits so that Monmouth Community Bank can offer a greater range and diversification of products. The costs and expenses associated with opening new branches are expected to include expenses for market analysis, legal and accounting fees, regulatory application fees, consulting fees, training costs and salary expenses. Assuming that we do not acquire any other banks during the next five years which may require us to raise acquisition capital, we believe that if the maximum proceeds are raised in the offering, those proceeds, together with anticipated retained earnings, will be sufficient to fully implement our strategic growth and expansion plan.


     Until utilized for the above-stated purposes, offering proceeds will be invested in investment grade, short-term investments.

                             MARKET FOR COMMON STOCK


     The common stock of the holding company currently trades on the NASDAQ OTC Bulletin Board under the symbol MMTH. The following table sets forth, for the periods indicated, the high and low last sale information for the holding company's common stock, as reported on the NASDAQ OTC Bulletin Board. Please note that the information set forth below reflects prices, without retail mark-up, mark-down or commission and may not represent actual transactions. In addition, the information set forth below for periods prior to August 31, 2000, the date Monmouth Community Bank was reorganized into a holding company structure through the exchange of shares of the holding company's common stock for all of the outstanding shares of Monmouth Community Bank's common stock, reflects high and low last sale information for the then outstanding common stock of Monmouth Community Bank.


Year Ending December 31, 2002                        High           Low
                                                  -----------   -----------
First Quarter..................................   $  16.50        $ 14.00
Second Quarter (through June 14, 2002).........      16.90          13.20


Year Ended December 31, 2001                         High           Low
                                                  -----------   -----------
First Quarter..................................   $  10.48        $  8.33
Second Quarter.................................       9.76           8.69
Third Quarter..................................      10.48           8.91
Fourth Quarter.................................      12.00          10.00

Year Ended December 31, 2000                         High           Low
                                                  -----------   -----------
First Quarter..................................   $   9.75        $  8.73
Second Quarter.................................       9.52           8.62
Third Quarter..................................       9.98           8.84
Fourth Quarter.................................       9.98           8.84


     The NASDAQ OTC Bulletin Board is generally considered to be a less active and efficient market than the NASDAQ National Market System or SmallCap Market or any national exchange and will not provide investors with the liquidity the NASDAQ National Market System or SmallCap Market or a national exchange would offer. Ryan, Beck & Co., LLC, Monroe Securities, Inc., Hill Thompson, Magid, L.P., Herzog, Heine & Geduld, Inc., Wedbush Morgan Securities, Inc. and F.J. Morrissey & Co. are market makers for our common stock.



     As of June 14, 2002, the approximate number of registered holders of the holding company's common stock was 352.

     The holding company has not paid any cash dividends on its common stock and does not intend to declare or pay cash dividends in the foreseeable future. Further, as a bank holding company, the holding company may only pay cash dividends if net income available to shareholders fully funds the proposed dividends, and the expected rate of earnings retention is consistent with capital needs, asset quality and overall financial condition. See "Dividends."

                         DETERMINATION OF OFFERING PRICE


     Since the commencement of trading in the holding company's common stock, there has been limited trading activity in the shares and the trading volume has been low. During the period commencing on January 1, 2002 and ending on June 14, 2002, there were a total of _____ 16 days on which trades were executed by market makers in the holding company's common stock involving a total volume of 7,570 shares. Given the limited trading activity and low volume, our board of directors does not believe that an average of actual prices at which shares were traded best reflects the price at which shares should be offered in this offering. Instead, our board of directors believes that an appropriate criteria for determining the price to be paid for shares offered hereby is an average of the bid and asked price for our common stock by market makers that make a market in the holding company's common stock. The bid price reflects the highest price offered to purchase the shares. The asked price reflects the lowest price acceptable to a seller of the shares.

     After evaluating the factors described above, our board of directors has determined that the offering price of the shares being offered hereby should be based on the average of posted bid and asked prices made by each of the NASDAQ OTC Bulletin Board listed market makers in our common stock (excluding those market makers that have not traded our common stock in 2002) for the twenty (20) trading days immediately prior to the date upon which the offering commences. Accordingly, the offering price was determined by (i) adding together the amounts of all of the bid and asked prices for shares of our outstanding common stock made during the twenty (20) trading days prior to the commencement of the offering through the market makers in our common stock that were active in trading our common stock in 2002, and (ii) dividing such total amount by the number of offers to purchase and sell shares of our common stock. Using this pricing methodology, the offering price of $___ per share was established.


                                    DIVIDENDS


     It is anticipated that cash dividends will not be declared on the holding company's common stock in the foreseeable future. Our dividend policy is subject to certain regulatory considerations and the discretion of our board of directors and depends upon a number of factors, including operating results, financial condition and general business conditions. Holders of common stock are entitled to receive dividends as, if and when declared by our board of directors out of funds legally available therefor, subject to the restrictions set forth under the Federal Bank Holding Company Act. We may pay cash dividends without regulatory approval if net income available to shareholders fully funds the proposed dividends, and the expected rate of earnings retention is consistent with capital needs, asset quality and overall financial condition.

                             SELECTED FINANCIAL DATA


     The following selected financial data of the holding company and Monmouth Community Bank as of and for the years ended December 31, 2001, 2000, 1999 and 1998 are derived from the audited financial statements of the holding company and Monmouth Community Bank. The holding company's selected financial data for the three months ended March 31, 2002 and 2001 are derived from financial statements that have not been audited by independent accountants. However, in the opinion of management, the selected financial data for such periods include all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the data. Operating results for the three months ended March 31, 2002 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2002. The selected financial data should be read in conjunction with the financial statements of the holding company and the related notes thereto and management's discussion and analysis thereof appearing elsewhere in this prospectus.



               MONMOUTH COMMUNITY BANCORP - Summarized Statements of Operations

                             (in thousands, except share amounts)


                                           Three Months Ended                Year Ended
                                                March 31,                    December 31,
                                          --------------------  --------------------------------------
                                            2002       2001       2001      2000       1999      1998
                                          --------    ------    --------  --------   --------  -------
Interest and dividend income              $  1,785   $ 1,550    $  6,543  $   4,645  $  2,137  $  416
Interest expense - interest on deposits        620       704       2,703      1,809       890     124
                                          --------    ------    --------  --------   --------  -------
Net interest income                          1,165       846       3,840      2,836     1,247     292
Provision for loan losses                      112        29         211       291        334      85
                                          --------    ------    --------  --------   --------  -------
Net interest income after provision for
loan losses                                  1,053       817       3,629      2,545       913     207
                                          --------    ------    --------  --------   --------  -------
Other income                                   135       114         440       361        199       7
                                          --------    ------    --------  --------   --------  -------
Other non-interest expenses, including
  salaries and  employee benefits,
  professional and application fees,
  occupancy expenses, etc.                   1,085       760       3,531      2,653     1,800     886
                                          --------    ------    --------  --------   --------  -------
Income/(Loss) before income taxes and
 cumulative effect of a change in
 account principle                             103       171         538       253       (688)   (672)
Income taxes                                    --        --           1        --         --      --
                                          --------    ------    --------  --------   --------  -------

Net income/(loss) before cumulative
 effect of a change in accounting
 principle                                     103       171         537       253       (688)   (672)
 Cumulative effect of a change in
  accounting principle, net of tax
  effect of $0                                  --        --          --        --         --    (137)
                                          --------    ------    --------  --------   --------  -------
Net income/(loss)                         $    103    $  171    $    537  $    253   $   (688) $ (809)
                                          ========    ======    ========  ========   ========  =======
Net income/(loss) per share* - Basic
and Diluted                               $    .10    $  .17    $    .52  $    .25   $  (1.07) $(0.68)**
                                          ========    ======    ========  ========   ========  ========


* All per share amounts have been restated to reflect 5% stock distributions paid on December 31, 2001 and 2000.

** Net loss per share for the year ended December 31, 1998 has been calculated by dividing net losses from operations of $460,000 (this figure excludes net start up and organizational expenses of $212,000 from January 1, 1998 to July 27, 1998), by the weighted average number of shares then outstanding, 676,571.

             MONMOUTH COMMUNITY BANCORP - Summarized Balance Sheets

                                 (in thousands)


                                                March 31,                              December 31,
                                                ---------       ---------------------------------------------------------
                                                  2002            2001            2000            1999            1998
                                                ---------       ---------       ---------       ---------       ---------
Assets:
Cash and due from banks                         $   5,302       $   3,798       $   4,750       $   2,968       $   1,219
Federal funds sold                                  9,725           9,900           9,300           8,300          10,500
Investment securities held to maturity             28,406          27,289          15,339          10,097             202
Investment securities available for  sale,         14,175          12,679           3,007              --              --
 at market value
Loans, net                                         70,387          61,881          46,944          28,524           7,917
Premises and equipment                              1,291           1,300             804             851             724
Other assets                                        1,126           1,177             661             354             133
                                                ---------       ---------       ---------       ---------       ---------
Total assets                                    $ 130,412       $ 118,024       $  80,805       $  51,094       $  20,695
                                                =========       =========       =========       =========       =========
Liabilities and Shareholders' Equity:
Deposits                                          121,349         108,892          72,352          43,651          15,292
Accrued expenses and other liabilities                168             240             167             124
                                                ---------       ---------       ---------       ---------       ---------
Total liabilities                               $ 121,517       $ 109,132       $  72,519       $  43,775       $  15,367
                                                ---------       ---------       ---------       ---------       ---------
Shareholders' equity:
Common stock                                           10              10              10               9               7
Additional paid-in
  capital/Accumulated other
  comprehensive (loss)/income                       9,489           9,589           9,520           8,807           6,130
Accumulated deficit                                  (604)           (707)         (1,244)         (1,497)           (809)
                                                ---------       ---------       ---------       ---------       ---------
Total shareholders' equity                          8,895           8,892           8,286           7,319           5,328
                                                ---------       ---------       ---------       ---------       ---------
Total liabilities and shareholders' equity      $ 130,412       $ 118,024       $  80,805       $  51,094       $  20,695
                                                =========       =========       =========       =========       =========

                           MANAGEMENT'S DISCUSSION AND
                         ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS



     The following discussion and analysis is intended to provide information about the holding company's financial condition and results of operations for the three months ended March 31, 2002 and 2001 and for the years ended December 31, 2001 and 2000. The following information should be read in conjunction with the holding company's unaudited financial statements for the three months ended March 31, 2002 and 2001, including the related notes thereto, which are included on pages F-16 through F-19 of this prospectus, and the audited financial statements for the years ended December 31, 2001 and 2000, including the related notes thereto, which are included on pages F-2 through F-15 of this prospectus.


Overview


     For the three months ended March 31, 2002, our net profit from operations was $103 thousand as compared to $171 thousand for the same period in 2001. These results reflect the additional support necessary to operate four full service branch locations as compared to two branches that were in service at March 31, 2001. In addition, loan growth of $8.5 million in the first quarter of 2002 resulted in a provision for loan losses of $112 thousand, or $83 thousand higher than the 2001 first quarter provision.


     Total assets at March 31, 2002 were $130.4 million, or 10% higher than the year-end 2001 figure of $118 million. Total deposits of $121.3 million at March 31, 2002 exceeded the December 31, 2001 total by more than $12 million. There were no non-accrual loans or charge-offs during the first quarter of 2002.


     Our net profit from operations for the year ended December 31, 2001 was $537 thousand, or $.52 per basic and diluted share, compared to a net profit of $253 thousand, or $.25 per basic and diluted share, for the year ended December 31, 2000.

     Total assets of $118.0 million at December 31, 2001 were comprised primarily of $9.9 million in Federal funds sold, $61.9 million in net loans and $3.8 million in cash and due from banks, compared to total assets of $80.8 million at December 31, 2000, which primarily consisted of $9.3 million in Federal funds sold, $46.9 million in net loans and $4.8 million in cash and due from banks. Total assets at December 31, 2001 were funded primarily through deposits of $108.9 million, a 51% increase over deposits of $72.4 million at December 31, 2000.

     During the year ended December 31, 2001, we experienced no non-accrual loans and $6,000 in charge-offs, compared to no non-accrual loans and $0 charge-offs for the year ended December 31, 2000.




                                            Three Months        Year Ended
                                          Ended March 31,       December 31,
                                          ---------------   --------------------
Performance Ratios:                            2002         2001           2000
Return on average assets                       0.33%        0.54%          0.40%
Return on average shareholders' equity         4.64%        6.18%          3.14%
Shareholders' equity to total assets           6.82%        7.53%         10.25%


Results of Operations

General


     The holding company's principal source of revenue derives from Monmouth Community Bank's net interest income, which is the difference between interest income on earning assets and interest expense on deposits. Interest-earning assets consist principally of loans, securities and federal funds sold, while the sources used to fund such assets consist primarily of deposits. The holding company's net income is also affected by Monmouth Community Bank's provision for loan losses, other income and other expenses. Other income consists primarily of service charges and fees. Other expenses consist primarily of salaries and employee benefits, occupancy costs and other operating related expenses.


Net Interest Income

     Net interest income of Monmouth Community Bank was $1.2 million for the three months ended March 31, 2002, as compared to $846 thousand for the same period in 2001. Net interest income for the three months ended March 31, 2002 was comprised primarily of $1.2 million in interest on loans, $572 thousand in interest on securities, $37 thousand in interest on Federal funds sold and other interest income of $8 thousand, less interest expense on deposits of $620 thousand, whereas net interest income for the three months ended March 31, 2001 was comprised primarily of $1 million in interest on loans, $361 thousand in interest on securities, $152 thousand in interest on Federal funds sold and other interest income of $4 thousand, less interest expense on deposits of $704 thousand.

     Interest-earning assets averaged $117.4 million for the three months ended March 31, 2002, a 46% increase over interest-earning assets of $80.7 million for the same period in 2001. Interest-earning assets for such period were funded primarily by deposit inflows. Deposits for the three months ended March 31, 2002 averaged $116 million, or 51% higher than the total average deposits of $76.6 million at March 31, 2001.

     Net interest margin, which represents net-interest income as a percentage of average interest-earning assets, was 4.00% for the three months ended March 31, 2002, and 4.23% for the same period in 2001. The decrease is primarily attributable to the general interest rate-declines that occurred during the year 2001.

     The following table presents a summary of the principal components of interest income and interest expense for the three months ended March 31, 2002 and 2001:




                                                         Three months ended              Three months ended
      (dollars in thousands)                               March 31, 2002                  March 31, 2001
                                                     ----------------------------    ----------------------------
                                                     Average            Average      Average            Average
                                                     Balance  Interest Yield/Cost    Balance  Interest Yield/Cost
                                                     -------  -------- ----------    -------  -------- ----------
  Interest earning assets:
  Federal funds sold                                $ 10,189   $   37     1.50%       $11,336  $   152     5.45%
  Loans receivable, gross                             65,459    1,168     7.23%        48,130    1,033     8.70%
  Deposits with banks                                    518        8     5.96%           250        4     5.70%
  Securities                                          41,281      572     5.54%        20,942      361     6.91%
                                                    --------   ------     ----        -------  -------     ----
     Total interest earning assets                   117,447    1,785     6.14%        80,658    1,550     7.77%
  Cash and due from banks                              5,835                            3,574
  Allowance for loan losses                             (877)                            (643)
  Other assets                                         2,975                            1,760
                                                    --------                          -------
  Total Assets                                      $125,380                          $85,349
                                                    ========                          =======

  Interest bearing liabilities:
  Interest bearing demand                           $ 39,478   $  221     2.27%       $19,951  $   162     3.29%
  Money market                                        15,792      106     2.72%         8,905       96     4.35%
  Savings                                             14,287       58     1.65%         9,969       83     3.39%
  Time                                                27,597      235     3.46%        24,823      363     5.93%
                                                    --------   ------     ----        -------  -------     ----
     Total interest bearing  liabilities              97,154      620     2.59%        63,648      704     4.48%
  Non-interest bearing demand                         18,896                           12,956
  Other liabilities                                      350                              322
  Shareholders' equity                                 8,980                            8,423
                                                    --------                          -------
  Total liabilities and  shareholders' equity       $125,380                          $85,349
                                                    ========                          =======

  Net interest income                                          $1,165                          $   846
                                                               ======                          =======

  Net interest rate spread(1)                                             3.55%                            3.29%

  Net interest margin(2)                                                  4.00%                            4.23%


--------------------------------


1 Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

2 Net interest margin represents net interest income divided by average interest-earning assets.


     Net interest income of Monmouth Community Bank was $3.8 million for the year ended December 31, 2001, as compared to $2.8 million for the year ended December 31, 2000. Net interest income for the year ended December 31, 2001 was comprised primarily of $478 thousand in interest on Federal funds sold, $4.3 million in interest on loans and $1.8 million in interest on securities, less interest expense on deposits of $2.7 million, whereas net interest income for the year ended December 31, 2000 was comprised primarily of $556 thousand in interest on Federal funds sold, $3.2 million in interest on loans and $847 thousand in interest on securities, less interest expense on deposits of $1.8 million.

     Interest-earning assets averaged $93.1 million for the year ended December 31, 2001, a 60% increase over interest-earning assets of $58.3 million for the year ended December 31, 2000. Interest-earning assets for such periods were funded primarily by deposit inflows. Deposits for the year ended December 31, 2001 averaged $89.6 million, of which $73.8 million or 82% were interest-bearing. This number represents a 65% increase over total deposits for the year ended December 31, 2000, which averaged $54.2 million, 79% of which, or $42.9 million, were interest-bearing.


     Net interest margin, which represents net-interest income as a percentage of average interest-earning assets, was 4.12% for the year ended December 31, 2001, and 4.87% for the year ended December 31, 2000. The net interest margin compression experienced in 2001 was primarily attributable to the general interest rate-declines that occurred during such year. During 2001, interest rates, as measured by the prime rate of interest, decreased from 9.50% at the beginning of the year to 4.75% by December 31, 2001. As Monmouth Community Bank generates the majority of its interest income on loans and investments, the prevailing interest rate environment resulted in significantly lower rates available on interest earning assets.


     The following table presents a summary of the principal components of interest income and interest expense for the years ended December 31, 2001 and 2000:



      (dollars in thousands)                         Year ended December 31, 2001       Year ended December 31, 2000
                                                     ------------------------------    -------------------------------
                                                     Average              Average       Average              Average
                                                     Balance   Interest  Yield/Cost     Balance  Interest   Yield/Cost
                                                     -------   --------  ----------     -------  --------   ----------
Interest earning assets:
Federal funds sold                                  $ 12,107   $    456    3.77%       $  8,618   $    548     6.34%
Loans receivable, gross                               52,917      4,310    8.15%         36,956      3,241     8.77%
Deposits with banks                                      396         23    5.86%            133          8     5.89%
Securities                                            27,674      1,755    6.34%         12,558        847     6.74%
                                                    --------   --------    ----        --------   --------     ----
   Total interest earning assets                      93,094      6,544    7.03%         58,265      4,644     7.95%

Cash and due from banks                                4,113                              3,418
Allowance for loan losses                               (713)                              (466)
Other assets                                           2,206                              1,274
                                                    --------                           --------
Total Assets                                        $ 98,700                           $ 62,491

Interest bearing liabilities:
Interest bearing demand                             $ 27,295   $    778    2.85%       $ 13,018   $    415     3.18%
Money market                                           9,368        339    3.62%          5,219        216     4.13%
Savings                                               10,605        274    2.58%          8,265        279     3.37%
Time                                                  26,487      1,313    4.96%         16,386        899     5.47%
                                                    --------   --------    ----        --------   --------     ----
   Total interest bearing liabilities                 73,755      2,704    3.67%         42,888      1,809     4.21%

Non-interest bearing demand                           15,893                             11,301
Other liabilities                                        361                                244
Shareholders' equity                                   8,691                              8,058
Total liabilities and shareholders' equity          $ 98,700                           $ 62,491
                                                    ========                           ========


Net interest income                                            $  3,840                           $  2,835
                                                               ========                           ========

Net interest rate spread(1)                                                3.36%                               3.74%

Net interest margin(2)                                                     4.12%                               4.87%


----------------------------------
1 Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

2 Net interest margin represents net interest income divided by average interest-earning assets.

Rate Volume Analysis.


     The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected Monmouth Community Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate (in thousands).




                                          Year-ended December 31, 2001           Year-ended December 2000
                                                  Compared to                          Compared to
                                          Year-ended December 31, 2000         Year-ended December 31, 1999
                                          ----------------------------         ----------------------------

                                               Increase                           Increase
                                              (Decrease)                         (Decrease)
                                          Due to Change in:                    Due to Change in:
                                          -----------------    Total           -----------------   Total
                                                              Increase                            Increase
                                           Volume     Rate   (Decrease)       Volume      Rate   (Decrease)
                                          --------  -------   --------       --------  --------  --------
(in thousands)
Interest Income:
 Loans                                    $  1,306  $  (237)  $  1,069       $  1,617  $    121  $  1,738
 Securities                                    962      (54)       908            622        23       645
 Other interest-bearing deposits                15       --         15              8        --         8
 Federal funds sold                            177     (269)       (92)           (14)      114       100
                                          --------  -------   --------       --------  --------  --------
  Total interest-earning assets              2,460     (560)     1,900          2,233       258     2,491

Interest Expense:
 Interest-bearing checking                     410      (47)       363            206        32       238
 Savings deposits                               69      (74)        (5)           147         3       150
 Money market deposits                         153      (30)       123            112        23       135
 Time deposits                                 505      (91)       414            325        71       396
                                          --------  -------   --------       --------  --------  --------
  Total interest-bearing liabilities         1,137     (242)       895            790       129       919
                                          --------  -------   --------       --------  --------  --------

Net interest income                       $  1,323  $  (318)  $  1,005       $  1,443  $    129  $  1,572
                                          ========  =======   ========       ========  ========  ========

                                          Three months ended March 31, 2002    Three months ended March  31, 2001
                                                     Compared to                         Compared to
                                          Three months ended March 31, 2001    Three months ended March 31, 2000
                                          ---------------------------------    ---------------------------------

                                               Increase                           Increase
                                              (Decrease)                         (Decrease)
                                          Due to Change in:                    Due to Change in:
                                          -----------------    Total           -----------------   Total
                                                              Increase                            Increase
                                           Volume     Rate   (Decrease)       Volume      Rate   (Decrease)
                                          --------  -------   --------       --------  --------  --------

(in thousands)
Interest Income:
 Loans                                    $  1,056  $  (920)  $    136       $    403  $     20  $    423
 Securities                                    651     (441)       210            193        19       212
 Other interest-bearing deposits                 4       --          4              3        --         3
 Federal funds sold                            (14)    (101)      (115)            74       (31)       43
                                          --------- --------- -----------    --------- --------- ---------
  Total interest-earning assets              1,697   (1,462)       235            673         8       681

Interest Expense:
 Interest-bearing checking                     354     (295)        59             73        16        89
 Savings deposits                              147     (172)       (25)            24         1        25
 Money market deposits                         202     (192)        10             55         8        63
 Time deposits                                 232     (369)      (128)           148        45       193
                                          --------- --------- -----------    --------- --------- ---------
  Total interest-bearing liabilities           935   (1,019)       (84)           300        70       370
                                          --------- --------- -----------    --------- --------- ---------
Net interest income                       $    762  $  (443)  $    319       $    373  $    (62) $    311
                                          ========= ========= ===========    ========= ========= =========


Provision for Loan Losses



     For the three months ended March 31, 2002, Monmouth Community Bank's provision for loan losses was $112 thousand, as compared to $29 thousand for the same period in 2001. The first quarter of 2002 figure is reflective of the growth in Monmouth Community Bank's loan portfolio.

     For the year ended December 31, 2001, Monmouth Community Bank's provision for loan losses was $211 thousand, as compared to $291 thousand for the prior year.

     See "Financial Condition - Allowance for Loan Losses and Related Provision" for a further discussion on provision for loan losses.


Non-Interest Income


     Non-interest income was $135 thousand for the three months ended March 31, 2002, as compared to $114 thousand for the same period in 2001, an increase of $21 thousand, or 18%. The increase was due primarily to the gain on sale of available-for-sale securities of $26 thousand, loan fees which increased from $10 thousand in the first quarter of 2001 to $22 thousand for the same period in 2002 and net gains on the sale of residential mortgage loans, servicing released, which were $5 thousand for the first quarter of 2001 and $10 thousand for the same period in 2002. These higher non-interest income figures were partially offset by a $22 thousand decrease in service fees on deposit accounts from $99 thousand for the first quarter of 2001 to $77 thousand for the first quarter of 2002. The decrease in fees was due to the closing of a number of high maintenance, high service charge commercial accounts.

     Non-interest income was $440 thousand for the year ended December 31, 2001, as compared to $361 thousand for the year ended December 31, 2000, an increase of $79 thousand, or 22%. The increase was due primarily to net gains on the sale of residential mortgage loans, servicing released, which was $57 thousand for the year ended December 31, 2001, as compared to $0 for the prior year. Service charges on bank accounts were $354 thousand for the year ended December 31, 2001, as compared to $324 thousand for the prior year. Loan fees totaled $29 thousand for the year ended December 31, 2001, as compared to $37 thousand for the prior year.



Non-Interest Expense


     Non-interest expense for the three months ended March 31, 2002 was $1.1 million, an increase of $325 thousand over the $760 thousand for the same period of 2001. The increase reflects the support necessary to operate four full service branch locations as compared to two branches that were in service at March 31, 2001.

     Non-interest expense includes, among other costs and expenses, salaries, costs of employee benefits, professional and application fees and occupancy expense. Non-interest expense for the year ended December 31, 2001 was $3.5 million, as compared to non-interest expense of $2.7 million for the year ended December 31, 2000. This increase was due to expenses incurred to support the general growth of Monmouth Community Bank. During 2001, Monmouth Community Bank opened two new branches and effectively doubled the size of its operations. The Neptune City branch was opened in July of 2001 and the Little Silver branch was opened in December of that same year.


Financial Condition

Securities Portfolio


     At March 31, 2002, Monmouth Community Bank's securities portfolio consisted of obligations of United States Government sponsored agencies and mortgaged-backed securities of United States Government sponsored agencies. Securities held to maturity of $28.4 million at March 31, 2002, represented an increase of $1.1 million over the year ended December 31, 2001 total of $27.3 million. Securities available for sale had a market value of $14.2 million at March 31, 2002, representing an increase of $1.5 million over the December 31, 2001 total of $12.7 million.

The following table summarizes the maturity and weighted average yields in each of Monmouth Community Bank's securities portfolios at March 31, 2002:




Maturities and weighted average                             Over           Over
yields:                                      Within        1 to 5         5 to 10          Over 10
(dollars in thousands)                       1 Year         Years          Years            Years           Total
                                             ------         -----          -----            -----           -----
Securities held to maturity:
Mortgage-backed securities:
  Amortized cost                            $     --     $      671      $   3,024      $   12,711      $   16,406
  Weighted average yield                          --           7.31%          5.29            5.80%           6.77%
Obligations of U.S. Government agencies
  Amortized cost                                  --         12,000             --              --          12,000
  Weighted average yield                          --           5.48%            --              --            5.48%
                                            --------     ----------      ---------      ----------      ----------
Total securities held to maturity
  Amortized cost                            $     --     $   12,671      $   3,024      $   12,711      $   28,406
  Weighted average yield                          --           5.58%          5.29%           5.80%           5.65%
                                            ========     ==========      =========      ==========      ==========

Securities available for sale:
Mortgage-backed securities:
  Amortized cost                            $     --     $       --      $   3,915      $    5,362      $    9,277
  Weighted average yield                          --             --           5.05%           6.34%           5.79%
Obligations of U.S. Government agencies
  Amortized cost                                  --          4,898             --              --           4,898
  Weighted average yield                          --           4.43%            --              --            4.43%
                                            --------     ----------      ---------      ----------      ----------
Total securities available for sale
  Amortized cost                            $     --     $    4,898      $   3,915      $    5,362      $   14,175
  Weighted average yield                          --           4.43%          5.05%           6.34%           5.30%
                                            ========     ==========      =========      ==========      ==========




     Securities held to maturity of $27.3 million at December 31, 2001, represented an increase of 78% or $15.3 million over the year ended December 31, 2000. Securities available for sale had a market value of $12.7 million at December 31, 2001, representing an increase of 322% or $9.7 million over the $3.0 million at December 31, 2000.

     The following table summarizes the maturity and weighted average yield in each category of Monmouth Community Bank's securities portfolios at December 31, 2001:





Maturities and weighted average                        Over            Over
yields:                                  Within       1 to 5          5 to 10        Over 10
(dollars in thousands)                   1 Year        Years           Years          Years           Total
                                         ------        -----           -----          -----           -----
Securities held to maturity:
Mortgage-backed securities:
  Amortized cost                        $     --     $      832      $      --      $   14,457      $   15,289
  Weighted average yield                      --           6.90%            --            6.03%           6.08%
Obligations of U.S. Government
agencies
  Amortized cost                              --         12,000             --              --          12,000
  Weighted average yield                      --           5.48%            --              --            5.48%
                                        --------     ----------      ---------      ----------      ----------
Total securities held to maturity
  Amortized cost                        $     --     $   12,832      $      --      $   14,457      $   27,289
  Weighted average yield                      --           5.57%            --            6.03%           5.81%
                                        ========     ==========      =========      ==========      ==========

Securities available for sale:
Mortgage-backed securities:
  Amortized cost                        $     --     $       --      $   4,072      $    5,535      $    9,607
  Weighted average yield                      --             --           5.09%           6.24%           5.75%
Obligations of U.S. Government
agencies
  Amortized cost                              --          3,002             --              --           3,002
  Weighted average yield                      --           6.51%            --              --            6.51%
                                        --------     ----------      ---------      ----------      ----------
Total securities available for sale
  Amortized cost                        $     --     $    3,002      $   4,072      $    5,535      $   12,609
  Weighted average yield                      --           6.51%          5.09%           6.24%           5.93%
                                        ========     ==========      =========      ==========      ==========

Investment Policy


     Our board of directors has adopted an investment policy to govern the investment function of Monmouth Community Bank, which includes the purchase of securities for the held-to-maturity and available-for-sale portfolios and the sale of securities from the available-for-sale portfolio.

     The basic objectives of the investment function are:

     o to keep Monmouth Community Bank's funds fully employed at the maximum after-tax return;
     o    to minimize exposure to credit risk; and
     o    to provide liquidity required by current circumstances.

     As used in our investment policy and in other policies of Monmouth Community Bank, the term "liquidity" refers to the expected cash flow from performing assets and secondary to borrowings secured by performing assets. These two sources of liquidity are expected to fund the operations of Monmouth Community Bank. For this reason, unless otherwise indicated, the term "liquidity" in Monmouth Community Bank's policies does not refer to proceeds from the sale of assets, except for the sale of assets available-for-sale.

     Investment management therefore emphasizes:

     o    preservation of principal;
     o    strong cash-flow characteristics;
     o    ready availability of credit information;
     o appropriateness of size both as to Monmouth Community Bank and as to an obligor's outstanding debt;
     o eligibility as collateral for public-agency deposits and customer repurchase-agreement accounts; and
     o    broad marketability, as an indicator of quality.

     The purpose of bonds in the held-to-maturity portfolio is to provide earnings consistent with the safety factors of quality, maturity and risk diversification. This purpose is reflected in the accounting principle that carrying a debt security at amortized cost is appropriate only if the investment committee of Monmouth Community Bank has the positive intent and ability to hold that security to maturity. Management should be indifferent to price fluctuations unrelated to the continuing ability of a security to contribute to recurring income. For purposes of our investment policy, a security shall be deemed to have matured if it is sold (i) within 3 months of maturity or a call date if exercise of the call is probable or (ii) after collection of at least 85% of the principal outstanding at acquisition.

     Debt securities that are not positively expected to be held to maturity, but rather for indefinite periods of time and equity securities shall be booked to the available-for-sale portfolio, which shall be monitored daily and reported at fair value with unrealized holding gains and losses excluded from earnings and reported as a tax-effected net amount in a separate component of shareholders' equity. However, in calculating and reporting regulatory capital, only net unrealized losses on marketable equity securities is deducted from Tier 1 or core capital.

Loan Portfolio


     Monmouth Community Bank's primary policy goal is to establish a sound credit portfolio that contributes, in combination with other earning assets, to a satisfactory return on assets, return on shareholders' equity and capital to asset ratio.

     Monmouth Community Bank conducts both commercial and retail lending activities. The loan approval process at Monmouth Community Bank is driven by the aggregate indebtedness of the borrower. Executive officers with lending authority and loans officers have various loan approval authorities up to $250,000. All credit accommodations exceeding $250,000 are referred to Monmouth Community Bank's loan committee for review and approval. The loan committee is comprised of internal officers and outside directors. A loan officer with a loan application for more than $250,000 presents a full analysis of the proposed credit accommodation to the members of the loan committee for their consideration. The analysis includes, among other things, the following;

     o    a description of the borrower;
     o    the loan purpose and use of proceeds;
     o    the requested loan amount;
     o    the recommended term;
     o    the recommended interest rate;
     o    primary, secondary and tertiary sources of repayment;
     o    proposed risk rating;
     o    full collateral description;
     o    fees (if any);
     o full borrower financial analysis including comparative balance sheets, income statements and statements of cash flows; and
     o    inherent strengths and weaknesses of the borrower.

     A similar analysis is prepared by the loan officer for those loan applications that are for amounts at or below the $250,000 threshold. This analysis is reviewed by the senior loan officer and credit officer prior to loan approval.

     Monmouth Community Bank utilizes a comprehensive approach to loan underwriting. The primary quantitative determinants in the underwriting process include creditworthiness of the borrower, cash flow from income or operations and the ability to secure an adequate collateral package.

     For commercial loans, the collateral package is somewhat dependent on the loan type. Commercial lines of credit, term loans and time notes are typically secured by a general lien on business assets, and qualified (typically less than 90 days) accounts receivable. Commercial mortgage loans are secured by the underlying property with an acceptable equity margin. Personal guarantees from the principals of a business are often required. In general, Monmouth Community Bank requires that income available to service debt repayment requirements be equal to at least 125% of those requirements.

     Retail or consumer loans offered include home equity loans, home equity lines of credit, direct automobile loans and unsecured loans. Underwriting criteria for home equity products include an acceptable score for the borrower(s), a loan to value not to exceed 75% and a debt service to income maximum of 45%. Such criteria provides Monmouth Community Bank with underwriting comfort without placing the institution in a position of competitive disadvantage.

     The granting of loans, by definition, have attendant risks. Monmouth Community Bank attempts to mitigate risks through sound credit underwriting. Each loan that Monmouth Community Bank approves undergoes credit scrutiny that results in a quantification of risk and then the assignment of a risk rating. Individual risk ratings carry with them a required reserve that is used to fund Monmouth Community Bank's allowance for loan losses. The inherent risk associated with each loan is a function of loan type, collateral, cash flow, credit rating, general economic conditions and interest rates.

     Monmouth Community Bank is limited by regulation as to the total amount which may be committed and lent to a borrower and its related entities. Monmouth Community Bank's legal lending limit is equal to 15% of its capital funds, including capital stock, surplus, retained earnings and the allowance for loan losses. Monmouth Community Bank may lend an additional 10% of its capital funds to a borrower and its related entities if the additional loan or extension of credit is fully secured by readily marketable collateral having a market value at least equal to the amount borrowed. The additional limitation is separate from and in addition to the general limitation of 15%.


     The following table summarizes net loans outstanding by loan category and amount at March 31, 2002 and December 31, 2001 and 2000.



(in thousands)                        March 31, 2002    December 31, 2001   December 31, 2000
                                      --------------    -----------------   -----------------
Commercial and industrial loans         $  24,124           $  23,212           $  18,165
Real estate loans - commercial             34,128              27,229              19,103
Home equity and second mortgages           12,043              11,182               9,279
Consumer loans                              1,059               1,113               1,047
                                        ---------           ---------           ---------
                                           71,354              62,736              47,594
Less allowance for loan losses                967                 855                 650
                                        ---------           ---------           ---------
Net loans                               $  70,387           $  61,881           $  46,944
                                        =========           =========           =========




     For the three months ended March 31, 2002, net loans increased by $8.5 million, or 14%, from the $61.9 million at December 31, 2001.

     For the three months ended March 31, 2002, commercial and industrial loans increased to $58.3 million from the December 31, 2001 total of $50.4 million, representing a 16% increase.

     For the three months ended March 31, 2002, home equity and second mortgage loans increased by $861 thousand to $12.0, million which represents a nearly 8% increase from the December 31, 2001 total of $11.2 million.

     For the twelve months ended December 31, 2001, net loans increased by $14.9 million, or 32%, from the $46.9 million at December 31, 2000.

     For the twelve months ended December 31, 2001, commercial and industrial loans and commercial real estate loans increased by $13.2 million, or 35%, from the $37.3 million at December 31, 2000.

     During 2001, home equity and second mortgages increased by $1.9 million to $11.2 million at December 31, 2001, which represents a 21% increase from the $9.3 million at December 31, 2000.

     The following table summarizes the maturities of loans by category and whether such loans are fixed or floating rate at March 31, 2002.



                                                                     March 31, 2002
                                          -----------------------------------------------------------------------

Maturity and repricing data for loans:     Within  Over 1 to 3  Over 3 to 5  Over 5 to 10   Over 10
(in thousands)                             1 Year     Years        Years        Years        Years       Total
                                          -------- -----------  ----------- ------------  -----------  -----------
Loans secured by 1-4 family
residential properties
   Fixed rate                              $   141    $ 1,317     $ 2,815     $   128      $   449       $ 4,850
   Adjustable rate                           9,339         --          --          --           --         9,339

All other loans secured by real estate
   Fixed rate                                  142      8,552      19,278       4,405           --        32,377
   Adjustable rate                           6,232         --          --          --           --         6,232

All other loans
   Fixed rate                                2,540      3,259       4,403         139            6        10,347
   Adjustable rate                           8,209         --          --          --           --         8,209
                                           -------    -------     -------     -------      -------       -------
Total                                      $26,603    $13,128     $26,496     $ 4,672      $   455       $71,354
                                           =======    =======     =======     =======      =======       =======



     The following table summarizes the maturities of loans by category and whether such loans are fixed or floating rate at December 31, 2001.



                                                                    December 31, 2001
                                          -----------------------------------------------------------------------

Maturity and repricing data for loans:     Within  Over 1 to 3  Over 3 to 5  Over 5 to 10   Over 10
(in thousands)                             1 Year     Years        Years        Years        Years       Total
                                          -------- -----------  ----------- ------------  -----------  ----------
Loans secured by 1-4 family
residential properties
   Fixed rate                              $   376    $ 1,469     $ 3,186     $   167      $   770      $ 5,968
   Adjustable rate                           7,348         --          --          --           --        7,348

All other loans secured by real estate
   Fixed rate                                   64      7,652      15,320       2,171           --       25,207
   Adjustable rate                           5,000         --          --          --           --        5,000

All other loans
   Fixed rate                                2,198      2,845       4,527         169            6        9,745
   Adjustable rate                           9,468         --          --          --           --        9,468
                                           -------    -------     -------     -------      -------      -------

Total                                      $24,454    $11,966     $23,033     $ 2,507      $   776      $62,736
                                           =======    =======     =======     =======      =======      =======

Non-Performing Loans


     Loans are considered to be non-performing if they are (i) on a non-accrual basis, (ii) are past due ninety (90) days or more and still accruing interest, or (iii) have been renegotiated to provide a reduction or deferral of interest or principal because of a weakening in the financial positions of the borrowers. A loan which is past due ninety (90) days or more and still accruing interest remains on accrual status only where it is both adequately secured as to principal and is in the process of collection. Monmouth Community Bank had no non-performing loans at March 31, 2002, December 31, 2001 or December 31, 2000.


Potential Problem Loans


     In addition to non-performing loans, Monmouth Community Bank maintains a "watch list" of loans which are subject to heightened scrutiny and more frequent review by management. Loans may be placed on the "watch list" because of documentation deficiencies, or because management has identified "structural weaknesses" which potentially could cause such loans to become non-performing in future periods.

     As of March 31, 2002 and December 31, 2001, there were no loans identified as having structural weaknesses on the "watch list." The total balance of loans on the "watch list" at March 31, 2002 and December 31, 2001 was $2.1 million and $1.6 million, respectively.


Allowance for Loan Losses and Related Provision


     The allowance for loan losses is a valuation reserve available for losses incurred or expected on extension of credit. The determination of the adequacy of the allowance for loan losses is a critical accounting policy of Monmouth Community Bank, due to the inherently subjective nature of the evaluation. Credit losses primarily arise from Monmouth Community Bank's loan portfolio, but also may be derived from other credit-related sources, including commitments to extend credit. Additions are made to the allowance through periodic provisions which are charged to expense. All losses of principal are charged to the allowance when incurred or when a determination is made that a loss is expected. Subsequent recoveries, if any, are credited to the allowance.


     As part of our evaluation of the adequacy of our allowance for loan losses, each quarter we prepare a worksheet. This worksheet categorizes the entire loan portfolio by certain risk characteristics such as loan type (commercial, commercial real estate, one- to four-family, consumer, etc.) and loan risk rating.

     Loan risk ratings for every loan are determined by individual loan officers who consider various factors including the borrower's current financial condition and payment status, historical loan performance, underlying collateral, as well as internal loan review and regulatory ratings. Any loans with known potential losses are categorized and reserved for separately.

     The loss factors applied to each loan risk rating are inherently subjective in nature and in Monmouth Community Bank's circumstances, even more so due to the relatively unseasoned nature of the loan portfolio and the lack of any meaningful charge-off experience. Loss factors are assigned to loan risk rating categories on the basis of our assessment of the potential risk inherent in each loan type. Key factors we consider in determining loss factors for each loan type include the current real estate market conditions, changes in the trend of delinquencies and non-performing loans, the current state of the local and national economy, loan portfolio growth and changes in composition and concentrations within the portfolio. The loss factors are evaluated by management on a quarterly basis and any adjustments are approved by the board of directors of the holding company. There have been no significant changes in loss factors in the first quarter of 2002 compared to 2001 or 2000.

     We establish the provision for loan losses after considering the allowance for loan loss worksheet, the amount of the allowance for loan losses in relation to the total loan balance, loan portfolio growth, loan delinquency trends and peer group analysis. Monmouth Community Bank's allowance for loan losses is allocated on an individual loan basis and Monmouth Community Bank does not maintain an unallocated allowance for loan losses. We have applied this process consistently and have made minimal changes in the estimation methods and assumptions that we have used.

     Our primary lending emphasis is the origination of commercial real estate loans, commercial and industrial loans, and to a lesser extent, home equity and second mortgages. As a result of our strategic plans and lending emphasis, we have a loan concentration in commercial loans at March 31, 2002 and December 31, 2001, the majority of which are secured by real property located in New Jersey.

     Based on the composition of our loan portfolio and the growth in our loan portfolio over the past four years, we believe the primary risks inherent in our portfolio are possible increases in interest rates, a possible decline in the economy, generally, and a possible decline in real estate market values. Any one or a combination of these events may adversely affect our loan portfolio resulting in increased delinquencies and loan losses.

     The provision for loan losses for the three months ended March 31, 2002 was $112 thousand, an increase of $83 thousand, or 286%, over the same period in 2001. The increase in the first quarter provision was due primarily to increased loan growth experienced during the first quarter of 2002 as compared to the same period in 2001. There were no significant changes in loan portfolio composition or asset quality that impacted the allowance for loan losses during the three months ended March 31, 2002, as compared to the same period in 2001. Loans outstanding at March 31, 2002 totaled $70.4, an increase of 12% from the December 31, 2001 total. The allowance for loan losses at March 31, 2002 totaled $967 thousand, or 13% higher than the December 31, 2001 total of $855 thousand.

     The provision for loan losses was $211 thousand for 2001, as compared to $291 thousand for 2000. The provision for loan losses decreased in 2001 as compared to 2000 primarily due a reduced rate of loan growth in 2001 as compared to the loan growth experienced in 2000. Changes in loan portfolio composition and asset quality had no significant impact on the calculation of the allowance for loan losses and related provision in 2001 and 2000. Loan portfolio composition remained consistent in 2001 as compared to 2000 with commercial loans representing 80% of total loans outstanding at December 31, 2001, as compared to 78% in 2000. In addition, Monmouth Community Bank had no non-accrual or impaired loans at December 31, 2001, 2000 or 1999. Loans outstanding totaled $62.7 million at December 31, 2001, as compared to $47.6 million at December 31, 2000, an increase of 32%. The allowance for loan losses increased to $855 thousand, or 32%, at December 31, 2001, as compared to December 31, 2000.

     The following table summarizes Monmouth Community Bank's allowance for loan losses for the three months ended March 31, 2002 and the years ended December 31, 2001 and 2000.



                                               March 31, 2002   December 31, 2001   December 31, 2000
                                               --------------   -----------------   -----------------
(in thousands)
Balance, beginning of year                         $  855           $  650              $  359
Provision charged to expense                          112              211                 291
Charge-offs                                            --               (6)                 --
Balance, end of year                               $  967           $  855              $  650
Ratio of allowance for loan losses to total         1.36%             1.36%               1.37%
loans
Ratio of net charge-offs to average loans           0.00%             0.01%               0.00%
outstanding




     The following table sets forth Monmouth Community Bank's percent of allowance for loan losses to total allowance and the percent of loans to total loans in each of the categories listed at the dates indicated (dollars in thousands):




                          March 31, 2002                      December 31, 2001                      December 31, 2000
                ----------------------------------    ----------------------------------     ----------------------------------

                            Percent of   Percent                  Percent of   Percent                   Percent of   Percent
                            allowance    of loans                 allowance    of loans                  allowance    of loans
                             to total    to total                  to total    to total                   to total    to total
                 Amount     allowance      loans       Amount     allowance      loans        Amount     allowance      loans
                --------   ------------ ----------    --------   ------------ ----------     --------   ------------ ----------

Commercial
  loans          $807         83.4%        81.6%       $709          82.9%        80.4%       $523          80.5%        78.3%

Consumer
  loans           160         16.6%        18.4%        146          17.1%        19.6%        127          19.5%        21.7%

                 ----        -----        -----        ----         ------       ------       ----         ------       ------
Total            $967        100.0%       100.0%       $855         100.00%      100.00%      $650         100.00%      100.00%



Deposits


     One of Monmouth Community Bank's primary strategies is the accumulation and retention of core deposits. Core deposits are defined as of all deposits except certificates of deposits in excess of $100 thousand.

     Total deposits were $121.3 million at March 31, 2002, an increase of $12.5 million, or 11%, from the year ended December 31, 2001 total of $108.9 million. Core deposits as a percentage of total deposits were 87% at March 31, 2002.

     Total deposits were $108.9 million at December 31, 2001, an increase of $36.5 million from the year ended December 31, 2000. Core deposits as a percentage of total deposits were 86% at December 31, 2001, and 80% at December 31, 2000.

     The following table represents categories of Monmouth Community Bank's deposits at March 31, 2002, December 31, 2001 and December 31, 2000.



                                                   March 31,    December 31,  December 31,
 (in thousands)                                      2002           2001         2000
                                                     ----           ----         ----
Demand deposits, non-interest bearing              $ 20,029      $ 17,215      $ 13,993
Savings, N.O.W. and money market accounts            73,701        63,603        35,753
Certificates of deposit of less than $100,000        11,978        12,308         8,462
Certificates of deposit of $100,000 or more          15,641        15,766        14,144
                                                    -------       -------       -------
Total deposits                                     $121,349      $108,892      $ 72,352
                                                    =======       =======       =======




     The following table represents categories of Monmouth Community Bank's average deposit balances and weighted average interest rates for the three months ended March 31, 2002, and the years ended December 31, 2001 and 2000.


                                                        March 31,               December 31,              December 31,
                                                        ---------               ------------              ------------
(in thousands)                                            2002                     2001                       2000
                                                          ----                     ----                       ----
                                                              Weighted                  Weighted                  Weighted
                                                    Average   Average        Average     Average        Average    Average
                                                    Balance     Rate         Balance      Rate          Balance      Rate
                                                    -------     ----         -------      ----          -------      ----
Demand deposits, non-interest bearing              $ 18,896       --%       $ 15,893        --%        $ 11,301        --%
Savings, N.O.W. and money market accounts            69,557     2.21%         47,268      2.94%          26,502      3.43%
Certificates of deposit of less than $100,000        12,164     3.74%         11,144      5.12%           6,444      5.40%
Certificates of deposit of $100,000 or more          15,433     3.24%         15,343      4.84%           9,942      5.52%
                                                     ------     ----          ------      ----            -----      ----
Total deposits                                     $116,050     2.17%       $ 89,648      3.02%        $ 54,189      3.33%
                                                    =======     ====         =======      ====          =======      ====



At March 31, 2002, Monmouth Community Bank had $27.6 million in time deposits maturing as follows (in thousands):



                                     3 months or    Over 3 to 12    Over 1 year
                                         less          months        to 3 years    Over 3 years      Total
                                    ------------------------------------------------------------------------
Less than $100,000                  $ 3,402           $ 5,733          $ 2,377      $   466         $11,978

Equal to or more than $100,000        7,302             7,880              459           --          15,641
                                    ------------------------------------------------------------------------
Total                               $10,704           $13,613          $ 2,836      $   466         $27,619
                                    ========================================================================

     At December 31, 2001, Monmouth Community Bank had $28.1 million in time deposits maturing as follows (in thousands):



                                             Over 3     Over 1
                                  3 months   to 12      year to    Over 3
                                   or less    months     3 years    years      Total
                                  ---------- ---------- ---------- --------- ----------
Less than $100,000                $  5,599   $  4,073   $  2,174   $    462  $ 12,308

Equal to or more than $100,000       8,815      6,498        353        100    15,766
                                  -----------------------------------------------------
Total                             $ 14,414   $ 10,571   $  2,527   $    562  $ 28,074
                                  =====================================================



Liquidity and Capital Resources


     Liquidity defines the ability of Monmouth Community Bank to generate funds to support asset growth, meet deposit withdrawals, maintain reserve requirements and otherwise operate on an ongoing basis. An important component of a bank's asset and liability management structure is the level of liquidity, which are net liquid assets available to meet the needs of its customers and regulatory requirements. During the past two years and three months, the liquidity needs of Monmouth Community Bank were primarily met by cash on hand and loan and investment amortizations. Monmouth Community Bank invests funds not needed for operations (excess liquidity) primarily in daily Federal funds sold. With adequate cash inflows resulting from deposits during and the first quarter of 2002 and years 2001 and 2000, Monmouth Community Bank maintained levels of short-term assets sufficient to maintain ample liquidity. During 2001, Monmouth Community Bank built a large secondary source of liquidity known as Investment Securities Available for Sale. The market value of that portfolio was $14.2 million at March 31, 2002 and $12.7 million at December 31, 2001.

     It has been Monmouth Community Bank's experience that its deposit base, both core and non-core, are primarily relationship driven and not highly sensitive to changes in interest rates. However, adequate sources of reasonably priced on and off-balance sheet funds must be continually accessible for times of need. Supplemental sources of liquidity include lines of credit with correspondent banks, large certificates of deposit and wholesale as well as retail repurchase agreements. "Brokered deposits," as defined in FDIC Regulation 337.6, may be utilized only if authorized by our board of directors in an addendum to this policy. Contingent liquidity sources will include advances from both the Federal Home Loan Bank (once approved) and the Federal Reserve Bank, Federal funds purchase lines with upstream correspondents and curtailing loan activity. In addition, future expansion of Monmouth Community Bank's retail banking network will create additional sources of liquidity from new deposit customer relationships.

     Monmouth Community Bank is subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Monmouth Community Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Monmouth Community Bank must meet specific capital guidelines that involve quantitative measures of Monmouth Community Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Monmouth Community Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. See "Government Regulation."


     Quantitative measures established by regulation to ensure capital adequacy require Monmouth Community Bank to maintain minimum amounts and ratios (set forth in the following table) of total capital and Tier 1 capital to risk weighted assets, and of Tier 1 capital to average assets (leverage ratio). We believe that, as of March 31, 2002, Monmouth Community Bank met all capital adequacy requirements to which it is subject.

     As of December 31, 2001, the most recent notification from the Office of the Comptroller of the Currency categorized Monmouth Community Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that we believe have changed Monmouth Community Bank's category.

     Monmouth Community Bank's actual capital ratios at March 31, 2002, December 31, 2001 and December 31, 2000 are presented in the following table:


                                                Tier I                        Tier I
                                              Capital to                    Capital to                    Total Capital to
                                         Average Assets Ratio             Risk Weighted                    Risk Weighted
                                           (Leverage Ratio)                Asset Ratio                       Asset Ratio
            Capital Ratios
                                      March 31,     December 31,      March 31,     December 31,       March 31,    December 31,
                                      ---------     ------------      ---------     ------------       ---------    ------------
                                         2002       2001    2000         2002       2001    2000          2002      2001      2000
                                         ----       ----    ----         ----       ----    ----          ----      ----      ----
Monmouth Community Bank                  7.12%     7.68%   11.02%       10.34%     11.60%   15.99%       11.46%     12.73%    17.24%


"Adequately capitalized" institution
   (under Federal regulations)           4.00%     4.00%    4.00%        4.00%      4.00%    4.00%        8.00%      8.00%     8.00%


"Well capitalized" institution (under
   Federal regulations)                  5.00%     5.00%    5.00%        6.00%      6.00%    6.00%       10.00%     10.00%    10.00%




Impact of Inflation


     The financial statements and related financial data presented in this prospectus have been prepared in accordance with generally accepted principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operation of the holding company and Monmouth Community Bank is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. We believe that continuation of our efforts to manage the rates, liquidity and interest sensitivity of our assets and liabilities is necessary to generate an acceptable return on assets.

                           PRINCIPAL SHAREHOLDERS AND
                        SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth information as of June 14, 2002, with respect to the beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the holding company's common stock, which is the only class of the holding company's capital stock with shares issued and outstanding, by (i) each holding company director, (ii) James S. Vaccaro and Richard O. Lindsey, the only Named Executive Officers (as defined below) of the holding company, (iii) each person or group of persons known by the holding company to be the beneficial owner of more than 5% of the holding company's outstanding common stock, and (iv) all directors and executive officers of the holding company as a group:


                                                                Beneficial Ownership of Common
                                                                            Stock
                                                              -----------------------------------
Name of Beneficial Owner(1)                                   No. of Shares (2)     Percent of
                                                                                      Class
James G. Aaron, Esq.(3)(4).....................................       53,862             5.04%

Mark R. Aikins, Esq.(3)(5).....................................       21,615             2.02%

Nicholas A. Alexander, C.P.A. (3)(6)...........................       14,175             1.33%

John A. Brockriede (3)(7)......................................       66,613             6.23%

Solomon Dwek (3)(8)............................................       58,065             5.43%

Richard O. Lindsey (3)(9)(10)..................................       22,099             2.07%

John F. McCann (3)(11).........................................       36,225             3.39%

Harold M. Miller, Jr.(3)(12)...................................       43,890             4.10%

Carmen M. Penta, C.P.A.(3)(13).................................       13,465             1.26%

Mark G. Solow (3)(14)..........................................       36,225             3.39%

James S. Vaccaro (3)(15)(16)...................................       19,251             1.80%

Philip Konvitz (17)(18)........................................       54,862             5.13%

All Executive Officers and
Directors as a Group (14 persons) (4)(5)(6)(7)(8)
(9)(11)(12)(13)(14)(15)(19)....................................      385,485            36.05%


(1) Except for Mr. Konvitz, each person listed in this table maintains a mailing address at 627 Second Avenue, Long Branch, New Jersey 07740. Mr. Konvitz maintains a mailing address at 1060 Ocean Avenue, Elberon, New Jersey 07740.


(2) In accordance with Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of the holding company's common stock if he, she or it has voting or investment power with respect to such security. This includes shares (i) subject to options exercisable within sixty (60) days, and (ii)(a) owned by a spouse,
     (b) owned by other immediate family members, or (c) held in trust or held in retirement accounts or funds for the benefit of the named individuals, over which shares the person named in the table may possess voting and/or investment power.

(3)  Such person serves as a director of the holding company.


(4) Includes 3,150 shares subject to currently exercisable stock options; 11,576 shares beneficially owned by Mr. Aaron but registered in the name of Prudential Securities; 3,958 shares registered in the name of Madlyn Aaron, Mr. Aaron's wife; 4,961 shares registered in the name of ERBA Co., Inc., in which Mr. Aaron has an ownership interest and serves as a vice president; 5,512 shares registered in the name of Mr. Aaron as trustee for the Trust Under the Will of Leslie B. Aaron, Mr. Aaron's father, as to which shares he disclaims any beneficial interest; and 4,410 shares registered in the name of the Aaron Family Limited Partnership, of which Mr. Aaron is a partner. Also includes, 2,205 shares registered in the name of Madlyn Aaron as trustee for Mr. and Mrs. Aaron's son, Chad; 2,205 shares registered in the name of Madlyn Aaron as trustee for Mr. and Mrs. Aaron's daughter, Samantha; 5,512 shares in the name of the David Ritter Trust, of which Mr. Aaron is a trustee; and 5,512 shares in the name of the Randy Ritter Trust, of which Mr. Aaron is a trustee. Mr. Aaron disclaims any beneficial interest to the shares held in the aforementioned trusts.

(5) Includes 3,150 shares subject to currently exercisable stock options; 18,025 shares registered in the name of Mr. Aikins and held in a Simplified Employee Pension - Individual Retirement Account; and 220 shares held by Mr. Aikins' children, 110 shares by Louis Richmond Aikins and 110 shares by Andrew Charles Aikins, as to which shares he disclaims any beneficial interest.

(6)  Includes 3,150 shares subject to currently exercisable stock options.

(7) Includes 3,150 shares subject to currently exercisable stock options; 21,923 shares held by CJM Management, L.L.C., of which Mr. Brockriede is an Administrative Member; 606 shares held by Linda J. Brockriede, Mr. Brockriede's wife, in trust for John A. Brockriede, III, as to which shares he disclaims any beneficial interest; 826 shares held by Linda J. Brockriede in trust for Hunter H. Hacking, as to which shares he disclaims any beneficial interest; 606 shares held by Linda J. Brockriede in trust for Raven M. Hacking, as to which shares he disclaims any beneficial interest; 606 shares held by Linda J. Brockriede in trust for Austin J. Brockriede, as to which shares he disclaims any beneficial interest; 330 shares held by Linda J. Brockriede in trust for Gianna R. Brockriede, as to which shares he disclaims any beneficial interest; 330 shares held by Linda
     J. Brockriede in trust for Nicholas A. Brockriede, as to which shares he disclaims any beneficial interest; 23,100 shares held jointly with Linda J. Brockriede; and 1,046 shares registered in the name of PaineWebber as custodian for the Individual Retirement Account and SEP of John A. Brockriede.

(8) Includes 3,150 shares subject to currently exercisable stock options; 7,350 shares held in the name of Isaac Dwek & Pearl Pamela Dwek, as trustees for the Isaac Dwek Irrevocable Trust for the benefit of Isaac Dwek; 5,565 shares held in the name of the

     Raizel Dwek Irrevocable Trust with Pearl Pamela Dwek & Isaac Dwek as trustees; and 4,200 shares held in the name of the Milo Dwek 1998 Irrevocable Trust, Solomon Dwek grantor, Pearl Pamela Dwek & Isaac Dwek trustees. Mr. Dwek disclaims any beneficial interest to all shares held in the aforementioned trusts.

(9) Includes 11,025 shares subject to currently exercisable stock options; 3,307 shares held jointly with Donna A. Lindsey, Mr. Lindsey's wife; and 2,205 shares held by Wheat First Butcher Singer as custodian for Richard O. Lindsey's Individual Retirement Account.


(10) Mr. Lindsey serves as the President of the holding company.


(11) Includes 3,150 shares subject to currently exercisable stock options; and 5,512 shares held by Mary Ellen McCann, Mr. McCann's wife, as to which shares he disclaims any beneficial interest.

(12) Includes 3,150 shares subject to currently exercisable stock options; 2,205 shares held by Harold M. Miller III, Mr. Miller's son, as to which shares he disclaims any beneficial interest; and 2,205 shares held by James R. Miller, Mr. Miller's son, as to which shares he disclaims any beneficial interest.

(13) Includes 3,150 shares subject to currently exercisable stock options.

(14) Includes 3,150 shares subject to currently exercisable stock options; and 6,615 shares held jointly with Susan S. Solow, Mr. Solow's wife.

(15) Includes 10,473 shares held by Merrill Lynch Pierce Fenner & Smith as custodian for the benefit of James S. Vaccaro Simplified Employee Pension; 441 shares held by Mr. Vaccaro as custodian for Jillian Vaccaro, Mr. Vaccaro's daughter, under the Uniform Gifts to Minors Act, as to which shares he disclaims any beneficial interest; 441 shares held by Mr. Vaccaro as custodian for Jenna Vaccaro, Mr. Vaccaro's daughter, under the Uniform Gifts to Minors Act, as to which shares he disclaims any beneficial interest; and 661 shares held by Mr. Vaccaro as custodian for James S. Vaccaro, IV, Mr. Vaccaro's son, under the Uniform Gifts to Minors Act, as to which shares he disclaims any beneficial interest.


(16) Mr. Vaccaro serves as the Chairman of the Board and Chief Executive Officer of the holding company.


(17) Includes 3,100 shares subject to currently exercisable stock options; 26,459 shares held by the Lehigh Agency, of which Mr. Konvitz is President; 2,756 shares held with Barbara Konvitz Dubel, as joint tenants; 4,908 shares held with Jane Konvitz Korbrin, as joint tenants; and 2,756 shares held with Norman Konvitz, as joint tenants.


(18) Mr. Konvitz is a former director of the holding company.

(19) Includes 3,307 shares subject to currently exercisable options held by Anthony Giordano, Treasurer of the holding company; 498 shares held by Charles Schwab & Co. for the benefit of Mr. Giordano's IRA; 493 shares held by Charles Schwab & Co. for the benefit of Mr. Giordano's spouse, as to which shares he disclaims any beneficial interest, and

     143 shares held by Mr. Giordano as custodian for his son, Anthony Giordano IV, under the Uniform Gifts to Minors Act, as to which shares he disclaims any beneficial interest.


                      DESCRIPTION OF BUSINESS AND SERVICES

General


     Monmouth Community Bancorp is a single-bank holding company headquartered in Long Branch, New Jersey. Our wholly-owned subsidiary, Monmouth Community Bank, provides a full range of banking services to individual and business customers located primarily in coastal Monmouth County, New Jersey (the "Market Area"). Monmouth Community Bank has branches located in Long Branch, Spring Lake Heights, Little Silver and Neptune City, New Jersey. Monmouth Community Bank is a national association chartered by the Office of the Comptroller of the Currency ("OCC"), and its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). As a community bank, Monmouth Community Bank's emphasis is on providing a broad range of financial products and services to individual consumers, small businesses and professionals in the Market Area. When a customer's loan requirements exceed Monmouth Community Bank's lending limit, Monmouth Community Bank seeks to arrange such loans on a participation basis with other financial institutions. In addition, Monmouth Community Bank participates in loans originated by other financial institutions.

     Monmouth Community Bank offers a full range of retail and commercial banking services to its customers, including checking accounts, savings accounts, money market accounts, certificates of deposit, installment loans, real estate mortgage loans, commercial loans, wire transfers, money orders, traveler's checks, safe deposit boxes, night depository, federal payroll tax deposits, bond coupon redemption, bank by mail, direct deposit and automated teller services, telephone and internet banking. Monmouth Community Bank has debit card, merchant card and international services available to its customers through correspondent institutions.

     In 2001, Monmouth Community Bank converted from a state-chartered bank to a national association chartered by the OCC. The activities permitted by the national association charter and the OCC's regulatory parameters and oversight are believed by our board of directors to be more consistent with the strategic initiatives of Monmouth Community Bank.


Business Strategy


     Monmouth Community Bank's strategy is to provide a competitive range of community banking services to the Market Area, in a cordial environment, at fair and reasonable prices, at convenient operating hours, with a commitment to prompt, professional and highly personalized service, which is both efficient and responsive to local needs. Service to customers and a commitment to the community are the basic and distinguishing features Monmouth Community Bank offers. Management believes there is a need in the Market Area for a local bank to provide personalized service that is responsive to local community needs and managed by experienced personnel.


Market Area



     Monmouth Community Bank currently has four branches, located in Long Branch, Spring Lake Heights, Neptune City and Little Silver. Each branch is within Monmouth County, New Jersey, the sixth largest county in the State of New Jersey. Second Avenue, the address of the Long Branch location, is highly visible and situated in the established West End business district of the City of Long Branch. Similarly, the other three locations provide a great deal of exposure and are well-situated and are accessible to provide convenient services to businesses, professionals and individuals throughout the Market Area.


     The current Market Area of Monmouth Community Bank is comprised of the municipalities of Allenhurst, Deal, Eatontown, Interlaken, Loch Arbour, Long Branch, Monmouth Beach, Ocean Grove, Ocean Township, Oceanport, West Long Branch, Asbury Park, Bradley Beach, Avon-by-the-Sea, Belmar, Spring Lake, Spring Lake Heights, Sea Girt, Manasquan, Wall, Brielle, Neptune and Neptune City, Little Silver, Sea Bright, Fair Haven, Rumson, Red Bank and Shrewsbury Borough and Township.



     The Market Area is well-served by an established network of arterial roadways including New Jersey Routes 33, 35, 36 and 71. The Garden State Parkway is located just to the west of the Market Area, with direct access provided by Route 36. Direct access to the New Jersey Turnpike is provided by I-195. Overall, the regional road system is considered to be excellent in terms of long-range access; and the local road network offers good access and circulation to and about the branch locations.

     Commercial activity within the Market Area includes small and medium sized businesses, corporate offices, professional offices, major retail centers, resort and recreational businesses along the nearby oceanfront, as well as numerous industrial establishments specializing in light manufacturing, baking products, rubber and plastic products, surgical and medical devices, electronics and telecommunications. In addition, the Market Area contains a variety of major employers, including Monmouth Medical Center, Jersey Shore Medical Center, Monmouth University and Fort Monmouth.

Services Offered


     Monmouth Community Bank is community oriented and offers services and products designed to meet the needs of local individuals, businesses and professionals. Business people and professionals are offered a broad spectrum of deposit and loan products designed to satisfy their occupational and personal financial needs. In addition, Monmouth Community Bank provides a broad array of consumer banking services to the general public residing or working in the Market Area.


     Deposits. In order to attract and retain stable deposit relationships with small businesses, Monmouth Community Bank offers competitive small business cash management services. We believe that the expertise and experience of Monmouth Community Bank's management coupled with the latest technology enables Monmouth Community Bank to maximize the growth of business related deposits. As for consumers, the primary deposit services of Monmouth Community Bank are comprised of demand deposits, savings deposits (including money markets), time deposits and individual retirement accounts.


     Loans. The loan portfolio consists primarily of variable-rate and short-term fixed rate loans, with a significant concentration in commercial purpose transactions. We believe that the familiarity of management and the members of the board of directors appointed to Monmouth Community Bank's loan committee with prospective local borrowers enables Monmouth

Community Bank to better evaluate the character, integrity and creditworthiness of prospective borrowers.

     Residential Mortgage Loans. In order to effectively penetrate the mortgage market, Monmouth Community Bank offers through one or more third parties a range of residential mortgage products at competitive rates. Management believes that Monmouth Community Bank's policy of closing loans in a time frame that meets the needs of its borrowers is important to Monmouth Community Bank's business.


     Commercial Mortgage/Construction Loans. Monmouth Community Bank originates various types of loans secured with real estate, including construction loans. Monmouth Community Bank's loan officers work closely with real estate developers, individual builders and attorneys to offer construction loans and services to the residential real estate market as well as to owner-occupied commercial properties and investment properties. Construction lending constitutes a minor portion of the loan portfolio. In some cases, Monmouth Community Bank originates loans larger than its lending or policy limits and participates these loans with other banks.

     Consumer Lending. Monmouth Community Bank offers retail customers consumer loan services including secured and unsecured personal loans, home equity loans, lines of credit and auto loans.

     Small Business Loans. Monmouth Community Bank targets businesses with annual revenues of less than $25,000,000. Often, these businesses are ignored by the larger institutions and have experienced the most negative effects of the recent bank consolidations. Monmouth Community Bank offers responsiveness, flexibility and local decision-making for loan applications of small business owners, thereby eliminating the delays generally associated with non-local management. Monmouth Community Bank may participate in the future in Small Business Administration (SBA) programs, and currently participates in programs offered through the New Jersey Economic Development Authority. As an independent community bank, Monmouth Community Bank serves the special needs of professionals in the legal, medical, accounting, insurance and real estate industries. Lines of credit, term loans and time loans are tailored to meet the needs of Monmouth Community Bank's customers in the professional community.

     Other Services. To further attract and retain customer relationships, Monmouth Community Bank provides the standard array of financial services expected of a community bank including: the issuance of money orders, treasurer checks, certified checks and gift checks, wire transfers, U.S. Savings Bonds sales and redemptions, debit cards, U.S. Treasury Bills, notes and bonds, MAC card memberships, federal payroll tax deposits, safe deposit boxes, traveler's checks, a night depository, bond coupon redemptions, bank-by-mail, direct deposit, business sweep accounts, automated teller machines and telephone and internet banking.

Competition

     The banking business in New Jersey is very competitive. We compete for deposits and loans with existing New Jersey and out-of-state financial institutions which have longer operating histories, larger capital reserves and more established customer bases. Our competition includes large financial service companies and other entities, in addition to traditional banking institutions such as savings and loan associations, savings banks, commercial banks, internet banks and credit unions. Such competition includes community banks, with banking philosophies similar to those of Monmouth Community Bank, which have recently opened or plan to open within or near the Market Area.

     Our larger competitors have a greater ability than Monmouth Community Bank to finance wide ranging advertising campaigns through their greater capital resources. Marketing efforts to introduce prospective customers to Monmouth Community Bank depend heavily upon referrals from our board of directors, advisory boards, management and shareholders, selective advertising in local media and direct mail solicitations. Monmouth Community Bank competes for business principally on the basis of high quality, personal service to customers, customer access to Bank decision makers and competitive interest rates and fees.

     In the financial services industry in recent years, intense market demands, technological and regulatory changes and economic pressures have eroded once clearly defined financial service industry classifications. Existing banks have thus been forced to diversify their services, increase rates paid on deposits, provide competitive pricing on loans and become more cost effective, as a result of competition with one another and with new types of financial service companies, including non-banking competitors. Corresponding changes in the regulatory framework have resulted in increasing homogeneity in the financial services offered by financial institutions. Some of the results of these market dynamics in the financial services industry have been a number of new bank and non-bank competitors, increased merger activity, and increased customer awareness of product and service differences among competitors. These factors may be expected to affect our business prospects.


Bank Buildings


     The main office and the original branch of Monmouth Community Bank is located in the City of Long Branch, New Jersey at 627 Second Avenue. Monmouth Community Bank's Long Branch office is leased on terms and conditions set forth in a lease which was negotiated between the organizers of Monmouth Community Bank and the landlord (the "Long Branch Lease"). John A. Brockriede, a member of the holding company's board of directors, has a 30% interest in the general partnership which owns Monmouth Community Bank's Long Branch office. See "Related Party Transactions."

     The initial term (the "Initial Term") of the Long Branch Lease, which commenced on July 28, 1998, is ten (10) years. The net monthly rent for the Initial Term is $4,500, which shall be adjusted prior to the sixth year of the Initial Term to give effect to any increase in the Consumer Price Index for the New York - North Eastern New Jersey Area (the "Consumer Price Index") between the commencement date of the Long Branch Lease and the 59th month of the Initial Term. Monmouth Community Bank may extend the Long Branch Lease for four additional terms of five (5) years. During any extended term, the monthly rent will equal the monthly rent of the prior term, adjusted to give effect to any increase in the Consumer Price Index since the last adjustment.

     Monmouth Community Bank has the option to purchase Monmouth Community Bank's Long Branch office for $550,000 at the end of the fifth year of the Initial Term and at any time after the 114th month, but prior to the 118th month, of the Initial Term. If the Long Branch Lease is extended by Monmouth Community Bank, Monmouth Community Bank will have the option to purchase Monmouth Community Bank's Long Branch office during the initial five year extension for a price ranging between $558,000 and $590,000, with the exact price to be based on the date such option is exercised by Monmouth Community Bank.

     On July 8, 1999, a second branch of Monmouth Community Bank was opened at 700 Allaire Road, Spring Lake Heights, New Jersey. Monmouth Community Bank's Spring Lake Height's building is leased on terms and conditions set forth in a lease dated December 22, 1998 (the "Spring Lake Heights Lease"). The Spring Lake Heights Lease has an initial term of five (5) years commencing on June 1, 1999, with Monmouth Community Bank having the option to renew the lease for two (2) successive five (5) year terms, provided Monmouth Community Bank is not in default on the lease at the end of any such term. The rent for the first and second years of the lease was $5,600 per month. Thereafter, the rent increases for each additional year, including the individual years of each renewal term, equal to the greater of (a) 104% of the monthly payment for the preceding year, or (b) monthly rent of $5,600 increased by the percentage increase in the Consumer Price Index between June 1, 1999 and May 31 of the applicable lease year. The current monthly rent is $5,956.16.

     On July 10, 2001, a third branch of Monmouth Community Bank was opened at Route 35 and 3rd Avenue, Neptune City, New Jersey. Monmouth Community Bank's Neptune City office is leased on terms and conditions set forth in a lease dated September 29, 2000 (the "Neptune City Lease"). The Neptune City Lease has an initial term of three (3) years which commenced on October 1, 2000, with Monmouth Community Bank having the option to renew the lease for two (2) consecutive five (5) year terms, provided that: (a) the lease is in full force and effect; and (b) Monmouth Community Bank is current with all of its rental obligations and is not and has not been in default of any of the provisions or conditions of the Lease. The rent for the first and second years of the lease is $1,666,67 per month and $2,083.33 per month for the third year of the lease with increases for all of the option years thereafter, escalating to $3,261.93 per month in the thirteenth and final year of the lease.

     On December 17, 2001, a fourth branch of Monmouth Community Bank was opened at 700 Branch Avenue, Little Silver, New Jersey. Monmouth Community Bank's Little Silver office is leased on terms and conditions set forth in a lease dated June 22, 2001 (the "Little Silver Lease"). The Little Silver Lease has an initial term of five (5) years which commenced on October 1, 2001, with Monmouth Community Bank having the option to renew the lease for three (3) consecutive five (5) year terms, provided that the holding company is not in default of the lease at the end of any such term. The rent for the first and second years of the lease is $6,000 per month, with increases for all years thereafter driven by the percentage increase in the Consumer Price Index between October 1 and September 30 of the applicable lease year.

     In addition, to alleviate the need for an additional conference room at Monmouth Community Bank's Long Branch location, on April 1, 1999, Monmouth Community Bank entered into a five (5) year lease to rent a 420 square foot conference room located at 6 West End Court, Long Branch, New Jersey. Monmouth Community Bank pays rent in the amount of $10 per square foot annually, or $350 per month. Subsequently, the need for office and storage space resulted in the leasing at 6 West End Court of an office suite of 549 square feet, storage space of 88 square feet and two offices of 210 square feet and 285 square feet, respectively. The additional space at 6 West End Court is subject to the identical terms and conditions as the original space and has been documented by addendum to the original lease. The landlord of the space leased at 6 West End Court is MCB Associates, L.L.C. The following directors of the holding company have an interest in MCB Associates, L.L.C.: James G. Aaron, Mark
R. Aikins, Nicholas A. Alexander, John A. Brockreide, Richard O. Lindsey, John
F. McCann, Harold M. Miller, Jr., Carmen M. Penta, Mark G. Solow and James S. Vaccaro. The negotiations with respect to the leased conference room and office and storage space at 6 West End Court were conducted at arms-length and the lease amount being paid by Monmouth Community Bank was determined by an independent appraiser to be at fair market value.


Employees


     As of the date of this prospectus, James S. Vaccaro (Chairman and Chief Executive Officer), Richard O. Lindsey (President) and Anthony Giordano, III (Treasurer) are the executive officers of the holding company. Mr. Vaccaro, Mr. Lindsey and Mr. Giordano, together with Kevin W. Hunt and David A. O'Connor, are the executive officers of Monmouth Community Bank. None of Mr. Vaccaro, Mr. Lindsey, Mr. Giordano or any other executive officer of the holding company or Monmouth Community Bank have employment agreements. See "Management." In addition to the aforementioned executive officers, Monmouth Community Bank has 59 other employees, 41 of whom are full-time.


Holding Company Operations

     The holding company serves as a holding company for Monmouth Community Bank. The holding company has no assets or liabilities other than its investment in Monmouth Community Bank. The holding company does not conduct, nor does management believe that it will conduct, any business. All banking products and services are, and will be, provided by the holding company's subsidiaries. To date, Monmouth Community Bank is the only subsidiary of the holding company.


Legal Proceedings


     There are no material legal, governmental, administrative or other proceedings pending against the holding company or Monmouth Community Bank, or to which the holding company or Monmouth Community Bank is a party, and to the knowledge of management no such material proceedings are threatened or contemplated.

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


                              GOVERNMENT REGULATION

     The holding company and its subsidiary, Monmouth Community Bank, operate within a system of banking laws and regulations intended to protect Monmouth Community Bank's customers and depositors. These laws and regulations govern the permissible activities, reserves, loans and investments of the holding company and Monmouth Community Bank. In addition, the holding company is subject to general Federal laws and regulations, and the corporate laws and regulations of the state of its incorporation, New Jersey. The following descriptions summarize the key banking laws and regulations to which the holding company and Monmouth Community Bank are subject. These descriptions are not intended to be complete and are qualified in their entirety by reference to the full text of the statutes and regulations. Future changes in these laws and regulations, or in their interpretation and application by their administering agencies, cannot be predicted, but could have a material effect on the business and results of the holding company and Monmouth Community Bank.

     Monmouth Community Bancorp is a bank holding company within the meaning of the federal Bank Holding Company Act of 1956, and is subject to the supervision of the Federal Reserve Board. In general, the Bank Holding Company Act limits the business of bank holding companies to banking, managing or controlling banks, and performing certain servicing activities for subsidiaries. Monmouth Community Bank, the banking subsidiary of the holding company, is a national association, and is subject to primary regulation, supervision and examination of the OCC. In addition, as a national bank, Monmouth Community Bank was required to become a member bank of the Federal Reserve Bank of New York, and is subject to examination and regulation by the Board of Governors of the Federal Reserve System. Each of these agencies regulates aspects of activities conducted by the holding company and Monmouth Community Bank, as discussed below.


Financial Modernization


     The most recent piece of legislation with a significant impact on the financial services industry was the Gramm-Leach-Bliley Act, which was signed into law on November 12, 1999 and became effective on March 11, 2000. That act permits bank holding companies meeting certain fitness standards to engage in a broader range of non-banking activities, and in relationships with non-banking entities, to an extent not previously permitted. Generally, newly-authorized activities for bank holding companies include underwriting insurance and affiliating with insurance companies; underwriting, dealing in, or making markets in securities and affiliating with securities firms; and providing financial and investment advice and affiliating with mutual fund advisory companies. In order to take advantage of the greater freedoms afforded by the Gramm-Leach-Bliley Act, a bank holding company must file an election with the Federal Reserve Board to become a "financial holding company," in addition to satisfying certain other criteria. The holding company does not intend to seek a "financial holding company" designation at this time. We are unable to predict the effect of this new law on our competition or operations at this time.


Interstate Banking


     The Riegel-Neal Interstate Banking and Branching Efficiency Act (the "Interstate Act"), adopted in September, 1994, enhanced the ability of bank holding companies to conduct their banking business across state borders. The Interstate Act has two main provisions. The first


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

provision generally provides that bank holding companies may acquire banks located in any state regardless of the provisions of state law. These acquisitions are subject to certain restrictions, including limits on the total percentage of deposits that a bank holding company may control both nationally and in any single state. The second major provision of the Interstate Act permits banks located in different states to merge and continue to operate as a single institution in more than one state.

Dividend Restrictions


     The holding company and Monmouth Community Bank are separate legal entities whose finances are in some ways interconnected. The holding company's principal source of funds to pay dividends on its common stock is from dividends paid to it by Monmouth Community Bank. As a national bank, Monmouth Community Bank must obtain prior approval from the OCC to pay a dividend if the total of all dividends declared by Monmouth Community Bank in any calendar year would exceed Monmouth Community Bank's net income for that year, combined with its retained net income for the preceding two calendar years, less any required transfers to surplus. The amount of dividends payable by a national bank are limited to the extent of its undivided profits. In 2001, Monmouth Community Bank did not declare any cash dividends to the holding company. See also "Government Regulation - Unsafe and Unsound Practices" below, and see "Dividends."


     The FDIC also restricts payments of dividends by institutions whose deposits it insures. Under the Federal Deposit Insurance Act, an insured depository institution may not pay a dividend if it is undercapitalized or would become undercapitalized as a result of the dividend. See "Government Regulation
- Capital Adequacy." Policy statements of the FDIC and other bank regulators provide that banks insured by the FDIC should pay dividends only out of current operating earnings.


     Payment of dividends may constitute an unsafe and unsound practice if the payment would deplete Monmouth Community Bank's capital base to an inadequate level. See "Regulation - Unsafe and Unsound Practices."


Transactions with Affiliates


     Banking laws and regulations impose certain restrictions on the ability of bank holding companies to borrow from and engage in other transactions with their subsidiary banks. Generally, these restrictions require that any extensions of credit must be secured by designated amounts of specified collateral and are limited to 10% of the bank's capital stock and surplus per affiliated borrower, and to 20% of the bank's capital stock and surplus aggregated as to all affiliated borrowers. In addition, certain transactions with affiliates must be on terms and conditions, including credit standards, at least as favorable to the institution as those prevailing for arms-length transactions. As a Federal Reserve member bank, Monmouth Community Bank must comply with regulations which restrict loans made to Monmouth Community Bank's principal shareholders, directors and executive officers.


"Source of Strength" Doctrine

     Under the Bank Holding Company Act and Federal Reserve Board policy, bank holding companies are expected to represent a source of financial and managerial strength to their bank subsidiaries, and to commit resources to support bank subsidiaries in circumstances where banks may not be in a financial position to support themselves. Capital loans by a bank holding company to a bank subsidiary are subordinate in right of repayment to deposits and other bank indebtedness. If a bank holding company declares bankruptcy, its bankruptcy trustee must fulfill any commitment made by the bank holding company to sustain the capital of its subsidiary bank.

     In addition, under the National Bank Act, if the capital stock of a national bank is impaired, by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's parent company, and to sell the stock of the bank if such assessment is not satisfied within three months to the extent necessary to eliminate the deficiency.

Deposit Insurance


     The Bank Insurance Fund of the FDIC insures substantially all of Monmouth Community Bank's deposits, subject to limits of $100 thousand for each insured depositor. Insurance of deposits by the FDIC subjects Monmouth Community Bank to comprehensive regulation, supervision and examination by the FDIC. Monmouth Community Bank is required, among other things, to pay premium charges to the FDIC for insurance and maintain a reserve account and liquid assets at levels fixed, from time to time, by the FDIC.


     The FDIC utilizes a risk-based assessment system which imposes premiums based on a bank's capital level and supervisory rating. Depository institutions that the FDIC regards as healthier will pay lower premiums than relatively weaker institutions. The FDIC periodically examines insured depository institutions to determine whether premium increases or other measures are appropriate. Under the Federal Deposit Insurance Act, as amended (the "FDI Act"), the FDIC may terminate deposit insurance upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition, or has violated any applicable banking law, rule, order or regulatory condition.

Capital Adequacy

     The Federal Reserve Board, the OCC and the FDIC have substantially similar risk-based capital and leverage ratio guidelines for banking organizations. These guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of their assets and off-balance sheet financial instruments. Under the risk-based capital and leverage ratio guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. These risk-based capital requirements identify concentration of credit risk, and facilitate management of those risks.

     To derive total risk-weighted assets, bank assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are converted to asset equivalent amounts to which an appropriate risk-weight will apply. Most loans are assigned to the 100% risk category, except for performing first mortgage loans fully secured by residential property, which carry a 50% risk-weighting. Most investment securities (including, primarily, general obligation claims of states or other political subdivisions of the United States) are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of the U.S. Treasury or obligations backed by the full faith and credit of the United States government, which have a 0% risk-weight. In converting off-balance sheet items, direct credit substitutes, including general guarantees and standby letters of credit backing financial obligations, are given a 100% risk-weighting. Transaction-related contingencies such as bid bonds, standby letters of credit backing nonfinancial obligations, and undrawn commitments (including commercial credit lines with an initial maturity or more than one year) have a 50% risk-weighting. Short-term commercial letters of credit have a 20% risk-weighting, and certain short-term unconditionally cancelable commitments have a 0% risk-weighting.

     Under the capital guidelines, a banking organization's total capital is divided into tiers. "Tier I Capital" consists of common shareholders' equity and qualifying preferred stock, less certain goodwill items and other intangible assets. "Tier II Capital" consists of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, and preferred stock that does not qualify as Tier I Capital, plus a limited amount of loan and lease loss allowances and a limited amount of unrealized holding gains on equity securities. "Tier III Capital" consists of qualifying unsecured subordinated debt. "Total capital" is the sum of Tier I, Tier II and Tier III. The sum of Tier II and Tier III Capital may not exceed the amount of Tier I capital.


     The required minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. The required minimum ratio of Tier I Capital to risk-adjusted assets is 4%. At March 31, 2002, the holding company's total capital and Tier 1 Capital to risk-adjusted asset ratios were 11.46% and 10.34%, respectively. At December 31, 2001, the holding company's total capital and Tier I Capital to risk-adjusted assets ratios were 12.73% and 11.60%, respectively.

     The Federal Reserve Board also requires bank holding companies to comply with minimum leverage ratio guidelines. The leverage ratio is the ratio of a bank holding company's Tier I Capital to its total consolidated quarterly average assets (as defined by the applicable regulations), net of loan loss reserves, goodwill, and other intangible assets. Bank holding companies normally must maintain a minimum leverage ratio of 4%, unless the bank holding company has the highest supervisory rating or has implemented the Federal Reserve Board's risk-adjusted measure for market risk, in which case its minimum leverage ratio must be 3%. Banking organizations undergoing significant growth or undertaking acquisitions must maintain even higher capital positions. At March 31, 2002, the holding company's leverage ratio was 7.12%. At December 31, 2001, the holding company's leverage ratio was 7.68%. Monmouth Community Bank is subject to similar risk-based and leverage capital guidelines, as adopted by the OCC.


Prompt Corrective Action


     The FDI Act requires federal banking regulators to take prompt corrective action with respect to depository institutions that do not meet minimum capital requirements. Failure to meet minimum requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have an adverse material effect on the holding company's financial condition. Under the Prompt Corrective Action Regulations, Monmouth Community Bank must meet specific capital guidelines that involve quantitative measures of Monmouth Community Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.


     The Prompt Corrective Action Regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized,"

"adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." The FDI Act imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the capital category by which the institution is classified. Institutions categorized as "undercapitalized" or worse may be subject to requirements to file a capital plan with their primary Federal regulator, prohibitions on the payment of dividends and management fees, restrictions on asset growth and executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution by the regulatory agencies, including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "critically undercapitalized," it generally must be placed in receivership or conservatorship within 90 days.

     The Prompt Corrective Action Regulations provide that an institution is "well capitalized" if the institution has a total risk-based capital ratio of 10.0% or greater, a Tier I risk-based capital ratio of 6.0% or greater, and a leverage ratio of 5.0% or greater. The institution also may not be subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific level for any capital measure. An institution is "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or greater, a Tier I risk-based capital ratio of 4.0% or greater, and a leverage ratio of 4.0% or greater. An institution is deemed "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier I risk-based capital ratio of less than 4.0%, or a leverage ratio of less than 4.0%. An institution is "significantly undercapitalized" if the institution has a total risk-based capital ratio that is less than 6.0%, a Tier I risk-based capital ratio of less than 3.0%, or a leverage ratio less than 3.0%, unless it is "critically undercapitalized," which means that the institution has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

     At March 31, 2002 and December 31, 2001, Monmouth Community Bank was well-capitalized based on the ratios and guidelines noted above. However, Monmouth Community Bank's capital category is determined solely for the purpose of applying the Prompt Corrective Action Regulations and may not constitute an accurate representation of Monmouth Community Bank's overall financial condition or prospects.

Unsafe and Unsound Practices

     Notwithstanding its Prompt Corrective Action category dictated by risk-based capital ratios, the FDI Act permits the appropriate bank regulatory agency to reclassify an institution if it determines, after notice and a hearing, that the condition of the institution is unsafe or unsound, or if it deems the institution to be engaging in an unsafe or unsound practice. Also, if a Federal regulatory agency with jurisdiction over a depository institution believes that the depository institution will engage, is engaging, or has engaged in an unsafe or unsound practice, the regulator may require that the bank cease and desist from such practice, following notice and a hearing on the matter.

Community Reinvestment Act


     The Federal Community Reinvestment Act requires banks to respond to the full range of credit and banking needs within their communities, including the needs of low and moderate-income individuals and areas. A bank's failure to address the credit and banking needs of all socio-economic levels within its markets may result in restrictions on growth and expansion opportunities for the bank, including restrictions on new branch openings, relocation, formation of subsidiaries, mergers and acquisitions. In its latest CRA examination, Monmouth Community Bank received a rating of satisfactory.


Consumer Privacy


     In addition to fostering the development of "financial holding companies," the Gramm-Leach-Bliley Act modified laws relating to financial privacy. The new financial privacy provisions generally prohibit financial institutions, including the holding company and Monmouth Community Bank, from disclosing or sharing nonpublic personal financial information to third parties for marketing or other purposes not related to transactions, unless customers have an opportunity to "opt out" of authorizing such disclosure, and have not elected to do so.


Loans to One Borrower

     National banking laws limit the amount a bank may lend to a single borrower to 15% of the bank's capital base, unless the entire amount of the loan is secured by adequate amounts of readily marketable capital. However, no loan to one borrower may exceed 25% of a bank's statutory capital, notwithstanding collateral pledged to secure it.

Depositor Preference Statute

     Under Federal law, depositors, certain claims for administrative expenses and employee compensation against an insured depository institution are afforded a priority over other general unsecured claims against the institution, in the event of a "liquidation or other resolution" of the institution by a receiver.

Overall Impact of New Legislation and Regulations


     Statutory changes and corresponding changes in the regulatory framework have resulted in increasing uniformity in the financial services offered by financial institutions. As a result, some non-bank competitors have become virtually indistinguishable from banks. The commercial banking industry faces increasing thrift competition, non-bank competition, increased merger activity among financial institutions and increased customer awareness of product and service differences among competitors. These factors ensure that Monmouth Community Bank will continue to face strong competition in the future. The holding company believes, however, that a bank which concentrates on banking services specifically designed to serve the local community, which offers personal service and which is responsive to customer and other local banking needs can operate successfully in the Market Area despite the presence of such competition. See "Description of Business and Services." The holding company also believes that its marketing strategy for Monmouth Community Bank, if properly implemented and combined with competitive prices and products, will allow it to attract the types and numbers of customers necessary for it to operate profitably. However, it cannot be predicted whether or to what extent the business and condition of the holding company and Monmouth Community Bank will be affected by new legislation or regulations, and legislation or regulations as yet to be proposed or enacted.

Impact of Monetary Policies


     The earnings of Monmouth Community Bank will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The monetary policies of the Federal Reserve Board have had, and will likely continue to have, an important impact on the operating results of banks through the Federal Reserve Board's power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The Federal Reserve Board has a major effect upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of, among other things, the discount rate on borrowing of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature and impact of future changes in monetary and fiscal policies.


                                   MANAGEMENT

Executive Officers


     The name, age and position of each person who serves as an executive officer of the holding company and Monmouth Community Bank are set forth below and brief summaries of their business experience and certain other information with respect to each of them is set forth in the information which follows the table:




Name                      Age                   Position
----                      ---                   --------

James S. Vaccaro          45    Chief Executive Officer of the holding company
                                and Monmouth Community Bank

Richard O. Lindsey        62    President of the holding company and Monmouth
                                Community Bank

Kevin W. Hunt             40    Senior Vice President and Senior Lending
                                Officer of Monmouth Community Bank

Anthony Giordano, III     36    Senior Vice President and Chief Financial
                                Officer of Monmouth Community Bank and
                                Treasurer of the holding company

David A. O'Connor         51    Vice President and Business Development Officer
                                & Compliance of Monmouth Community Bank


     James S. Vaccaro has served as Chairman of the Board of Monmouth Community Bank and the holding company since their inception, Chief Executive Officer of Monmouth Community Bank since April 3, 2000 and Chief Executive Officer of the holding company since its inception. Mr. Vaccaro served as a Director of ASA, Inc., a health care consulting firm located in Somerset, New Jersey, from June 1999 to March 2000, and served as a Senior Vice President of The Concord Group, a health care consulting firm, from January 1997 to the acquisition of The Concord Group by ASA, Inc. in June 1999. Prior to his involvement with The

Concord Group, Mr. Vaccaro was Executive Vice President and Chief Operating Officer of FOHP, Inc., a health maintenance organization based in Neptune, New Jersey. Prior to serving as an officer of FOHP, Inc., Mr. Vaccaro had significant experience in the banking industry. He was a member of the board of directors, Executive Vice President and Chief Financial Officer of The Central Jersey Bank & Trust Co., and, prior to his affiliation with The Central Jersey Bank & Trust Co., was a Manager of the Asset Services Division of Citibank, N.A. Mr. Vaccaro serves as Vice Chair of the Board of Trustees of Monmouth Medical Center, Vice Chair of the Board of Trustees of Monmouth Health Care Foundation; is a member of the Business Advisory Council of Monmouth University; is a member of the Advisory Board of the New Jersey Repertory Company; is a member of the Advisory Council of Interfaith Neighbors and is a member of Monmouth Council of Boy Scouts Endowment Advisory Board. In addition, Mr. Vaccaro is also on the boards of directors of LabVolt Systems, Inc. and Medi-Hut Co., Inc. He received his B.A. degree from Ursinus College and an advanced degree from Harvard Graduate School of Business. Mr. Vaccaro resides in West Allenhurst, New Jersey.

     Richard O. Lindsey has been employed in the banking industry for over 35 years, has been President of Monmouth Community Bank since April 1, 1997, President of the holding company since its inception and a member of the boards of directors of Monmouth Community Bank and the holding company since their inception. Mr. Lindsey also served as Chief Executive Officer of Monmouth Community Bank from April 1, 1997 to March 31, 2000. His last seven years of banking service have been predominately in Monmouth County. From March, 1995 to March, 1997, he was Vice President and Senior Lending Officer for West Caldwell based First DeWitt Bank. From an office in Ocean Township, he was responsible for supervising all lending by First DeWitt, in addition to managing his own loan portfolio and providing commercial lending support to the bank's branches in Ocean and Monmouth Counties. From January, 1991 to February, 1995, Mr. Lindsey was employed by The Central Jersey Bank & Trust Co. as Executive Vice President and Senior Lending Officer with oversight responsibilities for commercial loans, commercial mortgages, residential mortgages, problem assets, and credit administration. From April, 1988 to December, 1990, he served as President and Chief Executive Officer of Covenant Bank for Savings, a savings bank located in Haddonfield, New Jersey. Prior to his position with Covenant Bank for Savings, Mr. Lindsey served in various positions at other New Jersey banks, which gave him a broad base of experience in managing commercial and consumer lending functions, including asset based lending. Mr. Lindsey is active in community affairs and in connection therewith is currently serving on the Board of the United Methodist Homes of New Jersey, and as a Trustee of The United Methodist Homes of New Jersey Foundation; as Chairman of the New Beginnings Learning Center; as a trustee of the Methodist Hospital Foundation and a member of the Methodist Hospital Committee Division of Thomas Jefferson University Hospital; and as a member of the Advisory Board of the Haddonfield Symphony Society. He currently serves on the New Jersey Bankers Association Jeb Pac Management Committee and the New Jersey Bankers Association Community Bankers Committee. He is a past member of the Monmouth University Real Estate Institute and is the former Chairman of the Commercial Lending Committee of the New Jersey Bankers Association. Mr. Lindsey is a graduate of Gettysburg College from which he received a B.A. degree in economics. He resides in Barrington, New Jersey.

     Kevin W. Hunt joined Monmouth Community Bank in May 1998 as Senior Vice President and Senior Lending Officer. Mr. Hunt has over 18 years of banking and commercial lending experience. Prior to joining Monmouth Community Bank, Mr. Hunt was a Vice

President of Tinton Falls State Bank from 1995 to 1998, and served as an Assistance Vice President of Central Jersey Bank & Trust Co. from 1989 to 1994. Prior thereto, he served in various positions at Midlantic National Bank. Mr. Hunt attended Lycoming College and Monmouth University.

     Anthony Giordano, III joined Monmouth Community Bank in May 1998 as Senior Vice President and Chief Financial Officer. Mr. Giordano has 14 years of financial analysis and accounting experience in the banking industry. Prior to joining Monmouth Community Bank, Mr. Giordano was employed by PNC Bank (formerly Midlantic Bank), where he served as Real Estate Banking Officer from 1996 to 1998 and Senior Accountant/Financial Analyst from 1994 to 1996. From 1988 to 1994, Mr. Giordano served in various positions at Shadow Lawn Savings Bank, including Budget and Financial Planning Manager and Financial Analyst. Mr. Giordano received a Masters of Business Administration from Monmouth University in 1992 and a Bachelor of Science degree in finance from Kean University in 1987. Mr. Giordano graduated from the Real Estate Institute at Monmouth University in 2000. Mr. Giordano has served on the Long Branch City Council since 1994.

     David A. O'Connor joined Monmouth Community Bank in May 1998 as a Vice President and Business Development Officer, and currently serves as Senior Vice President. Mr. O'Connor has over 28 years of banking experience. Mr. O'Connor served as a Branch Manager for The Bank of New York from 1993 to 1998 and, prior to the acquisition of National Community Bank by The Bank of New York, served in various positions at National Community Bank from 1985 to 1993, including that of Branch Manager, Vice President and Commercial Lender. Prior thereto, Mr. O'Connor served in various positions at several other banks since 1974. Mr. O'Connor received a Bachelor of Arts from St. Leo College in 1969 and a Master of Business Administration from the New York Institute of Technology in 1974.

Executive Compensation

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the holding company and Monmouth Community Bank for the years ended December 31, 2001, 2000 and 1999 of the Chief Executive Officer and each other executive office whose total annual salary and bonus for the year ended December 31, 2001 exceeded $100,000 (the "Named Executive Officers").




                                                 SUMMARY COMPENSATION TABLE
                                                 --------------------------

                                      Annual Compensation                             Long-Term Compensation
                                    -----------------------                   --------------------------------------
                                                                                        Awards               Payouts
                                                                              ---------------------------    -------
                                                                Other         Restricted      Securities
                                                                Annual           Stock        Underlying       LTIP        All Other
                                                               Compensa-        Award(s)        Options/      Payouts      Compensa
Name and Position           Year    Salary ($)   Bonus ($)      tion($)          ($)         SARs (#)(1)        ($)         -tion
-----------------           ----    ----------   ---------      -------          ---         -----------        ---         -----
James S. Vaccaro            2001     $160,385    $ 15,000      $     --         $     --       21,000(2)      $    --     $     --
Chairman and                2000       70,662          --            --               --           --              --           --
Chief Executive Officer     1999           --          --            --               --           --              --           --
Richard O. Lindsey          2001      110,000       7,500        17,494(3)            --        7,875(2)           --           --
President                   2000      110,000          --        19,550(3)            --       11,025(2)(4)        --           --
                            1999      110,000          --        19,758(3)            --           --              --           --


-------------------------

(1) Represents shares of common stock underlying options granted under the Monmouth Community Bancorp Stock Option Plan.

(2) As adjusted to account for the 5% stock distribution made to the shareholders of the holding company on December 31, 2001.

(3) Represents amounts received in transportation allowances and healthcare benefits.

(4) As adjusted to account for the 5% stock distribution made to the shareholders of the holding company on December 31, 2000.


Stock Option Plan

     The Monmouth Community Bancorp Stock Option Plan enables the holding company to attract and retain key employees and directors, and to reward their contributions to Monmouth Community Bank, as well as aligning their interests with those of the holding company's shareholders. Five hundred thousand shares of the holding company's common stock have been reserved for issuance under the Stock Option Plan, and all the holding company officers, employees and directors are eligible to receive options. The holding company's board of directors administers the Stock Option Plan, and designates when and to whom options will be granted. The board of directors determines the number of shares subject to each grant, vesting schedules and other terms and conditions governing each option, including whether options granted under the Stock Option Plan will be nonqualified stock options or incentive stock options under the Internal Revenue Code of 1986, as amended. The exercise price for incentive stock options must be equal to at least the fair market value of the holding company's common stock on the grant date. The exercise price of nonqualified stock options may be determined by the board of directors or a plan administrator, if one is appointed. Options granted under the Stock Option Plan will have terms of up to ten years. Unvested options, and in some cases vested but unexercised options, may be terminated upon termination of an option holder's service to the holding company, depending on the reason for the termination.

Option Grants in the Last Fiscal Year

     Shown below is further information with respect to grants of stock options in the fiscal year ended December 31, 2001 to the Named Executive Officers which are reflected in the Summary Compensation Table under the caption "Executive Compensation."



                                                                                                           Potential Realizable
                                                                                                             Value at Assumed
                                                                                                           Annual Rates of Stock
                                                                                                           Price Appreciation for
                                      Individual Grants                                                        Option Term (3)
------------------------------------------------------------------------------------------------------    ------------------------
                           Number of         Percent of Total
                           Securities        Options Granted
                       Underlying Options    to Employees in        Exercise
      Name              Granted (#) (1)        Fiscal Year          Price(2)        Expiration Date        5% ($)         10% ($)
------------------     ------------------   -----------------       ---------       ---------------        ------         -------
James S. Vaccaro          21,000 (4)              36.0%            $10.10 (4)        August 31, 2011     $133,350      $   338,100

Richard O. Lindsey         7,875 (4)              13.5%             10.10 (4)        August 31, 2011       50,006          126,788



---------------------
(1) Represent shares of common stock underlying options granted under the Monmouth Community Bancorp Stock Option Plan.
(2) The exercise price was based on the fair market value of a share of common stock on the date of grant.

(3) The potential realizable value does not represent actual value. The value, if any, a Named Executive Officer may realize will depend upon the excess of the fair market value of the common stock over the exercise price on the date the option is exercised. There is no assurance the value realized by the Named Executive Officer will be at or near the estimated value. The estimated values are based upon assumptions of 5% and 10% appreciation, respectively, in the fair market value of the holding company's common stock from the date of grant of these options through the expiration dates of such options.
(4) As adjusted to account for the 5% stock distribution made to the shareholders of the holding company on December 31, 2001.


 Year End Option Values

     The following table provides certain information with respect to options to purchase common stock held by the Named Executive Officers at December 31, 2001.



                              Number of Shares of Common Stock Underlying       Value of Unexercised In-the-Money Options at
                              Unexercised Options at December 31, 2001                  December 31, 2001 ($)(1)
                            ------------------------------------------------   -----------------------------------------------

      Name                         Exercisable             Unexercisable             Exercisable             Unexercisable
-------------------------   ------------------------    --------------------   ------------------------   --------------------
James S. Vaccaro                       --                   21,000 (2)              $       --             $     39,900

Richard O. Lindsey                 11,025 (2) (3)            7,875 (2)                  32,303                   14,963

---------------------
(1)  Based on a per share market price of $12.00 at December 31, 2001.
(2) As adjusted to account for the 5% stock distribution made to the shareholders of the holding company on December 31, 2001.

(3) As adjusted to account for the 5% stock distribution made to the shareholders of the holding company on December 31, 2000.

No options were exercised by the Named Executive Officers during the fiscal year ended December 31, 2001.

Employment Agreements


     Currently, none of the officers or employees of the holding company or Monmouth Community Bank has an employment agreement with the holding company or Monmouth Community Bank. At the discretion of our board of directors, the holding company or Monmouth Community Bank may in the future enter into employment agreements with one or more of their officers or other employees.


Board of Directors


     The name, address, age, principal occupation or employment and biographical information of each person who serves on the board of directors of the holding company is set forth below:




Name and Address                   Age         Principal Occupation or Employment
----------------                   ---         ----------------------------------
James S. Vaccaro                    45         Chairman of the Board and Chief Executive Officer
613 N. Edgemere Drive                          of the holding company and Monmouth Community Bank
West Allenhurst, NJ  07711

John A. Brockriede                  67         Vice Chairman of the Board of the holding company
2 Van Court Avenue                             and Monmouth Community Bank and President of
Long Branch, NJ 07740                          Monmouth Enterprises

Richard O. Lindsey                  62         President of the holding company and Monmouth
315 Hutchinson Avenue                          Community Bank
Barrington, NJ  08007

James G. Aaron, Esq.                57         Secretary of the holding company and Monmouth
10 Muncy Drive                                 Community Bank and Partner of Ansell, Zaro, Grimm
West Long Branch, NJ  07764                    & Aaron


Mark R. Aikins, Esq.                43         Partner of Carton, Arvanitis, McGreevy, Argeris,
14 North Ward Avenue                           Zager & Aikins, L.L.C.
Rumson, NJ  07760

Nicholas A. Alexander, C.P.A.       63         Retired Partner of KPMG LLP
79 West River Road
Rumson, NJ  07760

Solomon Dwek                        29         Private real estate investor
311 Crosby Avenue
Deal, NJ  07723

John F. McCann                      64         Retired Group President of Salomon Smith Barney
135 Bingham Avenue
Rumson, NJ  07760




Harold M. Miller, Jr.               62         President of Miller Energy, Inc.
126 Rick Road
Milford, NJ  08848

Carmen M. Penta, C.P.A.             57         Officer of Amper, Politziner & Mattia, P.A.
8 DeCamp Court
West Long Branch, NJ  07764


Mark G. Solow                       54         Co-founder of GarMark Advisors, L.L.C.
15 Page Drive
Red Bank, NJ  07701



     Each director will hold office until the next annual meeting of shareholders or until his successor is duly elected and qualified. There are no family relationships among the current directors and executive officers of the holding company. None of the executive officers or directors of the holding company are directors of any company registered pursuant to Section 12 of the Exchange Act, or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended, except for Mr. Vaccaro who serves as a director for LabVolt Systems, Inc. and Medi-Hut Co., Inc., publicly held companies whose shares of stock trade on NASDAQ, and Mr. Aaron who also serves as a director of Medi-Hut Co., Inc.

     Each director of the holding company also serves as a member of the board of directors of Monmouth Community Bank.


     James S. Vaccaro, see "Executive Officers."

     John A. Brockriede is Vice Chairman of the Board of Monmouth Community Bank and the holding company and is a local businessman who has owned and participated in various businesses in the Long Branch area for over 40 years. His business holdings include ownership and operation of two fast food restaurants; six apartment buildings encompassing 331 living units; an automobile agency; two shopping centers; commercial offices; and a warehouse. Mr. Brockriede also has over twenty years of banking experience, having been one of the founders of Jersey Shore Bank. Mr. Brockriede also served as a director of Jersey Shore Bank and its successor banks, National State Bank and Constellation Bancorp. He is active locally as a director and president of Deal Golf and Country Club where he also served as Chairman of the House Committee, and is Chairman of the Building Committee for St. Michael's Church. Mr. Brockriede resides in Long Branch, New Jersey and serves as a Commissioner of the Long Branch Sewerage Authority. Mr. Brockriede has served as a member of the boards of directors of Monmouth Community Bank and the holding company since their inception.


     Richard O. Lindsey, see "Executive Officers."


     James G. Aaron is a Partner in the law firm of Ansell, Zaro, Grimm & Aaron located in Ocean Township, New Jersey. Mr. Aaron Chairs the firm's Commercial Litigation, Municipal Law and Bankruptcy Practice Department. Mr. Aaron is licensed to practice law in the State of New Jersey, the United States District Court for the District of New Jersey and the United States District Court for the Eastern District of New York. Mr. Aaron also is licensed to practice before the United States Court of Claims. Mr. Aaron presently serves as the city attorney for the City of Long Branch, as redevelopment counsel for the City of Asbury Park and is a member of the Monmouth County and New Jersey State Bar Associations. Mr. Aaron formerly served on the Advisory Board of the Jersey Shore Bank and has represented Colonial First National Bank, Midlantic/Merchants National Bank, Commerce Bank, Fidelity Union Bank and Monmouth County National Bank. Mr. Aaron also serves as a member of the board of directors of Medi-Hut Co., Inc. He is a member of the Hollywood Golf Club and a member of Temple Beth Miriam, where he previously served on the Board of Trustees. Mr. Aaron received his B.A. degree from Dickinson College in Carlisle, Pennsylvania and his law degree from New York University School of Law. Mr. Aaron resides in West Long Branch, New Jersey. Mr. Aaron has served as a member of the boards of directors of Monmouth Community Bank and the holding company since their inception.

     Mark R. Aikins is a Partner in the law firm of Carton, Arvanitis, McGreevy, Argeris, Zager & Aikins, L.L.C. located in Tinton Falls, New Jersey. Mr. Aikins is a member of the law firm's Management Committee, is licensed to practice law in the State of New Jersey and is a member of the Monmouth County and New Jersey State Bar Associations. His practice includes commercial matters, real estate and municipal law. He served as the President of the Monmouth-Ocean Development Council from 1996 to 1998 and currently serves as a trustee of the Rumson Country Day School. Mr. Aikins is also Chairman of the Board of Trustees of the Monmouth Museum. He formerly served on the Advisory Board of Summit Bank. Mr. Aikins is a member and former director of the Deal Golf and Country Club and has volunteered time for Habitat for Humanity of Long Branch, Inc. and The Battleship New Jersey Foundation. He received two Bachelor of Arts degrees from Brown University and a law degree from Seton Hall University School of Law. Mr. Aikins resides in Rumson, New Jersey. Mr. Aikins has served as a member of the boards of directors of Monmouth Community Bank and the holding company since their inception.

     Nicholas A. Alexander is a retired partner of KPMG LLP. Mr. Alexander's career with KPMG spanned a total of 35 years. He is a certified public accountant in the State of New Jersey, a member of The American Institute of Certified Public Accountants, and a member of the New Jersey State Society of Certified Public Accountants. Mr. Alexander received his undergraduate degree in accounting from King's College. Mr. Alexander resides in Rumson, New Jersey. Mr. Alexander has served as a member of the boards of directors of Monmouth Community Bank and the holding company since their inception.

     Solomon Dwek is known for his commercial real estate ventures having facilitated the leasing and sale of many high profile commercial properties in the State of New Jersey. Mr. Dwek became a member of the board of directors of Monmouth Community Bank on December 17, 1998 and has served as a member of the board of directors of the holding company since its inception.

     John F. McCann is recently retired from a 29-year career in the securities industry, most recently with Salomon Smith Barney where he served in various capacities including Group President and Senior Executive Vice President. Mr. McCann is a former member of the boards of directors of the financial services firms of Shearson American Express and Robinson Humphrey. Mr. McCann resides in Rumson, New Jersey. Mr. McCann became a member of the board of directors of Monmouth Community Bank on July 1, 1998 and has served as a member of the board of directors of the holding company since its inception.

     Harold M. Miller, Jr. is the President of Miller Energy, Inc., a manufacturers' representative and a distributor of industrial and process equipment, with offices in South Plainfield, New Jersey and Exton, Pennsylvania. He is also a partner in Cashco, Inc., a manufacturer of regulators and control valves located in Ellsworth, Kansas. Mr. Miller received his B.A. degree from West Virginia Wesleyan College. Mr. Miller resides in Milford, New Jersey. Mr. Miller has served as a member of the boards of directors of Monmouth Community Bank and the holding company since their inception.

     Carmen M. Penta, a Certified Public Accountant, is a partner in the firm of Amper, Politziner & Mattia, Certified Public Accountants and Consultants. Prior thereto, Mr. Penta was a partner in the accounting firm of Wiener, Penta & Goodman, P.C. Mr. Penta's primary sphere of influence is in Monmouth and Ocean counties, where his expertise includes tax matters; the specialized needs of medical professionals; national restaurant franchises; hotel, motel and recreational properties; and nursing homes and related government agencies. Mr. Penta's extensive expertise has allowed him to build a significant client base. He has spent most of his life in eastern Monmouth County. He attended Long Branch High School, Penn State University and received a B.S. degree from Monmouth University. He is a former member of the Congressional Award Council, a past member of the Advisory Board of Jersey Shore Bank, currently serves as Assistant Treasurer for the Long Branch Ronald McDonald House, and has served on the Board of the West Long Branch Sports Association. He is also a member of the New Jersey Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Mr. Penta is a resident of West Long Branch, New Jersey. Mr. Penta has served as a member of the boards of directors of Monmouth Community Bank and the holding company since their inception.

     Mark G. Solow is a co-founder of GarMark Advisors, L.L.C., a firm which manages a $410 million fund for mezzanine investments in connection with leveraged buyouts, corporate recapitalizations and growth financings. Prior to the formation of GarMark Advisors, Mr. Solow was a Senior Executive Vice President at Chemical Bank and a member of its Management Committee. At Chemical Bank, Mr. Solow was in charge of global investment banking and corporate and multinational banking in North America, Western Europe and Asia-Pacific. In addition, he was Senior Credit Officer for the United States, Canada, Western Europe and Asia. Mr. Solow received his B.S. and M.B.A. degrees from Bowling Green University. Mr. Solow resides in Red Bank, New Jersey. Mr. Solow has served as a member of the boards of directors of Monmouth Community Bank and the holding company since their inception.

Directors' Compensation

     Commencing April 1, 2001, the holding company implemented a policy of compensating directors for their attendance at meetings of the board ($200 per meeting), and committee members for their participation at committee meetings ($100 per meeting). On January 31, 2001, each member of the board was granted non-qualified stock options under the Monmouth Community Bancorp Stock Option Plan. Each outside director (i.e., all directors other than James S. Vaccaro and Richard O. Lindsey) was granted non-qualified options to purchase 3,000 shares of common stock at a purchase price of $11.00 per share, which was equal to the last trading price of the common stock on the NASDAQ OTC Bulletin Board on the date of grant of the non-qualified options. Two-thirds of the options granted to the directors on January 31, 2001 vested upon grant, with the remaining one-third vesting one year from the date of grant. On February 28, 2002, each outside director was granted non-qualified options to purchase 3,000 shares of common stock at a purchase price of $15.00 per share, which was equal to the last trading price of the common stock on the NASDAQ OTC Bulletin Board on the date of grant of the non-qualified options. The options granted on February 28, 2002 vest 25% on consecutive anniversary dates of the grant.


                           Related Party Transactions


     It is anticipated that certain directors of the holding company, and the businesses and organizations with which they are associated, may have banking and non-banking transactions with Monmouth Community Bank in the ordinary course of business. Officers and other employees of Monmouth Community Bank also may have banking transactions with Monmouth Community Bank. The terms and conditions of any loan or commitment to loan, and of any other transaction, will be in accordance with applicable laws and on substantially the same terms as those prevailing at the time for comparable transactions with other persons or organizations with similar creditworthiness.

     Monmouth Community Bank's lease agreement for its Long Branch location is with a general partnership of which John Brockriede, a director of the holding company, has a 30% interest. The Initial Term of the lease is ten (10) years. The net monthly rent for the Initial Term is $4,500, which shall be adjusted prior to the sixth year of the Initial Term to give effect to any increase in the Consumer Price Index for the New York - North Eastern New Jersey area between the commencement of the lease and the 59th month of the Initial Term. Monmouth Community Bank may extend the lease for four additional terms and has the option to purchase the building at various intervals during the term of the lease. The negotiations with respect to the Long Branch lease were conducted at arms-length and the board of directors of the holding company believes that the terms and conditions of the Long Branch lease are comparable to terms that would have been available from an unaffiliated third party to the holding company or Monmouth Community Bank. See "Description of Business and Services - Bank Buildings."

     In addition, to alleviate the need for additional conference rooms at Monmouth Community Bank's Long Branch location, on April 1, 1999, Monmouth Community Bank entered into a five (5) year lease to rent a 420 square foot conference room located at 6 West End Court, Long Branch, New Jersey. Monmouth Community Bank pays rent in the amount of $10 per square foot annually, or $350 per month. Subsequently, the need for office and storage space resulted in the leasing at 6 West End Court of an office suite of 549 square feet, storage space of 88 square feet and two offices of 210 square feet and 285 square feet, respectively. The additional space at 6 West End Court is subject to the identical terms and conditions as the original space and has been documented by addendum to the original lease. The landlord of the space leased at 6 West End Court is MCB Associates, L.L.C. The following directors of the holding company have an interest in MCB Associates, L.L.C.: James G. Aaron, Mark R. Aikins, Nicholas A. Alexander, John A. Brockreide, Richard O. Lindsey, John F. McCann, Harold M. Miller, Jr., Carmen M. Penta, Mark G. Solow and James S. Vaccaro. The negotiations with respect to the leased conference room and office and storage space at 6 West End Court were conducted at arms-length and the lease amount to be paid by Monmouth Community Bank was determined by an independent appraiser to be at fair market value.

                           DESCRIPTION OF COMMON STOCK

General


     The authorized capital stock of the holding company consists of 100,000,000 shares of common stock, par value $.01 per share, of which 1,023,415 shares are currently issued and outstanding. Following this offering, if all shares offered hereby are sold, 2,196,830 shares of common stock will be issued and outstanding.

     Liquidation Rights. In the event of liquidation, dissolution or winding up of the holding company, holders of common stock are entitled to receive, on a pro rata basis, any assets distributable to shareholders, after the payment of debts and liabilities and after the distribution to holders of any outstanding shares hereafter issued which have priority rights upon liquidation.

     Dividend Rights. The holders of the common stock are entitled to dividends when, as and if declared by our board of directors, subject to the restrictions imposed by the Bank Holding Company Act. The Bank Holding Company Act restricts dividend payments except if net income available to shareholders fully funds the proposed dividends, and the expected rate of earnings retention is consistent with capital needs, asset quality and overall financial condition. See "Dividends."

     Voting Rights. Under the New Jersey Business Corporation Act and the holding company's certificate of incorporation, each share of common stock is entitled to one vote per share. Holders of common stock do not have cumulative voting rights.

     Dissenters' Rights. Under New Jersey law, shareholders of the holding company will have dissenters' rights (subject to the broad exception set forth in the next sentence) upon certain mergers or consolidations. However, dissenters' rights for shareholders of the holding company are not available in any such transaction if shares of the corporation are listed for trading on a national securities exchange or held of record by more than one thousand (1,000) holders. In addition, dissenters' rights are not available to shareholders of an acquired corporation if, as a result of the transaction, shares of the acquired corporation are exchanged for any of the following: (i) cash; (ii) any securities listed on national securities exchange or held of record by more than one thousand (1,000) holders; or (iii) any combination of the above. New Jersey law also provides that a corporation may grant dissenters' rights in other types of transactions regardless of the consideration received by providing for such rights in its certificate of incorporation. The holding company's certificate of incorporation does not provide dissenters' rights beyond those called for under New Jersey law.

     Directors. Under New Jersey law and the holding company's by-laws, the holding company is authorized to have a minimum of three (3) directors and a maximum of twenty-five (25) directors, with the number of directors at any given time to be fixed by the holding company's board of directors. The holding company currently has eleven (11) directors.


Limitation of Liability and Indemnification


     The holding company's certificate of incorporation contains provisions limiting the liability of directors and officers to the holding company and its shareholders. The provisions specifically provide that a director or officer of the holding company shall have no personal liability to the holding company or its shareholders for monetary damages for a breach of fiduciary duty, provided that liability shall not be eliminated for breaches of the duty of loyalty to the holding company, for acts or omissions not in good faith or which involve a knowing violation of law, or for any transactions from which the director or officer derived an improper benefit.

     The by-laws of the holding company provide that the holding company will indemnify a corporate agent against his or her expenses and liabilities actually and reasonably incurred in connection with the defense of any proceeding involving the corporate agent by reason of his or her being or having been such a corporate agent. The holding company will also indemnify a corporate agent against his or her liabilities and expenses incurred by him or her in connection with the defense by or in the right of the holding company to procure a judgment in its favor which involves the corporate agent by reason of his or her being or having been such corporate agent. For such indemnification to apply, the corporate agent must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the holding company. Indemnification, however, will not be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged liable to the holding company unless and only to the extent that the court in which such proceeding was brought shall determine that despite the adjudication of liability such corporate agent is fairly and reasonably entitled to indemnity for such expenses or liabilities.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the holding company pursuant to the foregoing provisions, or otherwise, the holding company has been advised that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


Shareholder Protection Act

     A provision of New Jersey law, the New Jersey Shareholders Protection Act (the "Shareholders Act"), prohibits certain transactions involving an "interested shareholder" and a company. An "interested shareholder" is generally defined as one who is the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding stock of the corporation. The Shareholders Act prohibits certain business combinations between an interested shareholder and a New Jersey corporation subject to the Shareholder Act for a period of five (5) years after the date the interested shareholder acquired his or her stock, unless the transaction was approved by the corporation's board of directors prior to the time the interested shareholder acquired its shares. After the five (5) year period expires, the prohibition on business combinations with an interested shareholder continues unless certain conditions are met. The conditions include (i) the approval of the business combination by the board of directors of the target corporation; (ii) the approval of the business combination by a vote of two-thirds (2/3) of the voting stock not owned by the interested shareholder; and (iii) the receipt by the shareholders of the corporation of a price determined in accordance with a fair price formula set forth in the statute.

Restrictions on Change in Control


     Under the federal Change in Bank Control Act of 1978 (the "Control Act"), subject to certain exceptions, no person may acquire control of Monmouth Community Bank without giving at least 60 days prior written notice to the appropriate Federal bank regulatory authority. Under the Control Act and the regulations promulgated thereunder, control is generally presumed to be the power to vote 10% or more of the common stock of the regulated entity. The appropriate Federal bank regulatory authority is empowered to disapprove any such acquisition of control.

                              PLAN OF DISTRIBUTION


     The offering is not underwritten. We have not employed outside brokers or sales agents for this offering. The shares will be marketed only by the directors and officers of the holding company, who will not receive any commissions or other compensation for these sales. Because this offerings is not underwritten, we may not sell as many shares as we could have sold if we had used an underwriter.


Exercise of Rights


     All shareholders of record of the holding company as of June ___, 2002, the date upon which the offering commenced, has been granted rights to purchase an aggregate of 1,023,415 shares of common stock. Each shareholder has been granted a right to purchase one new share of stock for every share he, she or it owned on June ___, 2002. The purchase price is $___________ per share. The rights expire on August 31, 2002, unless extended as determined by the board of directors of the holding company in its sole discretion, and shareholders may exercise all or part of their rights to purchase shares on or before that date.

     Shareholders who wish to exercise their rights to purchase shares of the holding company's common stock must complete and sign the attached Rights Exercise Notice (see Appendix A) and deliver it, together with the exercise price of $___________ per share, to Monmouth Community Bancorp on or before August 31, 2002, unless extended as determined by the board of directors of the holding company in its sole discretion, at the address specified in the Rights Exercise Notice. The minimum number of shares subject to a rights exercise is the lesser of 100 shares or the total number shares held by a shareholder on June ___, 2002, although we may, in our sole discretion, accept an exercise for a lesser number of shares. The purchase price must be paid in United States currency by check, draft or money order drawn to the order of "Monmouth Community Bancorp - Rights Offering."


Purchase of Common Stock in Stock Offering


     In addition to the shares of our common stock being offered pursuant to rights, from June ___, 2002 until October 31, 2002, unless extended as determined by the board of directors of the holding company in its sole discretion, we will offer to the public 150,000 shares of common stock, plus the number of shares of common stock not purchased by shareholders pursuant to rights. Existing shareholders also may subscribe for additional shares of common stock after August 31, 2002, regardless of the number of shares they purchased pursuant to rights. In our sole discretion, we may accept or reject all or part of any subscription received from subscribers who wish to purchase shares in the offering.

     Any person, including shareholders, who wishes to purchase shares of common stock during the offering to the public must complete and sign the Subscription Agreement attached hereto (see Appendix B) and deliver it, together with the subscription price of $_____________ per share, to Monmouth Community Bancorp at the address specified in the Subscription Agreement. Any offers to subscribe for shares of the holding company's common stock during the offering to the public are not binding until we accept them, and we reserve the right to accept or reject all or part of any subscription offer in our sole discretion. To determine which subscriptions to accept in whole or in part, we may take into consideration the order in which the subscriptions are received, among other things. Any subscriber whose subscription is rejected by the holding company shall have his, her or its funds returned to him, her or it, without interest. All offers to subscribe must be made for a minimum of 100 shares of common stock, unless we, in our sole discretion, accept fewer shares, which we may do with regard to a limited number of subscriptions. The purchase price must be paid in United States currency by check, draft or money order drawn to the order of "Monmouth Community Bancorp - Stock Offering."


Time Frame of Subscription and Rights Exercise


     Shareholders wishing to exercise their rights must return the Rights Exercise Notice to the holding company before 5:00 p.m. on August 31, 2002, unless extended as determined by the board of directors of the holding company in its sole discretion. Subscriptions from the public, including shareholders, will be accepted until 5:00 p.m. on October 31, 2002, unless extended as determined by the board of directors of the holding company in its sole discretion. We may, in our sole discretion, elect to extend either the deadline for the exercise of rights and/or the offering of shares to the public for up to an additional ninety (90) days. However, there can be no assurance as to the exact length of an extension, if any is granted. Shareholders exercising their rights to purchase shares of common stock will be issued stock certificates as soon as practicable following the end of the period during which rights may be exercised. Subscribers purchasing shares of common stock will be issued stock certificates as soon as practicable after acceptance of their subscriptions.


Assignability



     With respect to the offering of shares to the public, any subscriber's privileges or rights under a Subscription Agreement are not assignable without the written consent of the holding company, which may be withheld in our discretion. Subscription rights should not be confused with a shareholder's right to transfer shares of the holding company's common stock after the shares have been issued, or with the rights granted to shareholders hereunder.

     All rights granted to shareholders hereunder are neither assignable nor transferable. The rights have been granted to all the holding company's shareholders of record as of June ___, 2002, and it is only those shareholders who may exercise the rights.


Reservations


     In addition to the minimum share purchase limits, we may reject any subscription at any time for any reason made pursuant to the offering, in our sole discretion.

     There is no minimum number of shares of common stock which must be sold in order to complete the offering. Shareholders who receive rights but who choose not to execise such rights will continue to own the same number and type of shares currently held, but will likely own a smaller percentage of the total number of shares outstanding.

     All sums received in connection with the exercise of rights will be immediately available to the holding company. All subscription proceeds will be immediately available to the holding company upon our acceptance of the subscription. If, for any reason, funds are returned to any subscriber or shareholder, the amount returned will be without interest. We reserve the right to terminate the offering for any reason at any time.

                                  LEGAL MATTERS


     Legal matters with respect to the offering will be passed upon for the holding company by Giordano, Halleran & Ciesla, P.C., Middletown, New Jersey.



                                     EXPERTS

     The consolidated financial statements of Monmouth Community Bancorp and subsidiary as of December 31, 2001 and 2000, and for the years then ended, have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a Registration Statement on From SB-2 under the Securities Act with respect to the offered common stock. We have not included in this prospectus additional information contained in the Registration Statement and you should refer to the Registration Statement and its exhibits for further information. The Registration Statement and exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices at the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60611-2511. The SEC maintains a worldwide web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements regarding registrants that file electronically with the SEC. Copies of all or any portion of the Registration Statement may be obtained from the public reference section of the SEC upon payment of the prescribed fees.

                           MONMOUTH COMMUNITY BANCORP
                                 AND SUBSIDIARY

                        Consolidated Financial Statements



                                    Contents




                                December 31, 2001
Independent Auditors' Report..................................................................F-2
Consolidated Balance Sheets at December 31, 2001 and 2000.....................................F-3
Consolidated Statements of Income for the Years ended December 31, 2001 and 2000..............F-4
Consolidated Statements of Changes in Shareholders' Equity for the Years ended December 31,
2001 and 2000.................................................................................F-5
Consolidated Statements of Cash Flows for the Years ended December 31, 2001 and 2000..........F-6
Notes to Consolidated Financial Statements....................................................F-7



                                 March 31, 2002
Consolidated Balance Sheets at March 31, 2002 and December 31, 2001...........................F-16
Consolidated Statements of Income for the Three Months ended March 31, 2002 and 2001..........F-17
Consolidated Statements of Cash Flows for the Three Months ended March 31, 2002 and 2001......F-18
Notes to Consolidated Financial Statements....................................................F-19


                              [LETTERHEAD - KPMG]




INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Monmouth Community Bancorp:

We have audited the accompanying consolidated balance sheets of Monmouth Community Bancorp and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Monmouth Community Bancorp and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP
------------
KPMG LLP


Short Hills, New Jersey
February 26, 2002

Monmouth Community Bancorp and Subsidiary
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                                            DECEMBER 31,
                                                                            ------------
ASSETS                                                                    2001        2000
-------------------------------------------------------------------------------------------
Cash and due from banks                                               $  3,798     $ 4,750
Federal funds sold                                                       9,900       9,300
Investment securities held to maturity
(market value of $27,428 and $15,469
at December 31, 2001 and 2000, respectively)                            27,289      15,339
Investment securities available for sale,                               12,679       3,007
at market value
Loans, net                                                              61,881      46,944
Premises and equipment                                                   1,300         804
Other assets                                                             1,177         661
-------------------------------------------------------------------------------------------
Total assets                                                          $118,024     $80,805
===========================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------------------

Deposits:
Non-interest bearing                                                  $ 17,215     $13,993
Interest bearing                                                        91,677      58,359
-------------------------------------------------------------------------------------------
                                                                       108,892      72,352
Accrued expenses and other liabilities                                     240         167
-------------------------------------------------------------------------------------------
Total liabilities                                                      109,132      72,519
-------------------------------------------------------------------------------------------


Shareholders'equity:
Common stock, par value $0.01 per share Authorized 100,000,000 shares and issued and outstanding 1,023,415 shares and 974,820 shares at
December 31, 2001 and 2000, respectively                                    10          10
Additional paid-in capital                                               9,519       9,520
Accumulated other comprehensive income                                      70          --
Accumulated deficit                                                       (707)     (1,244)
-------------------------------------------------------------------------------------------
Total shareholders' equity                                               8,892       8,286


Commitments and contingencies (notes 4 and 8)
-------------------------------------------------------------------------------------------

Total liabilities and shareholders' equity                            $118,024     $80,805
===========================================================================================


See accompanying notes to consolidated
financial statements
                                                MONMOUTH COMMUNITY BANCORP   F-3

Monmouth Community Bancorp and Subsidiary
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)




                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                               --------------------------------
                                                                       2001       2000
-------------------------------------------------------------------------------------------
Interest and dividend income:
       Interest and fees on loans                                    $4,310     $3,242
       Interest on securities available for sale                        465          6
       Interest on securities held to maturity                        1,290        841
       Interest on federal funds sold and due from banks                478        556
-------------------------------------------------------------------------------------------
       Total interest income                                          6,543      4,645


Interest expense - interest on deposits                               2,703      1,809
-------------------------------------------------------------------------------------------
       Net interest income                                            3,840      2,836
Provision for loan losses                                               211        291
-------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses            3,629      2,545
-------------------------------------------------------------------------------------------
Other income:
       Service charges on deposit accounts, commissions and fees        354        324
       Other service charges, commissions and fees                       86         37
-------------------------------------------------------------------------------------------
       Total other income                                               440        361
-------------------------------------------------------------------------------------------

Other expenses:
       Salaries and employee benefits                                 1,732      1,206
       Data processing                                                  352        320
       Occupancy expenses                                               337        247
       Professional and application fees                                170        172
       Outside service fees                                             283        215
       Furniture, fixtures and equipment                                150        119
       Stationery, supplies and printing                                121         85
       Advertising and public relations                                 118         60
       Insurance                                                         62         46
       Telephone and postage                                             90         68
       Other expenses                                                   116        115
-------------------------------------------------------------------------------------------
       Total other expenses                                           3,531      2,653
-------------------------------------------------------------------------------------------

       Income before income taxes                                       538        253


Income taxes                                                              1         --
-------------------------------------------------------------------------------------------
       Net income                                                    $  537     $  253
===========================================================================================
Net income per share - Basic and Diluted                             $ 0.52     $ 0.25
===========================================================================================




See accompanying notes to consolidated financial statements.


F-4  MONMOUTH COMMUNITY BANCORP

Monmouth Community Bancorp and Subsidiary
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)




                                                                               Accumulated
                                                                  Additional      other
                                                       Common       paid-in    comprehensive    Accumulated
                                                        stock       capital        income          deficit          Total
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                             $ 9         $ 8,807          $--           $(1,497)       $ 7,319
-----------------------------------------------------------------------------------------------------------------------------
Issuance of 65,360 shares of  common stock,
net of $5 in stock issuance costs                          1             713           --              --              714
Issuance of 5% stock distribution - 46,400 shares         --              --           --              --               --
Net income                                                --              --           --             253              253
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                             $10         $ 9,520          $--           $(1,244)       $ 8,286
-----------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
Net income                                                --              --           --             537              537
-----------------------------------------------------------------------------------------------------------------------------
Net unrealized gain on securities available for sale      --              --           70              --               70
-----------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                --              --           --              --              607
Issuance of 5% stock distribution - 48,595 shares         --              --           --              --               --
Fractional shares paid in cash                            --              (1)          --              --               (1)
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001                             $10         $ 9,519          $70           $(707)         $ 8,892
=============================================================================================================================




See accompanying notes to consolidated financial statements.


                                               MONMOUTH COMMUNITY BANCORP    F-5

Monmouth Community Bancorp and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)




                                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                                                 --------------------------------
                                                                                          2001         2000
------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
         Net income                                                                     $    537        $    253
Adjustments to reconcile net income to net cash provided by operating activities:
         Provision for loan losses                                                           211             291
         Depreciation and amortization                                                       162             124
         Net premium (discount) amortization (accretion) held to maturity                     36             (20)
         securities
         Net premium amortization on available for sale securities                            35              --
         Increase in other assets                                                           (516)           (307)
         Increase in accrued expenses and other liabilities                                   73              43
==================================================================================================================
         Net cash provided by operating activities                                           538             384
==================================================================================================================


Cash flows from investing activities:
         Purchase of investment securities held to maturity                              (22,561)        (11,970)
         Purchase of investment securities available for sale                            (10,022)         (3,007)
         Maturities of and paydowns on investment securities held to maturity             10,575           6,748
         Maturities of and paydowns on investment securities available for sale              385              --
         Net increase in loans                                                           (15,148)        (18,711)
         Purchases of premises and equipment                                                (658)            (77)
------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                                           (37,429)        (27,017)
------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
         Net increase in non-interest bearing deposits                                     3,222           6,055
         Net increase in interest bearing deposits                                        33,318          22,646
         Issuance of common stock, net                                                        --             714
         Cash paid for fractional shares                                                      (1)             --
------------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                                        36,539          29,415
------------------------------------------------------------------------------------------------------------------

         (Decrease) increase in cash and cash equivalents                                   (352)          2,782


Cash and cash equivalents at beginning of year                                            14,050          11,268
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                $ 13,698        $ 14,050
==================================================================================================================

Cash paid during the year for:
         Interest                                                                       $  2,712        $  1,797
==================================================================================================================
         Income taxes                                                                   $      1        $     --
==================================================================================================================




See accompanying notes to consolidated financial statements.


F-6     MONMOUTH COMMUNITY BANCORP

Monmouth Community Bancorp and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) Summary of Significant Accounting Policies

 Business

Effective August 31, 2000, Monmouth Community Bancorp (the Bancorp), a newly formed corporation, acquired all of the shares of Monmouth Community Bank, N.A. (the Bank), collectively, the Company. Each share of $5 par value common stock of the Bank was exchanged for one share of $0.01 par value common stock of the Bancorp. The reorganization was accounted for as if it were a pooling of interests.

The Company provides a full range of banking services to customers located primarily in the greater Monmouth County, New Jersey area. The Bancorp and Bank are subject, as applicable, to Federal statutes applicable to banks and bank holding companies. In 2001, the Bank converted from a State chartered institution to a Nationally chartered institution regulated by the Office of Comptroller of the Currency (OCC). The Bank's deposits are insured by the Federal Deposit Insurance Corporation (FDIC). The Bancorp is subject to regulation, supervision and examination by the Federal Reserve Bank of New York.

In 2000, in conjunction with a stock offering commenced on September 15, 1999, 65,360 shares of common stock were issued at $11 per share. The offering closed on February 25, 2000. These amounts have not been adjusted for subsequent stock distributions.

On December 31, 2001 and 2000, the Company paid a 5% stock distribution on the authorized and outstanding shares of 974,820 and 928,420, respectively, to shareholders of record as of December 15, 2001 and 2000.

Basis of Financial Statement Presentation

The accompanying consolidated financial statements include the accounts of the Bancorp and its wholly-owned subsidiary, the Bank. All significant inter-company accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and results of operations for the periods indicated. Actual results could differ significantly from those estimates.


Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

While management uses available information to recognize estimated losses on loans, future additions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Investment Securities

Investment securities held to maturity are comprised of debt securities that the Company has the positive intent and ability to hold to maturity. Such securities are stated at cost, adjusted for amortization of premiums and accretion of discounts using a method that approximates a level yield.

Securities to be held for indefinite periods of time and not intended to be held to maturity, including all equity securities, are classified as available for sale. Securities available for sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. Securities available for sale are carried at estimated fair value and unrealized holding gains and losses on such securities are excluded from earnings and reported as a separate component of shareholders'equity. Gains and losses on sales of securities are based on the identifiable cost and are accounted for on a trade date basis.

Loans

Loans are stated at unpaid principal balances, less unearned income and deferred loan fees and costs. Interest on loans is




                                               MONMOUTH COMMUNITY BANCORP    F-7
credited to operations based upon the principal amount outstanding.

Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount is amortized over the estimated life of the loan on a basis that approximates a level yield.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows, or, as a practical expedient, at the loan's observable market price, or the fair value of the underlying collateral, if the loan is collateral dependent. Conforming residential mortgage loans, home equity and second mortgages, and loans to individuals are excluded from the definition of impaired loans as they are characterized as smaller balance, homogeneous loans and are collectively evaluated.

The accrual of income on loans, including impaired loans, is generally discontinued when a loan becomes more than 90 days delinquent as to principal or interest or when other circumstances indicate that collection is questionable, unless the loan is well secured and in the process of collection. Income on non-accrual loans, including impaired loans, is recognized only in the period in which it is collected, and only if management determines that the loan principal is fully collectible. Loans are returned to an accrual status when a loan is brought current as to principal and interest and reasons indicating doubtful collection no longer exist.

The allowance for loan losses is based on management's evaluation of the adequacy of the allowance based on known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current economic conditions. Additions to the allowance arise from charges to operations through the provision for loan losses or from the recovery of amounts previously charged off. The allowance is reduced by charge-offs. Management believes that the allowance for loan losses is adequate.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is charged to operations on a straight-line basis over the estimated useful lives of the assets or, in the case of leasehold improvements, the lease period, if shorter. Gains or losses on dispositions are reflected in current operations. Maintenance and repairs are charged to expense as incurred.

Income Taxes

Income taxes are accounted for under the asset and liability method. Current income taxes are provided for based upon amounts estimated to be currently payable, for both Federal and state income taxes. Deferred Federal and state tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial statement and tax bases of existing assets and liabilities. Deferred tax assets are recognized for future deductible temporary differences and tax loss carryforwards if their realization is "more likely than not." The effect of a change in the tax rate on deferred taxes is recognized in the period of the enactment date.

Net Income Per Share

Basic and diluted net income per share for 2001 is calculated by dividing the net income of $537,000 by the weighted average number of shares outstanding of 1,023,415. Stock options to purchase 122,525 shares of the Company's common stock at an average exercise price of $10.08 were excluded from the net income per share calculation because they were anti-dilutive. Basic and diluted net income per share for 2000 is calculated by dividing the income of $253,000 by the weighted average number of shares outstanding of 1,023,415. Options to purchase 41,730 shares of the Company's common stock at an average exercise price of $9.75 were excluded from the net income per share calculation in 2000 because they were anti-dilutive. All share amounts have been restated for the effect of a 5% stock distribution paid on December 31, 2001 and 2000.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Federal funds sold are generally sold for one-day periods.

(2)  Cash and Due from Banks

 The Company is required to maintain reserve balances with the Federal Reserve Bank. As of December 31, 2001, the Company had a reserve balance of approximately $1.6 million. The Company was not required to maintain any other reserve balances.

F-8    MONMOUTH COMMUNITY BANCORP

(3)  Securities

The amortized cost, gross unrealized gains and losses, and estimated market value of investment securities held to maturity and securities available for sale at December 31, 2001 and 2000 are as follows (in thousands):


                                                                        2001
------------------------------------------------------------------------------------------------------------
                                                                  Gross       Gross         Estimated
                                                 Amortized      unrealized  unrealized       market
                                                   cost           gains       losses         value
============================================================================================================
Investment securities held to maturity-

U.S. Treasury securities and obligations of
U.S. Government sponsored agencies                 $12,000       $   109       $    84       $12,025
Mortgage-backed securities of U.S. Government
sponsored agencies                                  15,289           129            15        15,403
------------------------------------------------------------------------------------------------------------
Total                                              $27,289       $   238       $    99       $27,428
============================================================================================================

Securities available for
sale-

U.S. Treasury securities and obligations of
U.S. Government sponsored agencies                 $ 3,002       $    55       $    --       $ 3,057
Mortgage-backed securities of U.S. Government
sponsored agencies                                   9,607            76            61         9,622
------------------------------------------------------------------------------------------------------------
Total                                              $12,609       $   131       $    61       $12,679
============================================================================================================




                                                                        2000
------------------------------------------------------------------------------------------------------------
                                                                  Gross       Gross         Estimated
                                                 Amortized      unrealized  unrealized       market
                                                   cost           gains       losses         value
============================================================================================================
Investment securities held to maturity-

U.S. Treasury securities and obligations of
U.S. Government sponsored agencies                 $ 9,500       $    75       $    12       $ 9,563
Mortgage-backed securities of U.S. Government
sponsored agencies                                   5,839            67            --         5,906
------------------------------------------------------------------------------------------------------------
Total                                              $15,339       $   142       $    12       $15,469
============================================================================================================

Securities available for
sale-

U.S. Treasury securities and obligations of
U.S. Government sponsored agencies                 $ 3,007       $    --       $    --       $ 3,007
============================================================================================================




                                               MONMOUTH COMMUNITY BANCORP    F-9

The amortized cost and estimated market value of investment securities held to maturity and debt securities available for sale at December 31, 2001 by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                 Estimated
                                                 Amortized         market
                                                    cost           value
================================================================================
Investment securities held to maturity-
Due after one year through five years           $    12,832     $  12,878
Due after ten years                                  14,457        14,550
--------------------------------------------------------------------------------
Total                                           $    27,289     $  27,428
================================================================================
Securities available for sale-
Due after one year through five years           $     3,002     $   3,057
Due after the fifth year through
tenth year                                            4,072         4,011
Due after ten years                                   5,535         5,611
--------------------------------------------------------------------------------
Total                                           $    12,609     $  12,679
================================================================================


At December 31, 2001 and 2000, there were $19,920,000 and $11,032,000, respectively, of investment securities pledged to secure public funds or for any other purposes required by law.


(4)  Loans

Loans at December 31, 2001 and 2000 are summarized as follows (in thousands):


                                                     2001          2000
================================================================================
Commercial and industrial loans                 $    23,212     $  18,165
Real estate loans - commercial                       27,229        19,103
Home equity and second mortgages                     11,182         9,279
Consumer loans                                        1,113         1,047
--------------------------------------------------------------------------------
                                                     62,736        47,594
Less:
Allowance for loan losses                               855           650
--------------------------------------------------------------------------------
                                                $    61,881     $  46,944
================================================================================


A substantial portion of the Company's loans are secured by real estate and to borrowers located in New Jersey, primarily in Monmouth County. Accordingly, as with most financial institutions in the market area, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in market conditions in these areas. Activity in the allowance for loan losses for the years ended December 31, 2001 and 2000 is summarized as follows (in thousands):

                                                          2001      2000
================================================================================
Balance at beginning of year                             $ 650    $ 359
Provision for loan losses                                  211      291
Charge-offs                                                 (6)      --
--------------------------------------------------------------------------------
Balance at end of year                                   $ 855    $ 650
================================================================================

At December 31, 2001 and 2000, the Company had no non-accrual or impaired loans.

The Company is party to financial instruments with off- balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include unused lines of credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the financial statements. The contract or notional amounts of these instruments express the extent of involvement the Company has in each category of financial instruments.

The Company's exposure to credit loss from nonperformance by the other party to the above-mentioned financial instruments is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The contract or notional amount of financial instruments whose contract amounts represent credit risk at December 31, 2001 and 2000 is as follows (in thousands):



                                                          2001      2000
================================================================================
Standby letters of credit                                $ 858    $ 705
Outstanding loan and credit
line commitments                                      $ 15,551  $ 8,042
================================================================================

Standby letters of credit are conditional commitments issued by the Company guaranteeing performance by a customer to a third party. Outstanding loan commitments represent the unused portion of loan commitments available to individuals and companies as long as there is no violation of any condition established in the contract. Outstanding loan commitments generally have a fixed expiration date of one year or less, except for home equity loan commitments which generally have an expiration date of up to 15 years. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based upon manage-


F-10    MONMOUTH COMMUNITY BANCORP
ment's credit evaluation of the customer. Various types of collateral may be held, including property and marketable securities. The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers.

(5) Premises and Equipment

Premises and equipment at December 31, 2001 and 2000 is summarized as follows (in thousands):

                                                    2001         2000
================================================================================
Leasehold improvements                           $   856      $   495
Equipment                                            868          571
--------------------------------------------------------------------------------
                                                   1,724        1,066
Accumulated depreciation and
amortization                                        (424)        (262)
--------------------------------------------------------------------------------
                                                 $ 1,300      $   804
================================================================================


Depreciation and amortization expense amounted to $162,000 and $124,000 in 2001 and 2000, respectively.


(6)  Deposits

Interest-bearing deposits at December 31, 2001 and 2000 consist of the following (in thousands):

                                                           2001        2000
================================================================================
Savings and N.O.W. accounts                             $63,603     $35,753
Certificates of deposit of less than
$ 100,000                                                12,308       8,462
Certificates of deposit of $100,000
or more                                                  15,766      14,144
--------------------------------------------------------------------------------
Total                                                   $91,677     $58,359
================================================================================

At December 31, 2001, certificates of deposit mature as follows: 2002- $24,986,000; 2003- $333,000; 2004- $2,193,000 and 2005- $562,000.

(7)  Income Taxes

A reconciliation between the reported income taxes and income taxes which would be computed by applying the normal Federal income tax rate 34% to income before taxes of follows (in thousands):


                                                         2001       2000

================================================================================
Federal income tax                                      $ 183      $  86
State income tax effect, net of Federal
tax effect                                                 33         15
Other                                                       3          2
--------------------------------------------------------------------------------
                                                          219        103

Change in valuation reserve                              (218)      (103)
--------------------------------------------------------------------------------
                                                        $   1      $  --
================================================================================



The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are as follows (in thousands):


                                                 2001       2000
================================================================================
Deferred tax assets:
Allowance for loan losses                       $ 292      $ 224
Organizational and start-up costs                  53         74

Net operating loss carry forwards                 237        453

Allowance for uncollected interest                 11          9

Charitable contribution carryover                   0          3
--------------------------------------------------------------------------------
Gross deferred tax assets                         593        763

    Less - valuation reserve                     (247)      (493)
--------------------------------------------------------------------------------

Deferred tax assets, net                          346        270


Deferred tax liabilities:
Deferred loan costs                                31         28
Depreciation                                       32         24
Unrealized gain - securities
   available for sale                              28         --
Accrual to cash adjustment                        255        218
--------------------------------------------------------------------------------
Gross deferred tax liabilities                    346        270

--------------------------------------------------------------------------------

Net deferred tax assets                         $  --       $ --
================================================================================







                                              MONMOUTH COMMUNITY BANCORP    F-11

(8) Commitments and Contingencies

At December 31, 2001, the Company was obligated under non-cancelable lease agreements for premises. The leases provide for increased rentals based upon increases in real estate taxes and the cost of living index. Minimum rental payments under the terms of these leases are as follows (in thousands):




                2002                                     $ 235

                2003                                       235

                2004                                       155

                2005                                       126

                2006                                       102

                2007 and thereafter                         81
                ------------------------------------------------
                Total                                    $ 934
                ================================================

Total rent expense was $174,000 and $134,000 in 2001 and 2000, respectively.


Related Party Transactions

The Company has entered into two (2) lease agreements for both branch and administrative office space. Certain members of the Board of Directors of the Company hold an ownership interest in the leased properties. The negotiations with respect to the leased space were conducted at arms-length and the lease amount to be paid by the Bank was determined by an independent appraiser to be at fair market value. Total lease payments for the years 2001 and 2000 were $73,000 and $68,000, respectively.


(9)  Regulatory Matters

Subject to applicable law, the Board of Directors of the Bank may provide for the payment of dividends. Prior approval of the OCC is required to the extent that the total of all dividends to be declared by the Bank in any calendar year exceeds net profits, as defined, for that year combined with its retained net profits from the preceding two calendar years less any transfers to capital surplus.

The Bank and Bancorp are subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guide- lines and the regulatory framework for prompt corrective action, the Bank and Bancorp must meet specific capital guidelines that involve quantitative measures of the Bank and Bancorp's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized."
Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with its primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on asset growth and executive compensation and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution by the regulatory agencies, including requirements to raise additional capital, sell assets or sell the entire institution. Once an institution becomes "critically undercapitalized," it must generally be placed in receivership or conservatorship within 90 days. An institution is deemed to be "critically undercapitalized "if it has a tangible equity ratio, as defined, of 2% or less.

To be considered "well capitalized," an institution must generally have a leverage ratio (Tier 1 capital to total assets), as defined, of at least 5%, a Tier 1 risk-based capital ratio, as defined, of at least 6%, and a total risk-based capital ratio, as defined, of at least 10%. Management believes that, as of December 31, 2001, the Bank and Bancorp meet all capital adequacy requirements of its regulators. Further, the most recent regulatory notification categorized the Bank and Bancorp as well-capitalized under the prompt corrective action regulations.


F-12   MONMOUTH COMMUNITY BANCORP

The following is a summary of the Bank and Bancorp's actual capital amounts and ratios as of December 31, 2001 and 2000, compared to the minimum capital adequacy requirements and the requirements for classification as a "well-capitalized" institution (dollars in thousands):





                                                       December 31, 2001
------------------------------------------------------------------------------------------------------------
                                                                  Minimum                Classification
                                                                  capital                as well
                                      Actual                      adequacy               capitalized
------------------------------------------------------------------------------------------------------------
                                    Amount          Ratio         Amount    Ratio        Amount    Ratio
------------------------------------------------------------------------------------------------------------
Leverage (Tier 1)                 $   8,822         7.68%    $    4,592      4.00%     $   5,740        5.00%
capital
Risk-based
capital:
Tier 1                                8,822         11.60         3,041      4.00          4,562        6.00
Total                                 9,677         12.73         6,082      8.00          7,603       10.00




                                                        December 31, 2000
------------------------------------------------------------------------------------------------------------
                                                                  Minimum                Classification
                                                                  capital                as well
                                      Actual                      adequacy               capitalized
------------------------------------------------------------------------------------------------------------
                                    Amount          Ratio         Amount    Ratio        Amount    Ratio
------------------------------------------------------------------------------------------------------------
Leverage (Tier 1)                 $   8,286         11.02%   $    3,008      4.00%     $   3,760       5.00%
capital
Risk-based
capital:
Tier 1                                8,286         15.99         2,073      4.00          3,109        6.00
Total                                 8,936         17.24         4,146      8.00          5,183       10.00


(10) Stock Option Plan

In 2000, the Company established an Employee and Director Stock Option Plan. The Plan provides for the granting of options to purchase in aggregate up to 500,000 shares of the Company's common stock. As of December 31, 2001 and 2000, 89,891 and 41,730 options have been granted to employees which vest over a period of time with credit received for past service with the Company for the options granted in 2000.

A summary of the the Company's stock options status as of and for the years ended December 31, 2001 and 2000 is presented below:

                                                    2001                                 2000
---------------------------------------------------------------------------------------------------

                                                 Weighted average               Weighted average
                                      Shares      exercise price     Shares      exercise price
---------------------------------------------------------------------------------------------------
Outstanding at beginning of year      41,730      $    9.57                --       $     --
Granted                               89,891          10.27            41,730           9.57
Forfeited                             (9,096)          9.75                --             --
---------------------------------------------------------------------------------------------------
Outstanding at end of year           122,525          10.13            41,730           9.57
===================================================================================================
Options exercisable at year end       45,369          10.09            23,404           9.43
Weighted average fair value of
options
granted during the year                   --      $    3.23                --       $   3.31







                                              MONMOUTH COMMUNITY BANCORP    F-13

The following table summarizes information about stock options outstanding at December 31, 2001:


                             Options Outstanding and Exercisable
-----------------------------------------------------------------------------
                                     Weighted
                                      average                Weighted
Number                               remaining                average
outstanding      Exercisable      contractual life        exercise price
-----------------------------------------------------------------------------
32,634            24,369            104 Months                $   9.75
55,241                --            116 Months                $  10.10
31,500            21,000            109 Months                $  10.48
3,150                 --            120 Months                $  11.43
==============================================================================

Had compensation cost for the Company's stock options been determined consistent with SFAS No. 123, the Company's net income and related per share amounts for 2001 and 2000 would have been reduced to the following pro forma amounts:


                                      2001            2000
===========================================================
Net income
As Reported                    $   537,000     $   253,000
Pro Forma                      $   441,000     $   159,000


Net income per share-basic
and diluted
As Reported                    $      0.52     $      0.25
Pro Forma                      $      0.43     $      0.16


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for 2001 and 2000 grants: dividend yield of 0%, expected volatility of 25%; risk free interest rate of 4.65% and 5.75% respectively; and expected lives of five years.



(11) Fair Value of Financial Instruments

The following fair value estimates, methods and assumptions were used to measure the fair value of each class of financial instruments for which it is practical to estimate such value:

Cash and Cash Equivalents

As cash and cash equivalents are short-term in nature, the carrying amount was considered to be a reasonable estimate of fair value.

Securities

Securities were valued based upon quoted market prices, if available, to determine fair value. If a quoted market price was not available, fair values were estimated using quoted market prices for similar securities.

Loans

Fair values were estimated for portfolios of performing loans with similar characteristics. For certain similar types of loans, such as residential mortgages, fair value was estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other performing loan types was estimated by discounting total future cash flows using market discount rates that reflect the credit and interest rate risk inherent in the loan.

Commitments to Extend Credit

The majority of the Bank's commitments to extend credit carry current market rates if converted to loans. Therefore, the estimated fair value is approximated by the recorded deferred fee amounts. Such amounts are immaterial to the financial statements of the Bank and, therefore, are not separately disclosed.

Deposit Liabilities

The fair value of demand, savings, N.O.W. and money market deposits is the amount payable on demand at December 31, 2001. The fair value of certificates of deposit was based on the discounted value of contractual cash flows. The discount rate was estimated utilizing the rates currently offered for deposits of similar remaining maturities.

Limitations

Fair value estimates were made at December 31, 2001, based upon pertinent market data and relevant information on each financial instrument. The Company's total assets at December 31, 2000 were $80,805,000 and the Company was therefore

F-14   MONMOUTH COMMUNITY BANCORP
not required to provide fair value disclosures for financial instruments. These estimates do not include any premium or discount that could result from an offer to sell the Company's entire holdings of a particular financial instrument or category thereof at one time. Since no market exists for a substantial portion of the Company's financial instruments, fair value estimates were necessarily based on judgments with respect to future loss experience, current economic conditions, risk assessments of various financial instruments involving a myriad of individual borrowers, and other factors. Given the innately subjective nature of these estimates, the uncertainties surrounding them and other matters of significant judgment that must be applied, these fair value estimations cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates. Since these fair value approximations were made solely for the balance sheet financial instruments at December 31, 2001, no attempt was made to estimate the value of anticipated future business or the value of nonfinancial statement assets or liabilities. Furthermore, certain tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

The estimated fair values of the Company's financial instruments at December 31, 2001 are as follows (in thousands):

                                                  Book Value     Fair Value
-----------------------------------------------------------------------------
Financial Assets:
Cash and cash equivalents                       $    13,698    $  13,698
Investment securities available
  for sale                                           12,679       12,679
Investment securities held
  to maturity                                        27,289       27,428
Loans, net                                           61,881       63,417


Financial Liabilities:
Deposits                                        $   108,892    $ 110,253
=============================================================================


(12) Condensed Financial Statements
     of Monmouth Community Bancorp
     (Bancorp only)

The following information of the Bancorp as of and for the years ended December 31, 2001 and 2000 should be read in conjunction with the notes to the consolidated financial state-ments (in thousands):

Balance Sheets
------------------------------------------------------------------------
                                                   2001         2000
------------------------------------------------------------------------
Assets
Investment in subsidiary                        $ 8,892      $ 8,286
------------------------------------------------------------------------
Total assets                                      8,892        8,286
------------------------------------------------------------------------

Shareholders' Equity
Common stock                                         10           10
Additional paid-in-capital                        9,519        9,520
Retained earnings                                  (707)      (1,244)
Accumulated other comprehensive
  income                                             70           --
------------------------------------------------------------------------
Total shareholders' equity                      $ 8,892      $ 8,286
========================================================================

Statements of Income                               2001         2000
------------------------------------------------------------------------
Equity in undistributed earnings
  of Bank                                       $   537      $   253
------------------------------------------------------------------------
Net income                                      $   537      $   253
========================================================================

Statements of Cash Flows                           2001         2000
------------------------------------------------------------------------
Net income                                      $   537      $   253
Less equity in undistributed
earnings of the Bank                               (537)        (253)
------------------------------------------------------------------------

Net cash provided by operating
activities                                           --           --
------------------------------------------------------------------------

Cash and cash equivalents at
beginning of period                                  --           --
------------------------------------------------------------------------

Cash and cash equivalents at
the end of period                               $    --       $   --
========================================================================



                                              MONMOUTH COMMUNITY BANCORP    F-15


Monmouth Community Bancorp and Subsidiary
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)


                                                                        March 31,      December 31,
Assets                                                                    2002             2001
--------------------------------------------------------------------------------------------------
Cash and due from banks                                               $   5,302         $   3,798
Federal funds sold                                                        9,725             9,900
Investment securities held to maturity (market value of
     $28,391 and $27,428 at March 31, 2002
     and December 31, 2001, respectively)                                28,406            27,289
Investment securities available for sale, at market value                14,175            12,679
Loans, net                                                               70,387            61,881
Premises and equipment                                                    1,291             1,300
Other assets                                                              1,126             1,177

--------------------------------------------------------------------------------------------------
                    Total assets                                      $ 130,412         $ 118,024
==================================================================================================


Liabilities and Shareholders' Equity
--------------------------------------------------------------------------------------------------

Deposits:
     Non-interest bearing                                             $  20,029         $  17,215
     Interest bearing                                                   101,320            91,677
--------------------------------------------------------------------------------------------------
                                                                        121,349           108,892


Accrued expenses and other liabilities                                      168               240
--------------------------------------------------------------------------------------------------


                    Total liabilities                                   121,517           109,132
--------------------------------------------------------------------------------------------------


Shareholders' equity:
     Common stock, par value $0.01 per share.  Authorized
          100,000,000 shares and issued and outstanding
          1,023,415 shares at March 31, 2002 and
          December 31, 2001, respectively                                    10                10
     Additional paid-in capital                                           9,519             9,519
     Accumulated other comprehensive (loss)/income                          (30)               70
     Accumulated deficit                                                   (604)             (707)
--------------------------------------------------------------------------------------------------
                    Total shareholders' equity                            8,895             8,892

--------------------------------------------------------------------------------------------------
                    Total liabilities and shareholders' equity        $ 130,412         $ 118,024
==================================================================================================

See accompanying notes to consolidated financial statements.


F-16 MONMOUTH COMMUNITY BANCORP


Monmouth Community Bancorp and Subsidiary
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

                                                                           Three Months Ended March 31,
                                                                                2002          2001
-----------------------------------------------------------------------------------------------------
Interest and dividend income:
     Interest and fees on loans                                                $1,168        $1,033
     Interest on securities available for sale                                    185            48
     Interest on securities held to maturity                                      387           313
     Interest on federal funds sold and due from banks                             45           156
-----------------------------------------------------------------------------------------------------
                    Total interest income                                       1,785         1,550

Interest expense - interest on deposits                                           620           704
-----------------------------------------------------------------------------------------------------
                    Net interest income                                         1,165           846

Provision for loan losses                                                         112            29
-----------------------------------------------------------------------------------------------------
                    Net interest income after provision for loan loss           1,053           817
-----------------------------------------------------------------------------------------------------

Other income:
     Service charges on deposit accounts, commissions and fees                     77            99
     Other service charges, commissions and fees                                   58            15
-----------------------------------------------------------------------------------------------------
                    Total other income                                            135           114
-----------------------------------------------------------------------------------------------------

Other expenses:
     Salaries and employee benefits                                               567           383
     Data processing                                                              102            75
     Occupancy expenses                                                            96            71
     Other expenses                                                               320           231
-----------------------------------------------------------------------------------------------------
               Total other expenses                                             1,085           760
-----------------------------------------------------------------------------------------------------

               Income before income taxes                                         103           171

Income taxes                                                                       --            --

-----------------------------------------------------------------------------------------------------
               Net income                                                      $  103        $  171
=====================================================================================================

Net income per share - Basic and Diluted                                       $ 0.10        $ 0.17
=====================================================================================================

See accompanying notes to consolidated financial statements.


                                              MONMOUTH COMMUNITY BANCORP    F-17


Monmouth Community Bancorp and Subsidiary
CONSOLIDATED STATEMENTS OF CASHFLOWS
(in thousands)

                                                                                  Three Months Ended March 31,
                                                                                      2002             2001
--------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income                                                                     $    103         $    171
     Adjustments to reconcile net income to net cash
          provided by operating activities:
               Provision for loan losses                                                 112               29
               Depreciation and amortization                                              53               38
               Net premium (discount) amortization (accretion)
                    on held to maturity securities                                        32               (1)
               Net premium amortization on available for sale securities                  16                1
               Decrease (increase) other assets                                           51              (48)
               (Decrease) increase in accrued expenses and other liabilities             (72)              71
--------------------------------------------------------------------------------------------------------------
                    Net cash provided by operating activities                            295              261
--------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
     Purchase of investment securities held to maturity                               (3,032)          (3,603)
     Purchase of investment securities available for sale                             (1,935)          (3,077)
     Maturities of and paydowns on investment securities held to maturity              1,883            2,737
     Maturities of and paydowns on investment securities available for sale              323               --
     Net increase in loans                                                            (8,618)          (2,115)
     Purchases of premises and equipment                                                 (44)             (30)
--------------------------------------------------------------------------------------------------------------
                    Net cash used in investment activities                           (11,423)          (6,088)
--------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
     Net increase (decrease) in non-interest bearing deposits                          2,814             (380)
     Net increase in interest bearing deposits                                         9,643            9,999
--------------------------------------------------------------------------------------------------------------
                    Net cash provided by financing activities                         12,457            9,619
--------------------------------------------------------------------------------------------------------------

                    Increase in cash and cash equivalents                              1,329            3,792

Cash and cash equivalents at beginning of period                                      13,698           14,050
--------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                          $ 15,027         $ 17,842
==============================================================================================================

Cash paid during the period for:
     Interest                                                                       $    624         $    685
==============================================================================================================
     Income taxes                                                                   $     --         $     --
==============================================================================================================


See accompanying notes to consolidated financial statements.



F-18 MONMOUTH COMMUNITY BANCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MARCH 31, 2002 (UNAUDITED)

(1) BASIS OF PRESENTATION

     The accompanying unaudited Consolidated Financial Statements included herein have been prepared by Monmouth Community Bancorp (the "Holding Company"), in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to such rules and regulations. These Consolidated Financial Statements should be read in conjunction with the audited financial statements and the notes thereto.

     In the opinion of the Holding Company, all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of the operating results for the interim periods have been included. The results of operations for periods of less than a year are not necessarily indicative of results for the full year.

(2) NET INCOME PER COMMON SHARE

     Basic and diluted net income per common share for March 31, 2002 is calculated by dividing the net income of $103,000 by the weighted average number of shares outstanding of 1,023,415. Stock options to purchase 149,525 shares of the Holding Company's common stock at an average exercise price of $10.97 were excluded from the net income per share calculation because they were anti-dilutive.

     Basic and diluted net income per common share for March 31, 2001 is calculated by dividing the net income of $171,000 by the weighted average number of shares outstanding of 1,023,415. Stock options to purchase 73,230 shares of the Holding Company's common stock at an average exercise price of $10.20 were excluded from the net income per share calculation because they were anti-dilutive.



                                              MONMOUTH COMMUNITY BANCORP    F-19

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers.


     Section 14A:2-7 of the New Jersey Business Corporation Act permits a corporation organized under the laws of the State of New Jersey to limit in the corporation's certificate of incorporation the personal liability of the corporation's directors and officers to the corporation and its shareholders. Monmouth Community Bancorp (the "Registrant") has limited in its Certificate of Incorporation the personal liability of its directors and officers to the Registrant and its shareholders to the extent permitted by Section 14A:2-7 of the New Jersey Business Corporation Act. The Registrant's Certificate of Incorporation specifically provides that a director or officer of the Registrant shall have no personal liability to the Registrant or its shareholders for damages for a breach of fiduciary duty, provided that liability shall not be eliminated for breaches of the duty of loyalty to the Registrant and its shareholders, for acts or omissions not in good faith or which involve a knowing violation of law, or for any transactions from which the director or officer derived an improper personal benefit.

     See Article VI of the Registrant's Certificate of Incorporation, filed as
Exhibit 3.1 to this Registration Statement, for a complete description of the limitation on the personal liability of the Registrant's directors and officers to the Registrant and its shareholders.

     Section 14A:3-5 of the New Jersey Business Corporation Act permits a corporation organized under the laws of the State of New Jersey to indemnify corporate agents, including directors and officers, against expenses and liabilities incurred in connection with proceedings brought against any such person in his or her capacity as an agent of the corporation. In order to be eligible for indemnification, the corporate agent must have acted in good faith and with the belief that his or her actions were consistent with the best interests of the corporation, and in the case of criminal proceedings, the agent must have acted without reason to believe that his or her actions were unlawful. Prior to any final determination against the corporate agent, the corporation may advance funds to pay for the agent's expenses, provided that the agent agrees to repay the funds if it is ultimately determined that the agent is not entitled to indemnification. The Registrant's By-laws expressly authorize us to provide this indemnification to our directors and officers.

     The Registrant's By-laws also permit us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the Registrant's request as a director, officer, employee or agent of another entity, against any liability asserted against or incurred by such person, in any such capacity or arising from his or her status as such, whether or not the Registrant would have the power to indemnify the person against such liability under the By-laws. In that connection, the Registrant maintains a liability insurance policy providing coverage for the directors and officers of the Registrant and Monmouth Community Bank in an amount up to an aggregate limit of $5,000,000 for any single occurrence.

     See Article XI of the Registrant's By-laws, filed as Exhibit 3.2 to this Registration Statement, for a complete description of the indemnification provided by the Registrant to its directors and officers.

Item 25.  Other Expenses of Issuance and Distribution.

           SEC registration fee...............................    $      1,469
           Accounting fees and expenses (estimated)...........          25,000
           Legal fees and expenses (estimated)................          75,000
           Printing and engraving costs (estimated)...........          10,000
           Blue Sky fees and expenses (estimated).............           2,500
           Transfer Agent and Registrar fees and expenses
           (estimated)........................................           2,500
           Miscellaneous costs and expenses (estimated).......          10,000
           Total (estimated)                                      $    126,469


Item 26.  Recent Sales of Unregistered Securities.


     On March 16, 2000, Monmouth Community Bank and the Registrant entered into a Plan of Acquisition, pursuant to which Monmouth Community Bank was reorganized into a holding company structure whereby each share of Monmouth Community Bank common stock was transferred to the Registrant in exchange for one share of the Registrant's common stock. The Plan of Acquisition was approved by the stockholders of Monmouth Community Bank at Monmouth Community Bank's 2000 annual meeting of stockholders and went into effect on August 31, 2000. Pursuant to the Plan of Acquisition, the Registrant issued 928,420 shares of its common stock for the outstanding common stock of Monmouth Community Bank. The shares of the Registrant's common stock issued upon consummation of the Plan of Acquisition were exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 3(a)(12) thereof.

     On August 31, 2000, the Registrant granted non-qualified stock options to purchase 19,600 shares of its common stock under the Registrant's Stock Option Plan to certain employees of Monmouth Community Bank. The exercise price of each of the non-qualified stock options granted by the Registrant to the employees of Monmouth Community Bank was $10.75, which was equal to the last trading price of the common stock on the NASDAQ OTC Bulletin Board on the date of grant of the non-qualified stock options. The grant of the non-qualified stock options was made in reliance on the exemption provided by Rule 701.

     On August 31, 2000, the Registrant granted non-qualified stock options to purchase 10,000 shares of its common stock under the Registrant's Stock Option Plan to the President of the Registrant and Monmouth Community Bank, pursuant to an agreement between the President and Monmouth Community Bank that was entered into when the President agreed to join Monmouth Community Bank as President (the

"Engagement Agreement"). Pursuant to the Engagement Agreement, the exercise price of each of the non-qualified stock options granted by the Registrant to its President was $10.00. The grant of the non-qualified stock options was made in reliance on the exemption provided by Rule 701.

     On January 31, 2001, each outside member of the Board of Directors of the Registrant (i.e., all directors other than James S. Vaccaro and Richard O. Lindsey) was granted non-qualified stock options under the Registrant's Stock Option Plan. Each outside director was granted non-qualified stock options to purchase 3,000 shares of the Registrant's common stock. The total number of shares subject to the non-qualified stock options granted to outside directors was 30,000. The exercise price of each of the non-qualified stock options granted by the Registrant to the outside directors was $11.00 per share, which was equal to the last trading price of the common stock on the NASDAQ OTC Bulletin Board on the date of grant of the non-qualified stock options. The grant of the non-qualified stock options was made in reliance on the exemption provided by Rule 701.

     On August 31, 2001, the Registrant granted non-qualified stock options to purchase 52,610 shares of its common stock under the Registrant's Stock Option Plan to certain employees of Monmouth Community Bank. The exercise price of each of the non-qualified stock options granted by the Registrant to the employees of Monmouth Community Bank was $10.60, which was equal to the last trading price of the common stock on the NASDAQ OTC Bulletin Board on the date of grant of the non-qualified stock options. The grant of the non-qualified stock options was made in reliance on the exemption provided by Rule 701.

     On December 24, 2001, the Registrant granted non-qualified stock options to purchase 3,000 shares of its common stock under the Registrant's Stock Option Plan to certain employees of Monmouth Community Bank. The exercise price of each of the non-qualified stock options granted by the Registrant to the employees of Monmouth Community Bank was $12.00, which was equal to the last trading price of the common stock on the NASDAQ OTC Bulletin Board on the date of grant of the non-qualified stock options. The grant of the non-qualified stock options was made in reliance on the exemption provided by Rule 701.

     On February 28, 2002, each outside member of the Board of Directors of the Registrant was granted non-qualified stock options under the Registrant's Stock Option Plan. Each outside director was granted non-qualified stock options to purchase 3,000 shares of the Registrant's common stock. The total number of shares subject to the non-qualified stock options granted to outside directors was 27,000. The exercise price of each of the non-qualified stock options granted by the Registrant to the outside directors was $15.00 per share, which was equal to the last trading price of the common stock on the NASDAQ OTC Bulletin Board on the date of grant of the non-qualified stock options. The grant of the non-qualified stock options was made in reliance on the exemption provided by Rule 701.

     The disclosures in this Item 26 with respect to the grant of non-qualified stock options do not reflect any adjustment to the number of shares subject to the non-qualified stock options or the exercise price of the non-qualified stock options resulting from the 5% stock distributions to the shareholders of the Registrant on December 31, 2001 and December 31, 2000, respectively.


Item 27.  Index to Exhibits

        The following exhibits are filed as part of this Registration Statement:

       Exhibit No.                     Description of Exhibit
       -----------                     ----------------------


          2.1 Plan of Acquisition of all of the outstanding stock of Monmouth Community Bank by the Registrant, entered into as of March 16, 2000 by Monmouth Community Bank and the Registrant.


          3.1     Certificate of Incorporation of the Registrant.

          3.2     By-laws of the Registrant.


          x4. Specimen certificate representing the Registrant's common stock.

          x5. Opinion of Giordano, Halleran & Ciesla, a Professional Corporation, including consent of such counsel.


          10.1    Registrant's Stock Option Plan.


          x10.2 Indenture of Lease between Monmouth Community Bank (then in organization), as Tenant, and KFC Associates, as Landlord, dated June 26, 1997, for the premises located at 627 Second Avenue, Long Branch, New Jersey.

          x10.3 Lease Agreement between Monmouth Community Bank, as Tenant, and Anthony S. Amoscato and Geraldine R. Amoscato, as Landlord, dated December 22, 1998, for the premises located at 700 Allaire Road, Spring Lake Heights, New Jersey.

          x10.4 Lease between Monmouth Community Bank, as Tenant, and MCB Associates, L.L.C., as Landlord, dated April 1, 1999, for the premises located at 6 West End Court, Long Branch, New Jersey, as amended by Addenda dated November 1, 1999, February 1, 2000, April 1, 2000, and July 15, 2000.

          x10.5 Shopping Center Lease, Net Building and Land Lease, between Monmouth Community Bank, as Tenant, and Neptune Realty Associates, as Landlord, dated September 29, 2000, for the premises located at the Neptune City Shopping Center, Neptune City, New Jersey.

          x10.6 Lease Agreement (Business and Commercial) between Monmouth Community Bank, as Tenant, and Frank Santangelo, as Landlord, dated June 22, 2001, for the premises located at 700 Branch Avenue, Little Silver, New Jersey.

          x10.7 Services Agreement between Monmouth Community Bank and Bisys, Inc., dated April 27, 1998, with Additional Services Agreements and Addenda.

          x10.8 QuestPoint Check Services Agreement between Monmouth Community Bank and QuestPoint Check Services, L.P., dated as of August 1, 1998.

          21.     Subsidiaries of the Registrant.


          x23.1   Consent of KPMG LLP.


          23.2 Consent of Giordano, Halleran & Ciesla, a Professional Corporation (filed with Exhibit 5.).

          24. Powers of Attorney of officers and directors of the Registrant (included in the signature page to this Registration Statement).


          x99.1   Form of Rights Exercise Notice.

          x99.2   Form of Subscription Agreement.


---------------------------


x  Filed with Amendment No. 1 to the Registration Statement.



Item 28.  Undertakings.

(a) The undersigned Registrant hereby undertakes as follows:

    (1) The Registrant will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

         (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

         (iii) include any additional or changed material information on the plan of distribution.

    (2) The Registrant will, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) The Registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Long Branch, State of New Jersey, on June 19, 2002.



                                  MONMOUTH COMMUNITY BANCORP




                                     By:  /s/ James S. Vaccaro
                                          ------------------------------------

                                   Name:  James S. Vaccaro
                                  Title:  Chairman and Chief Executive Officer





     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement was signed by the following persons in the capacities and on the dates stated.





        Signatures                      Title                   Date
        ----------                      -----                   ----


                              Chairman of the Board of     June 19, 2002
                              Directors and Chief
                              Executive Officer
                              (Principal Executive
   /s/ James S. Vaccaro       Officer)
   --------------------
     James S. Vaccaro

                              Senior Vice President        June 19, 2002
                              (Principal Financial and
 /s/ Anthony Giordano, III    Accounting Officer)
   --------------------
   Anthony Giordano, III

  /s/       *                 President and Director       June 19, 2002
   --------------------
    Richard O. Lindsey

            *                         Director             June 19, 2002
   --------------------
    John A. Brockriede

            *                         Director             June 19, 2002
   --------------------
      James G. Aaron

            *                         Director             June 19, 2002
   --------------------
      Mark R. Aikins

            *                         Director             June 19, 2002
   --------------------
   Nicholas A. Alexander

     /s/ Solomon Dwek                 Director             June 19, 2002
   --------------------
       Solomon Dwek

            *                         Director             June 19, 2002
   --------------------
      John F. McCann

            *                         Director             June 19, 2002
   --------------------
   Harold M. Miller, Jr.

            *                         Director             June 19, 2002
   --------------------
      Carmen M. Penta

            *                         Director             June 19, 2002
   --------------------
       Mark G. Solow


*By: /s/ James S. Vaccaro
     ---------------------
     James S. Vaccaro
     As Attorney in Fact

                           Monmouth Community Bancorp

                                Index to Exhibits


     Exhibit No.                          Description of Exhibit

        2.1 Plan of Acquisition of all of the outstanding stock of Monmouth Community Bank by the Registrant, entered into as of March 16, 2000 by Monmouth Community Bank and the Registrant.

        3.1       Certificate of Incorporation of the Registrant.

        3.2       By-laws of the Registrant.


         x4. Specimen certificate representing the Registrant's common stock.

         x5. Opinion of Giordano, Halleran & Ciesla, a Professional Corporation, including consent of such counsel.


        10.1      Registrant's Stock Option Plan.


       x10.2 Indenture of Lease between Monmouth Community Bank (then in organization), as Tenant, and KFC Associates, as Landlord, dated June 26, 1997, for the premises located at 627 Second Avenue, Long Branch, New Jersey.

       x10.3 Lease Agreement between Monmouth Community Bank, as Tenant, and Anthony S. Amoscato and Geraldine R. Amoscato, as Landlord, dated December 22, 1998, for the premises located at 700 Allaire Road, Spring Lake Heights, New Jersey.

       x10.4 Lease between Monmouth Community Bank, as Tenant, and MCB Associates, L.L.C., as Landlord, dated April 1, 1999, for the premises located at 6 West End Court, Long Branch, New Jersey, as amended by Addenda dated November 1, 1999, February 1, 2000, April 1, 2000, and July 15, 2000.

       x10.5 Shopping Center Lease, Net Building and Land Lease, between Monmouth Community Bank, as Tenant, and Neptune Realty Associates, as Landlord, dated September 29, 2000, for the premises located at the Neptune City Shopping Center, Neptune City, New Jersey.

       x10.6 Lease Agreement (Business and Commercial) between Monmouth Community Bank, as Tenant, and Frank Santangelo, as Landlord, dated June 22, 2001, for the premises located at 700 Branch Avenue, Little Silver, New Jersey.

       x10.7 Services Agreement between Monmouth Community Bank and Bisys, Inc., dated April 27, 1998, with Additional Services Agreements and Addenda.

       x10.8 QuestPoint Check Services Agreement between Monmouth Community Bank and QuestPoint Check Services, L.P., dated as of August 1, 1998. 21. Subsidiaries of the Registrant.

       x23.1      Consent of KPMG LLP.


        23.2 Consent of Giordano, Halleran & Ciesla, a Professional Corporation (filed with Exhibit 5.).

        24. Powers of Attorney of officers and directors of the Registrant (included in the signature page to this Registration Statement).


       x99.1      Form of Rights Exercise Notice.

       x99.2      Form of Subscription Agreement.



------------------------
x  Filed with Amendment No. 1 to the Registration Statement.